   As filed with the Securities and Exchange Commission on December 18, 1996.

                                                 Registration Statement No. 333-

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ASSOCIATED BANC-CORP
             (Exact Name of Registrant as Specified in its Charter)


                WISCONSIN                                 6711                              39-1098068
     (State or Other Jurisdiction of          (Primary Standard Industrial               (I.R.S. Employer
      Incorporation or Organization)           Classification Code Number)            Identification Number)

                             112 NORTH ADAMS STREET
                                 P.O. BOX 13307
                            GREEN BAY, WI 54307-3307
                                 (414) 433-3166
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 HARRY B. CONLON
                              ASSOCIATED BANC-CORP
                             112 NORTH ADAMS STREET
                                 P.O. BOX 13307
                            GREEN BAY, WI 54307-3307
                                 (414) 433-3166
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 with copies to:
       JAMES M. BEDORE, ESQ.                   ERICH MILDENBERG, ESQ.
    REINHART, BOERNER, VAN DEUREN,            DAVIS & KUELTHAU, S.C.
     NORRIS & RIESELBACH, S.C.                111 EAST KILBOURN AVENUE
       1000 NORTH WATER STREET                   MILWAUKEE,WI 53202
         P.O. BOX 92900                           (414) 276-0200
      MILWAUKEE, WI 53202-0900
         (414) 298-1000

         Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


===============================================================================
                            (THE FACING SHEET CONTINUES, AND THE CALCULATION OF
                           THE REGISTRATION FEE APPEARS, ON THE FOLLOWING PAGE)

                                                  CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------- ----------------------
  Title of Each Class                             Proposed Maximum       Proposed Maximum
   Of Securities To                                   Offering               Aggregate              Amount Of
     Be Registered             Amount To           Price Per Unit         Offering Price        Registration Fee
                           Be Registered(1)
--------------------------------------------------------------------------------------------- ----------------------
Common Stock, $0.01
par value per
share                          345,304            Not Applicable         Not Applicable          $2,512.54(2)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------



===============================================================================


(1) Represents an estimate of the number of shares of the Common Stock of the Registrant that will be issued under the Agreement and Plan of Merger assuming 172,652 shares of the Common Stock of Centra Financial, Inc. are outstanding on the effective date of the Merger and assuming a Daily Average Price (as defined in the Agreement and Plan of Merger using the ten trading day period ending December 16, 1996) of the Registrant's Common Stock of $42.425 per share (as determined pursuant to a formula in the Agreement and Plan of Merger). This number is subject to adjustment in the event of a change in the number of outstanding shares of the Common Stock of Centra Financial, Inc. or a change in the market value of the Registrant's Common Stock. Accordingly, this Registration Statement covers any additional shares of the Common Stock of the Registrant which may be required to be issued by reason of such adjustments. Subject to increase in accordance with Rule 416(a) and (b) under the Securities Act of 1933, as amended, pursuant to stock splits or stock dividends.

(2) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of $8,291,369, the book value of the Company Common Stock to be exchanged in the Merger as of September 30, 1996, the latest practicable date.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              ASSOCIATED BANC-CORP

                  Cross Reference Sheet pursuant to Item 501(b)
            of Regulation S-K showing the location in the Prospectus
               of the responses to the items of Part I of Form S-4


             S-4 ITEM NUMBER AND CAPTION                              PROXY STATEMENT/PROSPECTUS HEADING
================================================================================================================
A.       INFORMATION ABOUT THE TRANSACTION
1.       Forepart of Registration Statement and             "Facing page Registration Statement; Cross Reference
         Outside Front Cover Page of Prospectus             Sheet"; "Cover Page of Proxy Statement/Prospectus"

2.       Inside Front and Outside Back Cover Pages of       "Available Information"; "Incorporation of Certain
         Prospectus                                         Documents by Reference"; "Table of Contents";
                                                            "Introduction"

3.       Risk Factors, Ratio of Earnings to Fixed           "Prospectus Summary"; "Comparative Unaudited Per Share
         Charges and Other Information                      Data"; "The Merger-Risk Factors"

4.       Terms of the Transaction                           "Prospectus Summary"; "The Merger"; "Certain
                                                            Provisions of the Merger Agreement"; "Exhibit A--The
                                                            Agreement and Plan of Merger"

5.       Pro Forma Financial Information                                               *

6.       Material Contracts With the Company Being          "The Merger"; "Exhibit A-The Agreement and Plan of
         Acquired                                           Merger"

7.       Additional Information Required for                                           *
         Reoffering by Persons and Parties Deemed to
         be Underwriters

8.       Interests of Named Experts and Counsel                                        *

9.       Disclosure of Commission Position on               "The Merger"
         Indemnification for Securities Act
         Liabilities

B.       INFORMATION ABOUT THE REGISTRANT

10.      Information with Respect to S-3 Registrants                                   *

11.      Incorporation of Certain Information by            "Incorporation of Certain Documents by Reference"
         Reference

12.      Information with Respect to S-2 or S-3                                        *
         Registrants
13.      Incorporation of Certain Information by                                       *
         Reference

14.      Information with Respect to Registrants                                       *
         Other Than S-3 or S-2 Registrants

C.       INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.      Information With Respect to S-3 Companies
                                                                                       *
16.      Information With Respect to S-2 or S-3                                        *
         Companies

17.      Information With Respect to Companies Other        "Prospectus Summary"; "Selected Financial Data of
         Than S-2 or S-3                                    Associated Banc-Corp and the Company"; "Comparative
         Companies                                          Stock Prices and Dividends"; "Certain Information
                                                            Concerning the Company"; "Exhibit C: Centra
                                                            Financial, Inc. and Subsidiaries Financial Statements
                                                            and Management's Discussion and Analysis of Financial
                                                            Condition and Results of Operations"

D.       VOTING AND MANAGEMENT
         INFORMATION.

18.      Information if Proxies, Consents, or               "Cover Page of Proxy Statement/Prospectus"; "The
         Authorizations Are to be Solicited                 Special Meeting"; "The Merger"; "Certain Information
                                                            Concerning the Company"

19.      Information if Proxies, Consents, or                                          *
         Authorizations Are Not to be Solicited, or
         in an Exchange Offer


                         *Indicates item not applicable.

                             CENTRA FINANCIAL, INC.
                           10701 WEST NATIONAL AVENUE
                           WEST ALLIS, WISCONSIN 53227

                                 _________, 1997

Dear Fellow Shareholder:

         Following this letter is a notice of a Special Meeting of the Shareholders of Centra Financial, Inc. (the "Company"), a Proxy Statement/Prospectus and a proxy card for the Special Meeting. The Special Meeting will commence at __:__ _.m. on _________, 1997 at the principal executive offices of the Company at 10701 West National Avenue, West Allis, Wisconsin.

         The Company shareholders will be asked to vote on a proposal to approve an Agreement and Plan of Merger among Associated Banc-Corp ("Associated") and the Company dated November 6, 1996 (the "Merger Agreement"). Associated is a Wisconsin bank holding company owning all of the capital stock of nine commercial banks located in Wisconsin and two commercial banks located in Illinois.

         Subject to receipt of regulatory approval, approval by holders of a majority of the shares of the Company Common Stock and satisfaction of other conditions, the Merger Agreement provides that the Company will combine its business and operations with those of Associated through a statutory merger (the "Merger"), and will thereafter operate its banking business as "Associated Bank West Allis."

         If the Merger becomes effective, each share of the Company Common Stock will be converted into the number of shares of Associated Common Stock which is equal to 14,400,000 divided by the "Daily Average Price," divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. However, the number of shares of Associated Common Stock into which each share of Company Common Stock shall be converted will not be less than two, and if the Daily Average Price is lower than $35, Associated and the Company will make a good faith effort to promptly renegotiate the conversion ratio. The Daily Average Price will equal the average of the closing prices of a share of Associated Common Stock during the ten trading days ending three business days prior to the Effective Time. See "The Merger - Merger Consideration" in the accompanying Proxy Statement/Prospectus. Associated Common Stock trades on the Nasdaq National Market and the shares of Associated Common Stock to be issued to you in the Merger will offer greater liquidity than that of the Company Common Stock which you presently own.

         The Merger is intended to be tax-free for federal income tax purposes to Company shareholders who receive Associated Common Stock in exchange for Company Common Stock, except as discussed in "The Merger - Certain Material Federal Income Tax Consequences" in the accompanying Proxy Statement/Prospectus. No fractional shares of Associated Common Stock will be issued in the Merger. Company shareholders entitled to a fractional share of Associated Common Stock will receive an amount of cash calculated upon the average closing prices as reported on the Nasdaq National Market for the ten trading days ending three business days prior to the Effective Time. Company shareholders are advised to consult their tax advisors with respect to income tax consequences of the transaction. Details of the Merger are set forth in the accompanying Proxy Statement/Prospectus. We encourage you to read it carefully.

         The Board of Directors of the Company has unanimously approved the Merger Agreement as being in the best interest of the Company and its shareholders. Your Board recommends that the Company shareholders vote to approve the Merger Agreement.

         All shareholders of the Company are invited to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, holders of the Company Common Stock are asked to please complete, date and sign the enclosed proxy card, which is solicited by the Board of Directors of the Company, and return it promptly in the accompanying envelope, which requires no postage if mailed in the United States. If you later find that you may be present at the Special Meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

         IN ORDER TO APPROVE THE MERGER AGREEMENT, IT IS NECESSARY THAT HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY VOTE IN FAVOR OF THE MERGER AGREEMENT.


                                     Very truly yours,

                                     /s/ Andrew K. Wilson
                                     ------------------------------------------
                                     Andrew K. Wilson, Chairman of the Board of
                                     Directors

                             CENTRA FINANCIAL, INC.
                           10701 WEST NATIONAL AVENUE
                           WEST ALLIS, WISCONSIN 53227


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD _____________, 1997


TO THE SHAREHOLDERS OF CENTRA FINANCIAL, INC.

         A Special Meeting of Shareholders of Centra Financial, Inc. (the "Company") will be held in Wisconsin on ____________, 1997 at __:__ _.m. for the purpose of voting on the following matters:

         1. To approve the Agreement and Plan of Merger dated as of November 6, 1996 between Associated Banc-Corp ("Associated") and the Company (the "Merger Agreement") providing for the merger of the Company with and into Associated (the "Merger") (a copy of the Merger Agreement is attached as Exhibit A hereto).

         2. To transact such other business as may properly come before the meeting.

         THE DIRECTORS OF THE COMPANY HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE SHAREHOLDERS APPROVE THE MERGER AGREEMENT.

         Any shareholder desiring to exercise dissenters' rights and be paid in cash for the fair value of his or her shares of Company Common Stock in accordance with the provisions of the Wisconsin Business Corporation Law (i) must file a written objection to the Merger prior to the Special Meeting of Shareholders, (ii) must not vote in favor thereof, and (iii) must otherwise comply with the procedures set forth in Subchapter XIII of the Wisconsin Business Corporation Law, a copy of which is attached as Exhibit B to the Proxy Statement/Prospectus. See "The Merger - Dissenters' Rights" in the accompanying Proxy Statement/Prospectus.

         The Board of Directors has fixed the close of business on _____________, 1997 as the record date for the determination of Company shareholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof.

         Whether or not you plan to attend the Special Meeting, holders of the Company Common Stock are asked to please complete, date and sign the enclosed proxy card, which is solicited by the Board of Directors of the Company, and return it promptly in the accompanying envelope. No postage is required if mailed in the United States. The giving of such proxy does not affect your right to vote in person in the event you attend the Special Meeting. You may revoke the proxy at any time prior to its exercise in the manner described in the Proxy Statement/Prospectus.

         The Special Meeting may be postponed or adjourned from time to time without any notice other than by announcement at the Special Meeting of any postponements or adjournments thereof, and any and all business for which notice is hereby given may be transacted at such postponed or adjourned Special Meeting.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY COMMON STOCK IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

             Shareholders are invited to attend the Special Meeting.


                  BY ORDER OF THE BOARD OF DIRECTORS

                  /s/ Andrew K. Wilson
                  -----------------------------------------------------
                  Andrew K. Wilson, Chairman of the Board of Directors

West Allis, Wisconsin
___________, 1997

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                    SUBJECT TO COMPLETION - DECEMBER 18, 1996

                                 PROXY STATEMENT
                             CENTRA FINANCIAL, INC.
                         SPECIAL MEETING OF SHAREHOLDERS
                                 --------------
                                   PROSPECTUS
                              ASSOCIATED BANC-CORP
                                  COMMON STOCK

         This Proxy Statement/Prospectus is being furnished to the shareholders of Centra Financial, Inc., a Wisconsin corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at its special meeting of shareholders (including any adjournments or postponements thereof) to be held on _________, __________, 1997 (the "Special Meeting"). This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of the Company with and into Associated Banc-Corp, a Wisconsin corporation ("Associated"), pursuant to the Agreement and Plan of Merger dated as of November 6, 1996, (the "Merger Agreement"), a copy of which is attached hereto as Exhibit A. FOR A MORE COMPLETE DESCRIPTION OF THE MERGER, THE MERGER AGREEMENT AND CERTAIN RISK FACTORS ASSOCIATED THEREWITH, SEE "THE MERGER - RISK FACTORS" (AT PAGE 25) AND "CERTAIN PROVISIONS OF THE MERGER AGREEMENT."

         YOUR BOARD RECOMMENDS THAT THE COMPANY SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

         This Proxy Statement/Prospectus constitutes a prospectus of Associated with respect to shares of Associated Common Stock, par value $.01 per share ("Associated Common Stock") issuable to holders of the Company Common Stock, par value $1.00 per share ("Company Common Stock") pursuant to the Merger Agreement. Pursuant to the Merger Agreement, each of the outstanding shares of the Company Common Stock will be converted into the number of shares of Associated Common Stock which is equal to 14,400,000 divided by the "Daily Average Price," divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. The number of shares of Associated Common Stock into which each share of Company Common Stock shall be converted will not be less than two, and if the Daily Average Price is lower than $35, Associated and the Company will make a good faith effort to promptly renegotiate the conversion ratio. The Daily Average Price will equal the average of the closing prices of a share of Associated Common Stock during the ten trading days ending three business days prior to the Effective Time. See "The Merger - Merger Consideration."

         This Proxy Statement/Prospectus and the accompanying proxy materials are first being mailed to shareholders on or about ______________, 1997.

         Associated Common Stock trades on the Nasdaq National Market under the symbol ASBC. The closing price of Associated Common Stock on the Nasdaq National Market on December 16, 1996 was $42.50.
                                --------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                                  -------------

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS _____________, 1997

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ASSOCIATED OR THE COMPANY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS REGARDING ASSOCIATED HAS BEEN FURNISHED BY ASSOCIATED, AND INFORMATION HEREIN REGARDING THE COMPANY HAS BEEN FURNISHED BY THE COMPANY.


                              AVAILABLE INFORMATION

         Associated is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York regional office, 7 World Trade Center, Suite 1300, New York, New York 10048 and at its Chicago regional office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, the Commission maintains a Web site which contains reports, proxy and information statements and other information regarding registrants, such as Associated, that file electronically with the Commission. The address of this Web site is http://www.sec.gov. The principal market on which Associated Common Stock is traded, under the symbol "ASBC," is the Nasdaq National Market. Material filed by Associated with the Commission can also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006 (NASD").

         Associated has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Associated Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other documents, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by Associated (File No. 0-5519) pursuant to Section 13 of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

         (1) Associated's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (2) Associated's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

         (3) The description of the Associated Common Stock set forth in Associated's Registration Statement pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

         In addition, all documents subsequently filed by Associated pursuant to Sections 13(a), 13(c), 14 or l5(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting are hereby deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INCORPORATED DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO ASSOCIATED BANC-CORP, 112 NORTH ADAMS STREET, P.O. BOX 13307, GREEN BAY, WISCONSIN 54307-3307 (TELEPHONE NUMBER (414) 433-3166), ATTENTION: BRIAN R. BODAGER, ESQ., GENERAL COUNSEL & SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, REQUESTS SHOULD BE MADE BY _____________, 1997. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.

                              ---------------------

                             CENTRA FINANCIAL, INC.
                                       AND
                              ASSOCIATED BANC-CORP
                           PROXY STATEMENT/PROSPECTUS

                                TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----
AVAILABLE INFORMATION........................................................................          3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................................          4

PROSPECTUS SUMMARY...........................................................................          8
         The Companies.......................................................................          8
         The Merger..........................................................................          8
         Status of Associated Common Stock...................................................          9
         The Special Meeting.................................................................          9
         Required Vote.......................................................................          9
         Reasons for the Merger..............................................................          9
         Recommendation of the Company's Board of Directors..................................          9
         Conditions to the Merger............................................................         10
         Termination.........................................................................         10
         Regulatory Approvals Required.......................................................         11
         Certain Material Federal Income Tax Consequences....................................         11
         Anticipated Accounting Treatment....................................................         11
         Dissenting Shareholders' Rights.....................................................         12
         Risk Factors........................................................................         12
         Interests of Certain Persons in the Merger..........................................         12

SELECTED FINANCIAL DATA OF ASSOCIATED BANC-CORP
AND THE COMPANY..............................................................................         13

COMPARATIVE STOCK PRICES AND DIVIDENDS.......................................................         15
         Associated Common Stock.............................................................         15
         The Company Common Stock............................................................         15

COMPARATIVE UNAUDITED PER SHARE DATA.........................................................         16

RECENT DEVELOPMENTS..........................................................................         17

INTRODUCTION.................................................................................         18

ASSOCIATED BANC-CORP.........................................................................         18

THE SPECIAL MEETING..........................................................................         18
         Matters to Be Considered at the Special Meeting.....................................         18
         Required Vote.......................................................................         18
         Voting of Proxies...................................................................         18
         Revocability of Proxies.............................................................         19

                                                                                                     PAGE
                                                                                                     ----
         Record Date; Stock Entitled to Vote; Quorum.........................................         19
         Solicitation of Proxies.............................................................         19

THE MERGER...................................................................................         20
         Background of the Merger............................................................         20
         Reasons for the Merger..............................................................         23
         Recommendations of the Board of Directors of the Company............................         24
         Risk Factors........................................................................         25
         Merger Considerations...............................................................         26
         Regulatory Approvals Required.......................................................         27
         The Effective Time..................................................................         28
         Conversion of Shares; Procedures for Exchange of Certificates;
         Fractional Shares...................................................................         28
         Description of Associated Common Stock Issuable in the Merger.......................         31
         Comparison of Shareholder Rights....................................................         32
                  Authorized Capital Stock...................................................         32
                  Appraisal Rights and Dissenters' Rights....................................         32
                  Required Vote..............................................................         33
                  Classified Board of Directors..............................................         33
                  Removal of Directors for "Cause"...........................................         34
                  Newly Created Directorships and Vacancies on the Board of Directors........         34
                  Certain Business Combinations..............................................         34
                  Advance Notice of Proposals to Be Brought
                  at the Annual Meeting......................................................         35
                  Advance Notice of Nominations of Directors.................................         35
         Resale of Associated Common Stock Issued Pursuant to the Merger.....................         35
         Pre-Merger Dividend Policy..........................................................         36
         Post-Merger Dividend Policy.........................................................         36
         Conduct of Business Pending the Merger..............................................         36
         Certain Material Federal Income Tax Consequences....................................         36
         Anticipated Accounting Treatment....................................................         38
         Dissenters' Rights..................................................................         38
         Interests of Certain Persons in the Merger..........................................         39
         Other Related Party Transactions....................................................         40
         Management After the Merger.........................................................         40

CERTAIN PROVISIONS OF THE MERGER AGREEMENT...................................................         41
         The Merger..........................................................................         41
         Representations and Warranties......................................................         41
         Certain Covenants...................................................................         42
         No Solicitation of Transactions.....................................................         43
         Conditions to Consummation of the Merger............................................         44
         Termination.........................................................................         45

                                                                                                     PAGE
                                                                                                     ----
         Amendment and Waiver................................................................         46
         Expenses............................................................................         46

CERTAIN INFORMATION CONCERNING ASSOCIATED....................................................         46

CERTAIN INFORMATION CONCERNING THE COMPANY...................................................         48
         Ownership of the Company Common Stock...............................................         49

EXPERTS......................................................................................         49

LEGAL OPINIONS...............................................................................         49

SHAREHOLDER PROPOSALS........................................................................         50

Exhibit A:        Agreement and Plan of Merger among Associated Banc-Corp and
                           Centra Financial, Inc. dated as of November 6, 1996...............        A-1
Exhibit B:        Subchapter XIII of the Wisconsin Business Corporation Law..................        B-1
Exhibit C:        Centra Financial, Inc. and Subsidiaries Financial Statements and
                           Management's Discussion and Analysis of Financial
                           Condition and Results of Operations...............................        C-1

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus and is not intended to be complete. All information concerning Associated included in this Proxy Statement/Prospectus has been provided by Associated, and all information concerning the Company has been provided by the Company. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Exhibits attached hereto. Shareholders are urged to read this Proxy Statement/Prospectus and the Exhibits attached hereto in their entirety. Cross-references in this summary are to captions in this Proxy Statement/Prospectus.

THE COMPANIES:             Associated. Associated Banc-Corp
                           ("Associated") is a diversified multi-bank holding company which owns 11 commercial banks located in Wisconsin and Illinois. As of September 30, 1996,
                           Associated had total assets of $4.3 billion.
                           Associated Common Stock trades on the Nasdaq National
                           Market. The principal executive offices of Associated are located at 112 North Adams Street, P.O. Box
                           13307, Green Bay, Wisconsin 54307-3307 and its telephone number is (414) 433-3166. See "Certain
                           Information Concerning Associated."

                            The Company. Centra Financial, Inc. (the
                           "Company") is a one-bank holding company which owns 100% of the stock of the Central Bank of West Allis (the "Bank"). The Bank has one wholly-owned subsidiary, Central Investment, Inc. ("Central"). As of September 30, 1996 the Company had total assets of $79.7 million. The principal executive offices of the Company are located at 10701 West National Avenue, West Allis, Wisconsin 53227 and its telephone number is 414-321-2000. See "Certain Information Concerning the Company."

THE MERGER:                Following  the  approval  of the  Merger  Agreement
                           by the shareholders of the Company and the satisfaction or waiver of the other conditions to the Merger, the Company will be merged with and into Associated, and each outstanding share of the Company
                           Common Stock will be converted into the right to receive the number of shares of Associated Common
                           Stock which is equal to 14,400,000 divided by the "Daily Average Price," divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the
                           "Exchange Ratio"). The number of shares of Associated
                           Common Stock into which each share of Company Common
                           Stock shall be converted will not be less than two, and if the Daily Average Price is lower than $35, Associated and the Company will make a good faith effort to promptly renegotiate the Exchange Ratio.
                           The Daily Average Price will equal the average of the closing prices of a share of Associated Common Stock during the ten trading days ending three business days prior to the Effective Time. The Merger will be effective on the date the

                           Articles of Merger are filed with the
                           Department of Financial Institutions of the State of Wisconsin (the "Effective Time"). At the Effective Time, the Company will be merged with and into Associated and will not continue its separate existence or operations, to which Associated as the surviving corporation will succeed. See "The Merger - The Effective Time."

STATUS OF ASSOCIATED       Other than shares of Associated Common Stock issued
COMMON STOCK:              "affiliates" of the Company (as defined
                           under the federal securities laws), shares of Associated Common Stock will be freely tradeable. The
                           Company has concluded that the only affiliates of the Company are its directors and elected officers. See
                           "The Merger - Resale of Associated Common Stock
                           Issuable in the Merger."

THE SPECIAL MEETING:       A Special Meeting of the  Shareholders of the
                           Company will be held in Wisconsin on _________, 1997 at __:__ _.m. (the "Special Meeting"). At the Special
                           Meeting, holders of the Company Common Stock entitled to vote at the meeting will consider and vote upon a proposal to approve the Merger Agreement.
                           Shareholders of Associated are not required to approve the Merger Agreement. See "The Merger" and
                           "Certain Provisions of the Merger Agreement." The record date for the Special Meeting is _________, 1997 (the "Record Date").

REQUIRED VOTE:             The affirmative vote of the holders of a
                           majority of the outstanding shares of the Company
                           Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement under the Wisconsin Business Corporation Law (the "WBCL").

REASONS FOR THE MERGER:    The Board of Directors of the Company
                           believes that the Merger will have a positive impact on the customers and employees of the Company by providing overall additional financial strength to the banking business of the Bank. Shareholders of the Company will benefit as a result of the enhanced liquidity, marketability and dividend paying capacity of the Associated Common Stock to be received in the Merger. The Board of Directors of Associated believes the Merger will enable Associated to increase its presence and heighten its visibility in South Eastern
                           Wisconsin. See "The Merger - Reasons for the Merger."

RECOMMENDATION OF THE      The Board of Directors of the Company, after
COMPANY'S BOARD            consideration of the terms and conditions of the
OF DIRECTORS:              Merger Agreement and other factors deemed relevant
                           by the Board of Directors, believes that the Merger and the Exchange Ratio are fair to and in the best interests of the shareholders of the Company.
                           The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby. See "The Merger -

                           Background of the Merger," "- Reasons for the Merger" and "- Recommendations of the Board of Directors of the Company."

CONDITIONS TO THE MERGER:  The obligations of Associated and the
                           Company to consummate the Merger are subject to various conditions, including, among other things, obtaining requisite shareholder and regulatory approvals, the absence of any materially burdensome restriction or condition imposed in connection with obtaining such regulatory approvals and receipt of an opinion of independent counsel to Associated at the closing of the Merger in respect of certain federal income tax consequences of the Merger. Furthermore, the obligation of Associated to consummate the Merger is subject to various conditions, including, among other things, receipt of an opinion from the independent public accountants of Associated that the Merger qualifies for "pooling of interests" accounting treatment, that the aggregate of (i) the fractional shares of Associated Common Stock paid in cash and (ii) the number of shares of Associated Common Stock that is not issued in the Merger due to the exercise of dissenters' rights, shall not be more than 10% of the shares of Associated Common Stock which would otherwise have been issued pursuant to the Merger, receipt by Associated of a written environmental evaluation by Associated's environmental consultant of the Company's real property stating that the Company's property complies with environmental laws and that there are no material contingent liabilities or that the Company shall have taken reasonably appropriate action in response to any environmental condition identified by Associated's environmental consultant, and that the Company's consolidated after-tax earnings for the three-month period ending December 31, 1996 (with certain adjustments) shall be at least $200,000. See "Certain Provisions of the Merger Agreement - Conditions to Consummation of the Merger."

TERMINATION:               The Merger Agreement may be terminated by
                           the applicable Board of Directors at any time prior to the Effective Time (whether before or after approval of the Merger by the shareholders of the Company): (i) by mutual consent of Associated and the Company; (ii) by Associated or the Company if there has been a breach by the other party in any material respect of any representation, warranty, covenant or agreement in the Merger Agreement, or if any representation or warranty of the Company or Associated shall be discovered to have become untrue in any material respect, in either case which breach has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach; (iii) by Associated or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable; (iv) by Associated or the Company if the Merger shall not have been consummated before March 31, 1997 for a reason other than the failure of the terminating party to comply with its obligations under the Merger
                           Agreement; (v) by Associated or the Company if the Board of Governors of the Federal Reserve System (the
                           "Federal Reserve Board") or the Department of
                           Financial Institutions of the State of Wisconsin (the
                           "Wisconsin Commissioner") has denied approval of the Merger, and neither Associated nor the Company has, within 30 days after the entry of such order, filed a petition seeking review of such order as provided by applicable law; (vi) subject to renegotiation of the Exchange Ratio, by either Associated or the Company if the Daily Average Price is lower than $35; (vii) by Associated if the Company fails to take reasonably appropriate action in response to any environmental condition identified by Associated's environmental consultant; or (viii) by Associated if the aggregate of the fractional shares of Associated Common Stock paid in cash and the number of shares of Associated
                           Common Stock that are not issued in the Merger due to the exercise of dissenters' rights exceeds 10% of the shares of Associated Common Stock which would otherwise have been issued pursuant to the Merger.

                           In the event the Merger Agreement is
                           terminated directly or indirectly as a result of (i) the withdrawal, modification or amendment by the Board of Directors of the Company of its approval or recommendation of the Merger or (ii) the Company violates its agreement to not initiate, solicit or encourage actions which may result in a "Competing Transaction," as a such term is defined in the Merger Agreement, the Company has agreed to pay Associated $144,000. See "Certain Provisions of the Merger Agreement - Termination and - No Solicitation of Transactions."

REGULATORY APPROVALS       The Merger is subject to prior approval by the
REQUIRED:                  Federal Reserve Board and the Wisconsin Commissioner.
                           See "The Merger - Regulatory Approvals Required."

CERTAIN MATERIAL FEDERAL   The Merger is conditioned upon Associated and the
INCOME TAX CONSEQUENCES:   Company receiving an opinion of independent counsel
                           to Associated, subject to customary assumptions and representations, to the effect that the Merger will be a tax-free reorganization for federal income tax purposes. Such opinion, however, is not binding on the Internal Revenue Service. In the event that the Merger qualifies as a tax-free reorganization, no gain or loss will be recognized by holders of the Company Common Stock upon conversion of their shares of stock into shares of Associated
                           Common Stock, except to the extent they receive cash in lieu of fractional share interests of Associated
                           Common Stock, and no gain or loss will be recognized by Associated or the Company. See "The Merger -
                           Certain Material Federal Income Tax Consequences."

ANTICIPATED ACCOUNTING     The Merger is expected to qualify as a "pooling of
TREATMENT:                 interests" for accounting and financial reporting
                           purposes.  The receipt of an
                           opinion from KPMG Peat Marwick LLP, the
                           independent public accountants of Associated, confirming that the Merger will qualify for "pooling of interests" accounting treatment is a condition to consummation of the Merger. See "The Merger -
                           Anticipated Accounting Treatment."

DISSENTING SHAREHOLDERS'   Holders of Company Common Stock who comply with the
RIGHTS:                    procedural requirements of the WBCL will have
                           appraisal rights in connection with the
                           Merger. Pursuant to Section 180.1302(1) of the WBCL, holders of shares of stock entitled to notice of a shareholders' meeting at which shareholders are to vote on a merger are provided, subject to certain procedural requirements, with statutory rights of appraisal pursuant to which such shareholders may be entitled to receive cash in the amount of the fair value of their shares (as determined pursuant to the WBCL) instead of the shares or cash offered pursuant to the merger. See "The Merger - Dissenters' Rights" and Exhibit B hereto.

RISK FACTORS:              In deciding  whether to vote in favor of the Merger
                           Agreement, shareholders of the Company
                           should carefully evaluate the matters set forth in the section herein entitled "The Merger - Risk
                           Factors." Shareholders of the Company should consider the lack of audited consolidated financial statements and certain bank holding company financial data relating to the Company and the changing legislative and regulatory environment affecting the banking and the financial services businesses in which Associated and the Company engage.

INTERESTS OF CERTAIN
PERSONS IN THE MERGER:     Associated (through the Bank as employer) has agreed
                           to succeed to the Company's obligations with respect to employment and/or separation agreements with each of Messrs. Richard A. Woodcock, Andrew N.
                           Spencer, Paul O. Olm, Ronald W. Koepple, and Ms.
                           Arlene Stockinger commencing at the Effective Time.
                           See "The Merger-Interests of Certain Persons in the
                           Merger."

         SELECTED FINANCIAL DATA OF ASSOCIATED BANC-CORP AND THE COMPANY
                    (In thousands, except per share amounts)

         The following table sets forth selected historical data as of and for each of the years in the five year period ended December 31, 1995 derived from the audited consolidated financial statements of Associated, including the respective notes thereto, incorporated by reference to this Proxy Statement/Prospectus, which should be read in conjunction therewith. See "Incorporation of Certain Documents by Reference." The Company's selected historical data as of and for each of the years in the three year period ended December 31, 1995, are derived from the unaudited consolidated financial statements of the Company attached hereto as Exhibit C. The selected historical data as of and for the nine months ended September 30, 1995 and 1996 are derived from the unaudited consolidated financial statements of Associated and the Company incorporated herein by reference and attached hereto as Exhibit C, respectively. In the opinion of their respective managements, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly Associated's and the Company's financial position and results of operations for the periods presented. All adjustments necessary to the fair presentation of the financial statements are of a normal recurring nature. Results for the nine months ended September 30, 1996 are not necessarily indicative of the results which may be expected for the year as a whole.

                                           AS OF AND FOR THE
                                              NINE MONTHS                            AS OF AND FOR THE YEAR
                                          ENDED SEPTEMBER 30,                          ENDED DECEMBER 31,
                                          -------------------               ----------------------------------------

                                            1996        1995        1995        1994        1993        1992        1991
                                            ----        ----        ----        ----        ----        ----        ----
ASSOCIATED (1):                               (UNAUDITED)
CONDENSED STATEMENT OF INCOME:
Interest Income ....................   $  231,361   $  206,632   $  279,378   $  231,861   $  219,556   $  237,828   $  257,769
Interest Expense ...................      106,240       92,227      125,099       88,513       85,094      108,477      141,996
Less: Provision for  Possible Losses        3,055        2,403        4,291        2,211        5,871       10,707       21,771
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Interest Income After Provision
 for Possible Loan Losses ..........      122,066      112,002      149,988      141,137      128,591      118,644       94,002
Plus: Non-Interest Income ..........       47,473       40,887       55,350       50,861       50,955       49,073       42,221
Less: Non-Interest Expense .........      104,147       97,141      130,033      124,943      121,354      120,913      113,700
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Non-Interest Expense ...........       56,674       56,254       74,683       74,082       70,399       71,840       71,479
Net Income .........................   $   42,182   $   35,807   $   48,028   $   43,568   $   38,572   $   33,118   $   14,052
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------

PER COMMON SHARE DATA:
Net Income Per Share (2)(3) ........   $     2.30   $     2.05   $     2.75   $     2.50   $     2.27   $     2.00   $     0.86

Cash Dividends Per Share (2) .......         0.85         0.70         0.97         0.85         0.74         0.61         0.57

SELECTED BALANCE SHEET DATA:
Total Assets .......................   $4,282,295   $3,750,907   $3,922,501   $3,628,701   $3,266,693   $3,246,019   $3,177,034
Long-Term Borrowings ...............       21,863       22,810       22,064        8,819       12,848       19,706       39,841

THE COMPANY(4):                                                             (UNAUDITED)

CONDENSED STATEMENT OF INCOME:
Interest Income ...................... $    4,231   $    4,239   $    5,681   $    5,070   $    5,085
Interest Expense .....................      1,764        1,648        2,259        1,727        1,798
Less:  Provision for Loan Losses .....       --           --           --           --             77
                                       ----------   ----------   ----------   ----------   ----------

Net Interest Income After Provision for
  Loan Losses ........................      2,467        2,591        3,422        3,343        3,210
Plus:  Non-Interest Income ...........        244          295          382          438          403
Less:  Non-Interest Expense ..........      1,929        2,232        2,785        2,568        2,625
                                       ----------   ----------   ----------   ----------   ----------

Net Non-Interest Expense .............      1,685        1,937        2,403        2,130        2,222
Net Income ........................... $      554   $      493   $      776   $      891   $      800
                                       ----------   ----------   ----------   ----------   ----------

PER COMMON SHARE DATA:
Net Income Per Share (3) ............. $     3.21   $     2.86   $     4.50   $     5.16   $     4.62
Cash Dividends Per Share .............        .75          .25          .92          .90          .85

SELECTED BALANCE SHEET DATA:
Total Assets ......................... $   79,646   $   81,832   $   83,493   $   75,729   $   75,304
Long-Term Borrowings .................       --           --           --           --           --


-----------------

(1) All information presented for Associated has been restated for the merger of Greater Columbia Bancshares, Inc. with and into a wholly-owned subsidiary of Associated, which was accounted for as a pooling of interests, on April 5, 1996 (the "GCB Acquisition").
(2) Per share data for Associated adjusted retroactively for the five-for-four stock split effected as a stock dividend paid on June 15, 1995 (the "Stock Split") and a stock dividend declared in 1993.
(3) Earnings per share are calculated based upon the weighted average shares outstanding.

(4)    Information for  the Company is not available for 1992 and 1991.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

ASSOCIATED COMMON STOCK

         Associated Common Stock trades on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low sales prices per share as reported on the Nasdaq National Market and the regular cash dividends declared for Associated Common Stock as adjusted to reflect the Stock Split.

                                                                          ASSOCIATED COMMON STOCK
                                                                          -----------------------
1994                                                                HIGH              LOW            DIVIDEND
----                                                                ----              ---            --------
First Quarter........................................             $ 28.80          $ 25.00            $ 0.20
Second Quarter.......................................             $ 30.60          $ 25.00            $ 0.22
Third Quarter........................................             $ 30.20          $ 28.00            $ 0.22
Fourth Quarter.......................................             $ 28.40          $ 25.00            $ 0.22

1995
----
First Quarter........................................             $ 30.10          $ 27.40            $ 0.22
Second Quarter.......................................             $ 31.00          $ 28.40            $ 0.22
Third Quarter........................................             $ 37.25          $ 30.38            $ 0.27
Fourth Quarter.......................................             $ 40.94          $ 36.25            $ 0.27

1996
----
First Quarter........................................             $ 39.50          $ 35.25            $ 0.27
Second Quarter.......................................             $ 39.50          $ 37.50            $ 0.29
Third Quarter........................................             $ 40.38          $ 38.25            $ 0.29


         On November 5, 1996, the last trading day before the announcement of the Merger Agreement, the last sale price of Associated Common Stock as reported on the Nasdaq National Market was $40.88 per share. On December 16, 1996, the last sale price of Associated Common Stock as reported on the Nasdaq National Market was $42.50 per share. Shareholders are urged to obtain current market prices for Associated Common Stock.

         On the Record Date, there were approximately 5,000 holders of record of Associated Common Stock.

THE COMPANY COMMON STOCK

         The Company Common Stock is not listed on any exchange nor quoted in the over-the-counter market, and no established "bid" or "ask" price is available. In the opinion of the Company, due to the lack of an active market for shares of the Company Common Stock, transactions in Company Common Stock of which the Company is aware are not frequent enough to constitute representative prices. The last sale of Company Common Stock of which the Company is aware was at $35.00 per share on March 18, 1996.

         The Board of Directors of the Company declared dividends in each of 1996, 1995 and 1994 of $0.75, $0.92 and $0.90 per share, respectively. Pursuant to the Merger Agreement, the ability of the Company to pay dividends on the Company Common Stock prior to the Effective Time has been restricted. See "The Merger - Pre-Merger Dividend Policy."

         On the Record Date, there were 219 holders of record of the Company Common Stock.

                      COMPARATIVE UNAUDITED PER SHARE DATA

         The following table sets forth for Associated Common Stock and Company Common Stock unaudited historical, pro forma and pro forma equivalent per share financial information as of and for the nine months ended September 30, 1996 and each of the years in the three year period ended December 31, 1995. The following data assumes that each outstanding share of Company Common Stock will be converted into two shares of Associated Common Stock, based upon an assumed Daily Average Price of $42.425 (based on the average closing price of Associated Common Stock for the ten trading day period ending December 16, 1996). The information presented herein should be read in conjunction with the audited consolidated financial statements of Associated for the years ended December 31, 1995, 1994 and 1993 and the unaudited consolidated financial statements for the nine months ended September 30, 1996, incorporated by reference into this Proxy Statement/Prospectus and the unaudited consolidated financial statements of the Company, including the notes thereto, attached hereto as Exhibit C. See "Incorporation of Certain Documents By Reference."

                                           AS OF AND FOR THE
                                              NINE MONTHS
                                          ENDED SEPTEMBER 30,      AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                 1996                 1995       1994          1993
                                                 ----                 ----       ----          ----
ASSOCIATED

Net Income Per Common Share (1):
  Historical........................          $  2.30              $ 2.75      $  2.50      $  2.27
  Pro forma (2).....................             2.28                2.74         2.50         2.27
Dividends Per Common Share (1):
  Historical........................          $   .85              $  .97      $   .85      $   .74

  Pro forma (3).....................              .85                 .97          .85          .74
Book Value Per Common Share:
  Historical........................          $ 20.77              $19.46      $ 17.14      $ 16.38
  Pro forma (2)                                 20.83               19.32        20.62        19.39

THE COMPANY
Net Income Per Common Share:
  Historical........................          $  3.21              $ 4.50      $  5.16      $  4.62
  Pro forma equivalent (4)..........             4.56                5.48         5.00         4.54
Dividends Per Common Share:
  Historical........................          $   .75              $  .92      $   .90      $   .85
  Pro forma equivalent (4)..........             1.70                1.94         1.70         1.48
Book Value Per Common Share:
  Historical........................          $ 48.02              $47.58      $ 43.27      $ 39.01
  Pro forma equivalent (4)                      41.66               38.64        41.24        38.78


------------------
(1) Per share data for the applicable period adjusted retroactively for the acquisition of Greater Columbia Bancshares, Inc. Earnings per share are calculated based upon the weighted average shares outstanding.
(2)      The Associated pro forma per share amounts give effect to the Merger.
(3) The Associated pro forma dividends per share amounts represent historical dividends of Associated as adjusted retroactively for the Stock Split.
(4) The Company pro forma equivalent per share amounts are calculated by multiplying the Associated pro forma per share amounts by the assumed Exchange Ratio of two shares.

                               RECENT DEVELOPMENTS

                  During the fourth quarter of 1996, the Company is expected to record certain expenses in connection with the following transactions: the Company entered into Separation Agreements with two individuals for a total cost of $462,000; the Company will increase its provision for possible loan losses in the amount of $200,000; the Company will sell a derivative security that failed the high risk tests for an estimated loss of $100,000; and the Company incurred additional costs in connection with the Merger in the amount of $65,000.

INTRODUCTION

         This Proxy Statement/Prospectus is being furnished to holders of the Company Common Stock in connection with the solicitation of proxies by the Company's Board of Directors for use at the Special Meeting of Shareholders of the Company and at any adjournment or postponement thereof. The Special Meeting will be held in Wisconsin on ______, 1997. The Special Meeting will commence at ____ _.m.

         At the Special Meeting, the shareholders of the Company will be asked to approve the Merger Agreement attached hereto as Exhibit A, as more fully described herein. See "The Special Meeting," The "Merger," and "Certain Provisions of the Merger Agreement." The approximate date on which this Proxy Statement/Prospectus is first being mailed to shareholders of the Company is on or about ________, 1997.

                              ASSOCIATED BANC-CORP

         Associated is a diversified multi-bank holding company registered with the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Associated owns directly or indirectly all of the capital stock of 11 commercial banks located in Wisconsin and Illinois, and all of the capital stock of subsidiaries engaged in the following non-banking businesses: personal property lease financing, commercial mortgage banking, residential mortgage banking, trust services, full service brokerage and discount brokerage services, reinsurance and general insurance agency activities. As of September 30, 1996, Associated had total assets of $4.3 billion. The principal executive offices of Associated are located at 112 North Adams Street, P.O. Box 13307, Green Bay, Wisconsin 54307-3307 and its telephone number is (414) 433-3166. See "Certain Information Concerning Associated."

                               THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         At the Special Meeting, holders of the Company Common Stock will consider and vote upon a proposal to approve the Merger Agreement and any other matters that may properly come before the Special Meeting. For a detailed description of the Merger and the Merger Agreement, see "The Merger" and "Certain Provisions of the Merger Agreement."

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement. Each share of the Company Common Stock outstanding on the Record Date (as defined herein) is entitled to one vote. Shareholders of Associated are not required to approve the Merger Agreement and no further corporate authorization by Associated is required to consummate the Merger.

VOTING OF PROXIES

         Shares represented by all properly executed proxies for the Company Common Stock received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders thereof. Proxies which do not contain voting instructions will be voted FOR approval of the Merger Agreement.

         It is not expected that any matter other than that referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

REVOCABILITY OF PROXIES

         The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of the Company a duly executed proxy or revocation of Proxy bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting will not of itself constitute revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

         Only holders of record of the Company Common Stock at the close of business on ____________, 1997 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting.

         At the Record Date, 172,652 shares of the Company Common Stock were outstanding. Shares representing a majority of the outstanding shares of the Company Common Stock entitled to vote must be represented in person or by proxy at the Company Meeting in order for a quorum to be present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the Merger Agreement. If a broker or other holder of record indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

         The Company will bear the cost of the solicitation of proxies from its shareholders, except that Associated and the Company will share equally the cost of printing this Proxy Statement/Prospectus and all regulatory filing fees in connection therewith. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from shareholders of the Company by telephone or telegram, or in person, but will receive no additional compensation for such services.

         SHAREHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME, THE COMPANY SHAREHOLDERS WILL BE PROVIDED WITH MATERIALS RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES. SEE "THE MERGER - CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES."

                                   THE MERGER

         This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached hereto as Exhibit A and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement and the other exhibits to this Proxy Statement/Prospectus in their entirety.

BACKGROUND OF THE MERGER

         The Company was organized in 1986 as a one-bank holding company and acquired majority ownership of the Bank at that time. The remaining shares of the Bank were acquired by the Company in 1987 and 1990. The purpose of organizing the Company was to provide flexibility to meet industry demands and enhance the liquidity of shareholders' investment.

         Since the early 1990s, the directors of the Company began to recognize and discuss the demands that would be placed upon the Company to remain competitive in the banking industry in the 1990s and into the 21st Century. Increased competition for banking services, deposits and loans continued to escalate within the Company's market area. As a result, the directors of the Company identified the need for significant growth and expenditures of time and resources in the areas of marketing, technology, training and auxiliary services, such as nontraditional banking products. The Board of Directors of the Company identified several strategies to meet these anticipated demands, including, but not limited to: (i) to create, purchase and implement initiatives from within; (ii) to acquire or merge with other banks of similar size and nature to increase the cost efficiency of implementing these initiatives and to utilize the Company's strong capital position; and/or (iii) to be acquired by a larger financial institution with greater resources that could be utilized to meet these demands.

         During the early and mid-1990s, the directors and officers of the Company continued their successful efforts to remain competitive in the Bank's market by developing in-house initiatives. These efforts produced earnings competitive with bank holding companies of similar size and steady growth in assets and loans. However, the directors acknowledged that ever advancing marketing, financial products and services and technology of the evolving financial services industry demanded implementation of even further upgrades of bank services, training, technology and marketing.

         After additional study and analysis, the directors of the Company believed that continued internal initiatives would be insufficient to maintain the Company's market share in future years. The acquisition of or merger with other bank(s) of similar size and nature to achieve cost efficiency of initiatives appeared to magnify the tasks necessary to compete in this market rather than meet the needs identified by the directors. In addition, this option provided minimum potential for maximization of value to shareholders. These factors, combined with the directors' fiduciary duty to shareholders, and their concern for employees and the communities the Company services, resulted in a decision to pursue merger opportunities with a larger publicly-traded financial institution as the preferred strategy.

         The directors of the Company believed that the merger with a larger, publicly-traded financial institution in a tax-free exchange of stock, appeared to be the most effective and beneficial approach for the Company's customers, employees and shareholders. The Board determined that affiliation with a large organization would aid the Company in competitive, compliance and managerial respects, as well as provide shareholders of the Company with greater liquidity of their investment. In addition, it appeared that the window of opportunity for organizations the size of the Company to be acquired by publicly-traded regional financial institutions was diminishing due to the regional organizations' apparent desire to make themselves attractive to potential acquirors. The directors of the Company also realized that because the expenditure of time and resources by a potential acquiror was not significantly different in acquiring an institution the size of the Company versus an institution several times larger than the Company, the Company's attractiveness as an acquisition candidate would be diminished as consolidation among financial institutions increasingly involved substantially larger institutions.

         Beginning in 1995, the Board reviewed available information pertaining to nation-wide, midwest and Wisconsin transactions to formulate acceptable price ranges for various acquisition, merger or sale strategies. Such information included data relating to price-to-equity, price-to-earnings and price-to-assets ratios, categorized according to asset size, equity-to-asset ratio, return on assets and return on equity. This information, along with the Board members' combined experience and knowledge, helped to formulate acceptable ranges of ratios and prices.

         A fair and reasonable price was one of the essential considerations for the directors of the Company, but not the sole consideration. Of significant importance were compatibility with the Company's existing and future customers and markets, commitment to the communities served by the Company and professional opportunities for the Company's officers and employees.

         In the second quarter of 1995, as a first step, the Board solicited expressions of interest for the purchase of the Company from eight bank holding companies operating in Wisconsin. Thereafter, the Company's interest in considering proposals became generally known through traditional channels in the financial services community. As a result, the Board received three unsolicited expressions of interest in addition to the responses referred to hereafter. All initial expressions of interest were based on public information regarding the Company and no confidential information was released at that time. The solicitations of interest sought answers to specific questions with regard to both the financial and operational aspects of any proposed transaction.

         The initial solicitation of expressions of interest from the eight bank holding companies resulted in four preliminary proposals. After further review and discussions, the Board determined that an affiliation with any of the three organizations which had provided unsolicited expressions of interest would not be in the best interest of the Company, its shareholders, customers or employees.

         In September, 1995, the Board determined to further pursue the four initial expressions of interest received in response to the Company's solicitation. Non-public information concerning the Company was furnished to the four organizations, all of which were publicly-traded bank holding companies ("Associated," "PTO-1", "PTO-2" and "PTO-3," respectively). The four organizations were requested to submit revised proposals containing their final and most favorable terms.

         In September and October l995, the Board and legal counsel for the Company met with representatives of Associated, PTO-1, PTO-2 AND PTO-3 to further discuss their proposals and the financial and operational aspects of the proposed transaction.

         In December, 1995, the Board retained the services of an independent financial advisor to assist it in evaluating the four proposals. The Board and the financial advisor determined that the proposals of Associated and PTO-1 were substantially equal in value from a financial point of view, and materially greater in value than the proposals received from PTO-2 and PTO-3. As a result, the Board determined not to pursue further discussions with PTO-2 and PTO-3.

         In January, 1996, additional discussions were conducted by the Board and after analyzing, among other things, the respective market liquidity of the stock of Associated and PTO-1, anticipated earnings dilution resulting from a stock-for-stock transaction, return on equity, capitalto-asset ratios, price-to-book ratios, price-to-earnings ratios, concentration of ownership, geographic and service diversification, certain operating ratios, past growth in assets, earnings and dividends, and ability to service the Company's customers, the Board determined that Associated's proposal was more favorable to the shareholders and customers of the Company. The Board directed the Company's legal counsel to proceed with negotiating and drafting the specific terms of a letter of intent.

         A final draft of a letter of Intent for the merger of Associated and the Company was presented to the Board in April, 1996, and the Board authorized and directed the Chairman to execute the Letter of Intent with Associated. The letter of Intent was executed as of April 10, 1996.

         A mutual due diligence period commenced in April, 1996, and continued through October, 1996. After completion of the mutual due diligence, the Board and representatives of Associated concluded that it was in the best interest of the parties to proceed toward completion of a definitive merger agreement, the first draft of which had been received in August, 1996, by counsel for the Company from counsel for Associated.

         Definitive merger agreement negotiations among legal counsel, directors of the Company and representatives of Associated continued through October, 1996, when final terms, conditions and language of a merger agreement (the "Merger Agreement") were agreed upon.

           The Merger Agreement provides that Company shareholders will receive a fixed dollar value in the form of Associated Common Stock at the closing of the transaction. The fixed dollar value will be $14,400,000 or $83.40 per share based on 172,652 shares of outstanding Company Stock. The number of shares of Associated stock to be received by Company shareholders for each outstanding share of Company Common Stock will be determined by dividing the $14,400,000 value by the Daily Average Price of Associated, divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, provided that the number of shares of Associated Common Stock to be received for each share of Company Common Stock will not be less than 2, and provided further that, if the Daily Average Price is lower than $35.00, then Associated and the Company will make a good faith effort to renegotiate the conversion ratio. The Daily Average Price is the average of the closing prices of a share of Associated Common Stock quoted on the Nasdaq National Market during the ten trading day period which ends three business days prior to the Effective Time.

           On the date of the Company's execution of the Letter of Intent between the Company and Associated on April 10, 1996, the aggregate number of shares of Associated Common Stock issuable to shareholders of the Company would have been 382,724, based on the closing price of Associated Common Stock on that date as reported on the Nasdaq National Market ($37-5/8 per share), resulting in an exchange ratio of 2.22 shares of Associated Common Stock for each share of Company Common Stock.

           On November 6, 1996, the date of execution of the Merger Agreement, the aggregate number of shares of Associated Common Stock issuable to shareholders of the Company would have been 351,220, based on the closing price of Associated Common Stock on that date as reported on the Nasdaq National Market ($40-63/64 per share), resulting in an exchange ratio of 2.03 shares of Associated Common Stock for each share of Company Common Stock;

           The total dollar value of $14,400,000 is approximately 1.75 times December 31, 1995 book value of the Company, 18.5 times Company's 1995 earnings,
1.73 times September 30, 1996 book value, and 16.9 times Company's estimated 1996 earnings (based on annualized earnings as of September 30, 1996 and adjusted for merger-related expenses incurred during the nine-month period ending September 30, 1996).

           The directors of the Company determined that these multiples appeared to be within acceptable parameters based upon their review and analysis of industry information and comparable transactions.

           The directors of the Company concluded that they would not engage an investment banking firm to render an opinion that the purchase price of $14,400,000 is fair from a financial point of view. As discussed above, the directors of the Company concluded that they would recommend the merger and purchase price as fair to and in the best interest of the Company and its shareholders. Because the purchase price is a fixed dollar value and a minimum stock exchange ratio has been agreed upon, the directors believed that the benefit to the Company and its shareholders of a "fairness opinion" would not be commensurate with its cost.

           Final drafts of and exhibits to the Merger Agreement were prepared and the same were executed on behalf of Associated and the Company on November 6, 1996. The aggregate consideration, based upon the closing price of Associated Common Stock on December 16, 1996, as reported on the Nasdaq National Market ($42.50 per share) and based on the minimum exchange ratio of 2 shares of Associated Common Stock for each share of Company Common Stock, was approximately $14,675,420 (or approximately $85.00 per share). However, the actual value of the consideration will fluctuate until the Effective Time to the extent such consideration exceeds the aggregate fixed value of $14,400,000 (or per share fixed value of $83.40).

         On November 7, 1996, the Company and Associated issued a joint press release announcing the execution of the Merger Agreement.

REASONS FOR MERGER

         The Company. In considering the Merger, the directors of the Company reviewed the terms and conditions of the proposed Merger Agreement, along with certain business and financial information relating to Associated and the Company. The Board of Directors of the Company determined to approve the proposed transaction primarily because the Merger will increase the financial strength of the Bank by enabling it to better serve its customers, to provide additional opportunities for advancement to the Bank's employees after the Merger, and to be more competitive with other bank subsidiaries of large bank holding companies currently doing business in the Bank's market area or which might locate in the area. The directors of the Company also concluded that the Merger will enhance both the long-term and short-term value of the Company shareholders' investments.

         Among the factors important to the directors of the Company in determining to approve the Merger were: (i) the increased opportunity and resources to serve the Bank's customers; (ii) the possibility for career enhancement which employees of the Bank might be provided as a result of the Merger; (iii) the increased resources and expertise to keep the Bank competitive and meet the ever-changing demands of the banking industry; (iv) the marketability and liquidity of Associated Common Stock and the consistent dividend history and rate of dividends of the Associated Common Stock to be received in the Merger as compared to the relative illiquidity and lack of marketability of the Company Common Stock and the dividend history of the Company Common Stock; (v) the tax-free nature of the Merger for federal income tax purposes which would permit the Company shareholders who receive shares of Associated Common Stock to defer federal income taxation under certain circumstances; (vi) the potential for future appreciation of Associated Common Stock due to Associated's greater market presence and financial resources, and
(vii) the financial terms of other recent business combinations in the financial services industry. See "The Merger - Certain Material Federal Income Tax Consequences."

         While each member of the Company's Board of Directors evaluated each of the foregoing as well as other factors, the Board of Directors collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Company's Board of Directors collectively made its determination with respect to the Merger based on its unanimous conclusion that the Merger, in light of the factors that each of them individually considered as appropriate, is fair and in the best interests of the Company's shareholders.

         Associated. Prior to authorizing the Merger, Associated's Board of Directors considered, among other things, the financial performance and condition, business operations, capital levels, asset quality and future growth prospects of the Company. The Board also considered the benefits to Associated of expanding in South Eastern Wisconsin by acquisition of the Company as opposed to the opening of a new branch bank, the positive impact of the Merger on Associated by enhancing its visibility in the region and the terms of the Merger Agreement.

         Associated's Board of Directors believes the Merger will, (i) result in operational and managerial efficiencies which will better enable the Company to contain costs and grow more rapidly than historic growth rates; (ii) result in the Company having greater financial strength, increased competitiveness and market diversification, thereby also benefiting Associated and its customers; and (iii) result in an increase in long-term shareholder value for the shareholders of Associated.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

         The Board of Directors of the Company has determined that the terms of the Merger are fair to, and in the best interests of, the Company, and its shareholders for the reasons stated immediately above.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

RISK FACTORS

         In deciding whether to vote in favor of the Merger, the Company shareholders should consider the following factors, in addition to the other matters set forth herein:

         Unaudited Financial Statements and Omitted Industry Financial Information. This Proxy Statement/Prospectus contains unaudited consolidated financial statements of the Company. In the absence of an audit, there is no positive assurance that the financial statements are fairly presented in accordance with generally accepted accounting principles. Associated and the Company have concluded that it would not be practicable to obtain an audit of the financial statements attached hereto as Exhibit C. In addition, certain financial disclosures required of bank holding companies under rules promulgated by the Commission have not been included in the Company's Management's Discussion and Analysis of Financial Condition attached hereto as Exhibit C. Omitted industry financial information relates to, among other things, certain disclosures as to the Bank's investments and deposits. Associated and the Company have determined that as the Company has not been required to make such disclosures in the past to its shareholders, it has not compiled and would be unable to create such financial information from existing financial records without incurring considerable expense and effort. Accordingly, it is the determination of Associated and the Company that the lack of audited consolidated financial statements and the omission of certain bank holding company financial disclosure is not material to the shareholders of the Company. Associated has requested and received from the Commission a waiver of the requirements for audited consolidated financial statements of the Company and certain bank holding company information not included in Exhibit C.

         Uncertain Legislative and Regulatory Environment. The banking and financial services businesses in which the Company and Associated engage are highly regulated. The laws and regulations affecting such businesses may be changed dramatically in the near future. Such changes could affect the ability of banks to engage in nationwide branch banking and the ability of bank holding companies to engage in non-banking businesses, such as securities underwriting and insurance, in which they have been allowed to engage only on a limited basis. Such changes may also affect the capital that banks and bank holding companies are required to maintain, the premiums paid for or the availability of deposit insurance or other matters directly affecting earnings. Neither the Company nor Associated can predict what changes will occur or the effect that any such changes would have on the ability of the combined entity to compete effectively or to take advantage of new opportunities after the Merger.

         Competition. The markets in which the Company and Associated operate are highly competitive. Competition in such markets is likely to increase in light of the changing legislative and regulatory environment in which the Company and Associated operate. In addition, consolidation and mergers in the banking industry are expected to continue, resulting in stronger and more effective competitors. Neither the Company nor Associated can predict the degree to which competition in the industry will increase in the future or the effect any such increased competition will have on the combined entity.

         Rapid Technological Changes. Evolving technology will play a major role in the processing and delivery of financial services. The effective use of new technology will enable banking and financial service businesses to improve information concerning their customers and markets. It will also enable them to reduce overhead expenses while improving the quality of service to customers. Communications technology will substantially improve the ability of financial institutions to exchange information with their customers and employees. Banks and financial institutions that are unwilling or unable to access this evolving new technology could experience lower earnings and a loss of competitiveness.

         Uncertain Economic Environment. Until recently, banks and financial service companies in the Midwest have experienced a relatively long period of price stability and a growing economy. Price stability enables banks to better protect themselves against interest rate risks. A strong economy enhances the opportunity of the commercial sector of the economy to improve earnings and performance. It also provides an environment for financial institutions to experience positive and profitable growth. Recent economic changes present additional risks for all banks and financial service companies.

         Nature of Business. The financial performance of the Company results primarily from its retail banking activities located in the City of West Allis, Wisconsin and surrounding markets in South Eastern Wisconsin. Company shareholders who receive shares of Associated Common Stock will own an interest in a diversified multi-bank holding company with 95 banking offices, substantially all of which are located in various communities throughout Wisconsin, which is also engaged in several non-banking businesses including personal property lease financing, commercial and residential mortgage banking, trust services, full service brokerage and discount brokerage services, reinsurance and general insurance agency activities. Financial performance of Associated is accordingly dependent on its activities and the economic factors in such markets and businesses. See "Certain Information Concerning Associated."

         Business Combinations. Associated seeks additional expansion opportunities and accordingly may enter into business combinations with banking and non-banking entities involving the issuance of its shares or payment of cash consideration which may not require a vote of holders of Associated Common Stock.

         Share Price Fluctuation. The price of shares of Company Common Stock is based upon the financial condition of the Company and the market value for similar non-publicly traded bank holding companies and other factors. The share price of Associated Common Stock on the Nasdaq National Market is by nature subject to the general price fluctuations in the market for publicly-traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of Associated.

MERGER CONSIDERATION

         Upon consummation of the Merger, each share of the Company Common Stock outstanding at the Effective Time will be converted (subject to the provisions with respect to fractional shares described below) into the right to receive a number of shares of Associated Common Stock which is equal to 14,400,000 divided by the "Daily Average Price", divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Exchange Ratio"). See "Certain Provisions of the Merger Agreement - Termination."

         Based upon the capitalization of Associated and the Company as of the Record Date and assuming a Daily Average Price of $42.425 (based on the average closing price of Associated Common Stock for the ten trading-day period ending December 16, 1996), the Exchange Ratio would be 2.0 and the shareholders of the Company would own Associated Common Stock representing approximately 1.8% of the outstanding voting shares of Associated following consummation of the Merger (assuming no exercise of dissenters' rights).

REGULATORY APPROVALS REQUIRED

         Federal. The Merger is subject to prior approval by the Federal Reserve Board under the BHC Act, which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. It is improbable that the Merger poses any antitrust issues. The Federal Reserve Board also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the bank subsidiaries of Associated and the Company under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low and moderate income neighborhoods, consistent with safe and sound operation.

         Under the BHC Act, the Merger may not be consummated until up to 30 days following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. Although a challenge is improbable, there can be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

         Associated filed an application with the Federal Reserve Bank of Chicago (the "Federal Reserve Bank") that was accepted for filing by the Federal Reserve Bank on November 15, 1996 and accepted for processing by the Federal Reserve Bank under delegated authority from the Federal Reserve Board on December 18, 1996.

         Under the regulations of the Federal Reserve Board, the Federal Reserve Bank will act on the application within the 30-day period that began on the date the application was accepted for filing (a period that will be tolled by any public comments or other circumstances that may trigger further request for information from the Federal Reserve Bank). There can be no assurance that the Federal Reserve Bank will continue processing the application under delegated authority.

         There can be no assurance that the Federal Reserve Board will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval.

         Wisconsin. The Merger is also subject to the prior approval by the Department of Financial Institutions of the State of Wisconsin (the "Wisconsin Commissioner") under Section 221.59 of the Wisconsin Statutes which requires that the Wisconsin Commissioner take into consideration (i) the financial and managerial resources and future prospects of the respective institutions and whether the transaction would be contrary to the best interests of the shareholders or customers of the bank or bank holding company to be acquired; (ii) whether the action would be detrimental to the safety and soundness of the respective institutions or any subsidiary or affiliate of the respective institutions; (iii) the record of performance, management, financial responsibility and integrity, and the CRA rating of the applicant; and (iv) whether, upon consummation of the transaction, the applicant would control in excess of 30% of the total amount of deposits of insured depository institutions in Wisconsin as specified under federal banking law.

         Associated filed an application with the Wisconsin Commissioner on November 14, 1996 which was accepted for processing on the date filed. There can be no assurance that the Wisconsin Commissioner will approve the Merger, and if the Merger is approved, there can be no assurance as to the date of such approval. The Merger may be consummated at any time within one year of the date approval is granted by the Wisconsin Commissioner (subject to the foregoing federal approvals).

         General. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Certain Provisions of the Merger Agreement - Conditions to Consummation of the Merger." In the Merger Agreement, Associated and the Company have agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the Merger, including furnishing information to the Federal Reserve Board or in connection with approvals or filings with other governmental entities. Associated and the Company have also agreed to take all reasonable action necessary to obtain approvals of the Federal Reserve Board, the Wisconsin Commissioner and other governmental entities. However, the obligation to take reasonable actions is not to be construed as including an obligation to accept any terms or conditions to an agreement or other approval of, or any exemption by, any party that are not customarily contained in approvals of similar transactions granted by such regulators or if Associated in good faith determines that such terms or conditions would have a material adverse effect on its business or financial condition or would materially detract from the value of the Company to Associated. There can be no assurance that any regulatory approvals will not contain a term or condition that causes such approvals to fail to satisfy the conditions described above under "Certain Provisions of the Merger Agreement - Conditions to Consummation of the Merger."

         Associated and the Company are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

THE EFFECTIVE TIME

         The Merger will be consummated and will become effective as of the date Articles of Merger are filed with the Department of Financial Institutions of the State of Wisconsin (the "Effective Time"). The filing with respect to the Merger will occur as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions to the Merger as set forth in the Merger Agreement. The Merger Agreement may be terminated by either party if, among other reasons, the Merger shall not have been consummated on or before March 31, 1997. Upon consummation of the Merger, the Company will be merged into Associated and will not continue its separate existence or operations, to which Associated as the surviving corporation will succeed.

See "Certain Provisions of the Merger Agreement - Conditions to Consummation of the Merger" and "Certain Provisions of the Merger Agreement Termination."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

         At the Effective Time and without any action on the part of Associated, the Company or the holders of the Company Common Stock, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Company shareholders exercising their dissenters' rights under the WBCL) shall be converted into the right to receive shares of Associated Common Stock. See "The Merger Dissenters' Rights." All such shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each stock certificate previously representing any such shares of the Company Common Stock (other than shares held by dissenting shareholders as described above) shall thereafter represent the right to receive a certificate representing shares of Associated Common Stock into which such Company Common Stock has been converted. Certificates previously representing shares of the Company Common Stock shall be exchanged for certificates representing whole shares of Associated Common Stock upon the surrender of such certificates as provided below. No fractional share of Associated Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made as provided below.

         As of the Effective Time, Associated shall deposit, or cause to be deposited, with a bank or trust company designated by Associated (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock and for exchange in accordance with the terms of the Merger Agreement, certificates representing the shares of Associated Common Stock (such certificates for shares of Associated Common Stock to be exchanged for the Company Common Stock, together with any dividends or distributions with respect thereto (the "Company Exchange Fund") issuable pursuant to the terms of the Merger Agreement in exchange for outstanding shares of the Company Common Stock. It is anticipated that Harris Trust and Savings Bank will serve as the Exchange Agent.

         As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive shares of Associated Common Stock, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Associated Common Stock. Upon surrender of a certificate previously representing shares of the Company Common Stock to the Exchange Agent together with such duly executed letter of transmittal, the holder of such certificate shall receive in exchange therefor a certificate representing that number of whole shares of Associated Common Stock to which such holder is entitled and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Associated Common Stock may be issued to a transferee if the certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each certificate previously representing shares of the Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Associated Common Stock and cash in lieu of any fractional shares of Associated Common Stock as described below.

         THE COMPANY SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL NOR RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         No dividends or other distributions declared or made after the Effective Time with respect to Associated Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the shares of Associated Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such certificate is surrendered. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of said certificate, which represents whole shares of Associated Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of cash payable with respect to a fractional share of Associated Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Associated Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time, but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Associated Common Stock.

         All shares of Associated Common Stock issued upon conversion of the shares of the Company Common Stock (including any cash paid for fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock.

         No certificates or scrip representing fractional shares of Associated Common Stock shall be issued upon the surrender for exchange of the certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights as a shareholder of Associated. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices of a share of Associated Common Stock as quoted on the Nasdaq National Market during the ten consecutive trading day period ending three business days prior to the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify Associated and Associated shall make available such amounts to such holders of such fractional share interests subject to and in accordance with the terms of the Merger Agreement, as relevant.

         Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Associated, upon demand, and any shareholders of the Company who have not theretofore complied with the procedures described above shall thereafter look only to Associated for payment of their claim for Associated Common Stock, any cash in lieu of fractional shares of Associated Common Stock and any dividends or distributions with respect to Associated Common Stock.

         Neither Associated nor the Company shall be liable to any holder of shares of the Company Common Stock for any such shares of the Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

         Associated shall be entitled to deduct and withhold from any cash consideration payable pursuant to the Merger Agreement to any holder of shares of the Company Common Stock such amounts as Associated is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law.

         At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of the Company Common Stock thereafter on said record books. From and after the Effective Time, the holders of certificates shall cease to have any rights with respect to such shares of the Company Common Stock except as otherwise provided in the Merger Agreement, or by law. On or after the Effective Time, any certificates presented to the Exchange Agent or Associated for any reason shall be converted into shares of Associated Common Stock in accordance with the terms of the Merger Agreement as described above.

DESCRIPTION OF ASSOCIATED COMMON STOCK ISSUABLE IN THE MERGER

         The following description of Associated Common Stock issuable in the Merger is a summary and is qualified in its entirety by reference to the terms of such security, which is incorporated by reference herein and is set forth in full in Article III of Associated 's Articles of Incorporation (the "Associated Articles"). The description set forth below is subject in all respects to the WBCL and the Associated Articles.

         Harris Trust and Savings Bank is the transfer agent and registrar for all outstanding Associated Common Stock.

         THE FOLLOWING DESCRIPTION OF ASSOCIATED COMMON STOCK SHOULD BE READ CAREFULLY BY THE COMPANY SHAREHOLDERS SINCE, AT THE EFFECTIVE TIME, EACH ISSUED AND OUTSTANDING SHARE OF THE COMPANY COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE SHARES OF ASSOCIATED COMMON STOCK AT THE EXCHANGE RATIO.

         General. Associated has one class of common stock, the Associated Common Stock. Of the 48,000,000 shares of Associated Common Stock authorized, 18,359,557 shares were outstanding as of the Record Date, exclusive of shares held in its treasury. Of the 750,000 shares of Associated preferred stock with a par value of $1.00 per share authorized, none were issued and outstanding as of the Record Date.

         Dividend Rights. Dividends on Associated Common Stock will be payable out of the assets of Associated legally available therefor as, if and when declared by the Associated Board of Directors. No share of Associated Common Stock is entitled to any preferential treatment with respect to dividends.

         Voting Rights. Each holder of Associated Common Stock will be entitled at each shareholders' meeting of Associated, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share of Associated Common Stock registered in his or her name on the stock transfer books of Associated. Such voting rights are not cumulative.

         Rights Upon Liquidation. Subject to the rights of holders of any Associated preferred stock which may be issued from time to time, in the event of liquidation, dissolution or winding up of Associated, whether voluntary or involuntary, the holders of Associated Common Stock will be entitled to receive all assets of Associated remaining for distribution to its shareholders, on a pro rata basis.

         Miscellaneous. Shares of Associated Common Stock are not convertible into shares of any other class of capital stock. Shares of Associated Common Stock are not and will not be entitled to any preemptive or subscription rights. The issued and outstanding shares of Associated Common Stock are fully paid and nonassessable (except as otherwise provided under the WBCL).

COMPARISON OF SHAREHOLDER RIGHTS

         The following is a summary of material differences between the rights of holders of Company Common Stock and Associated Common Stock. As the Company and Associated are both incorporated under the laws of the State of Wisconsin, rights of shareholders are substantially similar. Differences in the rights of shareholders of the Company and Associated arise from differences between the provisions of the Associated Articles and By-laws and those of the Company. Shareholders of the Company, whose rights are governed by the Company's Articles of Incorporation, By-laws and the WBCL will, on consummation of the Merger, become shareholders of Associated. Their rights as Associated shareholders will then be governed by Associated's Articles of Incorporation and By-laws and by the WBCL. The following is a summary of the material differences between the rights of shareholders of the Company and the rights of shareholders of Associated.

         AUTHORIZED CAPITAL STOCK

         The Company. Under the Company's Articles of Incorporation, the aggregate number of shares which it is authorized to issue is 5,000,000 shares of one class of common stock, $1.00 par value. All shares of the Company Common Stock are identical in rights and have one vote. The holders of the Company Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of the Company from funds legally available therefor and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The Company has no authorized shares of preferred stock and, accordingly, the rights of holders of Company Common Stock to receive dividends or payment in the event of voluntary or involuntary dissolution, liquidation or winding up of the Company are not subject to the prior satisfaction of the rights of any other shareholders.

         Associated. Under Associated's Articles of Incorporation, Associated is authorized to issue 48,000,000 shares of common stock, par value $0.01 per share and 750,000 shares of preferred stock, $1.00 par value. All shares of Associated Common Stock are identical in rights and have one vote. For a description of Associated Common Stock, see "Description of Associated Common Stock Issuable in the Merger." The preferred stock shall be cumulative and dividends shall accrue thereon. The Board of Directors may divide the preferred stock into series and establish the relative rights and preferences of preferred stock issued in the future as specified in the Articles without shareholder action and issue such stock in series. As of the date hereof, no shares of any series of Associated preferred stock are issued and outstanding.

         APPRAISAL RIGHTS AND DISSENTERS' RIGHTS

         The Company. Under the WBCL, a shareholder of a corporation is generally entitled to receive payment of the fair value of such shareholder's stock if such shareholder dissents from a proposed merger or share exchange or a sale or exchange of all or substantially all of the property and assets of the corporation.

         Associated. Dissenters' rights under the WBCL are not available to holders of shares, such as shares of Associated Common Stock, which are registered on a national securities exchange or quoted on Nasdaq on the record date filed to determine shareholders entitled to notice of the meeting at which shareholders are to vote on the proposed corporate action. Associated Common Stock is quoted on the Nasdaq National Market.

         REQUIRED VOTE

         The Company. The Company's Articles of Incorporation provide that any merger or consolidation of the Company with one or more other corporations or any sale, lease or exchange of all or substantially all of the property and assets of the Company requires the affirmative vote of the holders of at least 80% of the outstanding shares of the Company.

         The Company's Articles of Incorporation also provide that any amendment to the Articles of Incorporation must receive the affirmative vote of at least 66-2/3% of the outstanding shares, and any amendment pertaining to the term or removal of directors or pertaining to the merger of the Company or the sale of substantially all of its assets must be approved by the affirmative vote of at least 80% of the shares entitled to vote on such amendments.

         However, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on a merger or an amendment to the Articles of Incorporation is required for any merger or amendment which is approved by the affirmative vote of a majority of the Board of Directors of the Company.

         Associated. Pursuant to 180.1706(1) of the WBCL, except as otherwise provided in a corporation's articles of incorporation or bylaws, any amendment to the articles of incorporation, merger or certain other extraordinary events involving a corporation organized before January 1, 1973, which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement, must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. The Associated Articles were amended in 1992 to reduce the vote required pursuant to Section 180.1706(1) of the WBCL to a majority vote. Thus, the affirmative vote of a majority of the shares of Associated is required to adopt amendments to the Associated Articles which create dissenters' rights or approve mergers and certain other extraordinary transactions other than those in "Comparison of Shareholder Rights - Certain Business Combinations."

         CLASSIFIED BOARD OF DIRECTORS

         The Company. The Company's Board of Directors is divided into three classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. The Company's Board consists of no less than five nor more than nine members. The Company present Board consists of seven directors. At each annual meeting, the successors to the class of directors whose term expires at the time of such meeting are elected by majority vote.

         Associated. The Board of Directors of Associated is divided into three classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. However, the By-laws require that a director retire as of the first annual meeting of shareholders subsequent to the director's 65th birthday unless such director's term is extended for a one-year term by a two-thirds vote of Associated's Board. At each annual meeting of Associated's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. Associated's Board consists of nine directors.

         REMOVAL OF DIRECTORS FOR "CAUSE"

         The Company. The Company's Articles of Incorporation provide that a director may be removed from office "by the affirmative vote of 80% of the outstanding shares entitled to vote for the election of such director.

         Associated. Shareholders of Associated may remove a director only for "cause." "Cause" is defined as conviction of a felony, declaration of unsound mind by an order of a court of competent jurisdiction, gross dereliction of duty or commission of an action which constitutes intentional misconduct or a knowing violation of law and that results in both an improper substantial personal benefit and a material injury to Associated.

         NEWLY CREATED DIRECTORSHIPS AND VACANCIES ON THE BOARD OF DIRECTORS

         The Company. Pursuant to 180.0810 of the WBCL, unless otherwise provided in a corporation's Articles, shareholders may fill vacancies on a corporation's Board of Directors. The Company's By-laws authorize the shareholders or the Board of Directors, by the affirmative vote of a majority of the shareholders or the directors then in office, though less than a quorum, to fill vacancies on the Company's Board of Directors until the next succeeding election of directors, except that the Company's Articles of Incorporation provide that vacancies created by removal of a director may only be filled by the affirmative vote of 80% of the outstanding shares..

         Associated. The Associated's Articles provide that newly created directorships and any vacancies on Associated's Board of Directors may only be filled by the Board of Directors. Associated's By-laws provide that the remaining members of the Board shall appoint a director in accordance with the WBCL.

         CERTAIN BUSINESS COMBINATIONS

         The Company. The Company's Articles of Incorporation provide that any merger or consolidation of the Company with one or more other corporations or any sale, lease or exchange of all or substantially all of the property and assets of the Company shall require the affirmative vote of the holders of at least 80% of the outstanding shares of the Company. However, the affirmative vote of a majority of the outstanding shares shall apply to such transactions which are approved by the affirmative vote of a majority of the Board of Directors of the Company.

         Associated. Article VII of Associated's Articles provides that an affirmative vote of 80% of Associated's outstanding shares is required to approve a merger or other business combination involving a beneficial owner of 10% or more of Associated's outstanding voting shares (an "interested shareholder"). In addition, if the consideration offered in connection with such transaction does not satisfy certain "fair price" requirements, the affirmative vote of 80% of the "non-interested outstanding shares" (defined as voting shares not beneficially owned by an interested shareholder) of Associated will also be required to approve such a transaction. These requirements do not apply if (a) the board of directors approves the transaction and a majority of the directors voting to approve the transaction are "continuing directors" (defined as a director who was either (i) a director at the time the interested shareholder became "interested" and who is not otherwise affiliated with such shareholder, or (ii) a director designated (prior to his or her initial election as a director) as a continuing director by a majority of the then continuing directors or

(b) the transaction is between Associated and a subsidiary of Associated and no interested shareholder (together with such shareholder's affiliates and associates) owns any of the outstanding shares of the subsidiary. The foregoing provision may only be amended, modified or repealed by the affirmative vote of not less than 80% of the outstanding shares and the non-interested outstanding shares of Associated.

         ADVANCE NOTICE OF PROPOSALS TO BE BROUGHT AT THE ANNUAL MEETING

         The Company. The Company's Articles and By-laws do not contain any provisions relating to advance notice of proposals to be brought before an annual meeting.

         Associated. Pursuant to Article II, Section 5 of Associated's By-laws, any shareholder who intends to bring business before an annual meeting of shareholders (other than nominations for directors) must provide Associated with notice of such intention, the nature of such proposal and certain other information regarding the shareholder bringing the proposal, not less than 60 nor more than 75 days prior to the meeting, or within 10 days from the date notice or public disclosure of the date of such meeting is given, if such announcement date is less than 70 days before the meeting date.

         ADVANCE NOTICE OF NOMINATIONS OF DIRECTORS

         The Company. The Company's Articles and By-laws do not contain any provisions relating to advance notice of nominations of directors.

         Associated. Pursuant to Article II, Section 6 of Associated's By-laws, any shareholder who intends to nominate directors for election at a meeting called for that purpose must provide Associated with notice of such intention, certain information regarding the proposed nominee and certain information regarding the nominating shareholder, not less than 60 days nor more than 75 days prior to the meeting, or within 10 days from the date notice or public disclosure of the date of such meeting is publicly announced, if such announcement date is less than 70 days before the meeting date.

RESALE OF ASSOCIATED COMMON STOCK ISSUED PURSUANT TO THE MERGER

         The Associated Common Stock issued pursuant to the Merger will be registered under the Securities Act and be freely tradeable under the Securities Act except for shares issued to any shareholder of the Company who may be deemed to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act. Each affiliate identified by the Company will enter into an agreement with Associated providing that such affiliate will be subject to Rule 145(d) of the Securities Act, shall not transfer any Associated Common Stock received in the Merger except in compliance with the Securities Act. In order to comply with pooling of interests requirements, such persons shall agree to make no disposition of any shares of the Company Common Stock or Associated Common Stock (or any interests therein) during the period beginning 30 days before the Effective Time and ending when the financial results for at least 30 days of combined operations of the Company and Associated after the Effective Time have been published. This Proxy Statement/Prospectus does not cover resales of Associated Common Stock received by any person who may be deemed to be an affiliate of the Company. The Company has concluded that the only affiliates of the Company are its directors and executive officers.

PRE-MERGER DIVIDEND POLICY

         The Company. Pursuant to the Merger Agreement, except for the payment of a cash dividend of $.25 per share in December, 1996, the Company is prohibited from declaring or paying any dividend on, or making any other distribution in respect of, its outstanding shares of capital stock without the prior written consent of Associated.

         Associated. Associated expects to continue to declare, until the Effective Time, its regularly scheduled dividends.

POST-MERGER DIVIDEND POLICY

         It is the current intention of the Board of Directors of Associated to continue to declare cash dividends on the Associated Common Stock following the Merger. The dividend is currently in the amount of $0.29 per quarter or $1.16 per year, in each case per share. Shareholders should note that no such dividends payable following the date hereof have currently been declared and that future dividends will be determined by the Associated Board of Directors in light of the earnings and financial condition of Associated and its subsidiaries and other factors, including applicable governmental regulations and policies. In that regard, Associated is a legal entity separate and distinct from its banking and non-banking subsidiaries, and the principal sources of Associated's income are dividends and interest from such subsidiaries. The payment of dividends by Associated's banking subsidiaries is subject to certain restrictions under applicable governmental regulations. See also "The Merger - Pre-Merger Dividend Policy."

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Merger Agreement, the Company has agreed to carry on its business, and the business of its subsidiaries, in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement, subject to certain covenants and other agreements agreed to by the Company in the Merger Agreement. See "Certain Provisions of the Merger Agreement - Certain Covenants."

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         Associated and the Company have received an opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. that the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code and that each of Associated and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code. Accordingly, the Company and Associated will recognize no gain or loss for federal income tax purposes as a result of the Merger and no gain or loss will be recognized by any holder of the Company Common Stock upon receipt of Associated Common Stock pursuant to the Merger (except upon the receipt of cash in lieu of fractional shares of Associated Common Stock). This discussion of federal income tax consequences of the Merger assumes that none of the holders of Company Common Stock will exercise dissenters' rights. The Internal Revenue Service ("Service") has not been asked to rule upon the tax consequences of the Merger and such request will not be made. The opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of an advisor is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service.

         EACH SHAREHOLDER OF THE COMPANY IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Based upon the opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., which in turn is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the shareholders of the Company will result from the Merger:

                  (i) Provided that the Merger of the Company with and into Associated qualifies as a statutory merger under applicable law, the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and the Company and Associated will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code for purposes of this reorganization.

                  (ii) No gain or loss will be recognized by the holders of the Company Common Stock upon the exchange of the Company Common Stock solely for Associated Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Associated Common Stock.

                  (iii) A Company shareholder's aggregate basis in the Associated Common Stock (including any fractional share interest to which he or she may be entitled) received in the Merger will be the same as the aggregate basis of the Company Common Stock exchanged therefor.

                  (iv) The holding period of the Associated Common Stock received by a holder of Company Common Stock pursuant to the Merger will include the period during which the Company Common Stock exchanged therefor was held, provided that the Company Common Stock surrendered was held as a capital asset as of the time of the Merger.

                  (v) The receipt by a holder of Company Common Stock of cash in lieu of a fractional share of Associated Common Stock will be treated as if he or she received such fractional share from Associated and then had it redeemed for cash. Such receipt of cash will be treated under
         Section 302(b)(1) of the Code as full payment in exchange for the fractional share.

         The foregoing is only a general description of certain material federal income tax consequences of the Merger for holders of the Company Common Stock who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each holder of the Company Common Stock. It does not discuss all of the consequences that may be relevant to holders of the Company Common Stock entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreements or the Merger itself. No information is provided herein with respect to the application and effect of state, local and foreign tax laws and the possible effects of changes in federal laws or other tax laws.

ANTICIPATED ACCOUNTING TREATMENT

         The business combination resulting from the Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Associated and the Company will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of Associated and the Company for the entire fiscal year in which the combination occurs.

         The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of the opinion of the independent public accountants of Associated to the effect that the Merger qualifies for "pooling of interests" accounting treatment. IN THE EVENT SUCH CONDITION IS NOT MET, THE MERGER WOULD NOT BE CONSUMMATED UNLESS THE CONDITION WERE WAIVED BY ASSOCIATED.

DISSENTERS' RIGHTS

         Under the provisions of Subchapter XIII of the WBCL, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit B and which provisions are incorporated herein by reference, any holder of record or beneficial holder of Company Common Stock has the right to dissent from the Merger and demand payment of the "fair value" of his or her shares in cash as determined pursuant to Subchapter XIII of the WBCL ("Dissenters' Rights"). Set forth below is a summary of the procedures relating to the exercise of Dissenters' Rights. This summary does not purport to be a complete statement of the provisions of Subchapter XIII of the WBCL. Any shareholder who wishes to assert Dissenters' Rights must deliver a written notice of his or her intent to exercise such right to Centra Financial, Inc., 10701 West National Avenue, West Allis, Wisconsin 53227, Attention Mr. Andrew Spencer, Secretary, before the vote on the Merger Agreement is taken at the special meeting. A PROXY OR VOTE AGAINST THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

         A record holder of Company Common Stock may assert Dissenters' Rights as to fewer than all shares registered in that shareholder's name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies the Company in writing of the names and addresses of each person on whose behalf the shareholder asserts such Dissenters' Rights.

         A beneficial shareholder may assert Dissenters' Rights as to shares held on the shareholder's behalf only if, in addition to meeting the other requirements to dissent, the beneficial shareholder (i) submits to the Company the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts Dissenters' Rights and (ii) asserts Dissenters' Rights with respect to all shares of which the shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

         If the Merger Agreement is approved by the requisite vote of holders of the Company Common Stock, the Company is required to send a notice (the "Dissenters' Notice") to all dissenting shareholders containing payment demand and stock certificate surrender information (the "Payment Demand") within 10 days after such approval. The return date (the "Payment Demand

Date") specified by the Company for receiving the Payment Demand from dissenting shareholders may not be less than 30 nor more than 60 days after the date on which the Dissenters' Notice was first sent. Upon receipt of the Dissenters' Notice, each dissenting shareholder must return his Payment Demand and Certificate no later than the Payment Demand Date as provided in the Dissenters' Notice and certify whether he or she acquired beneficial ownership of the shares prior to the first public announcement of the terms of the Merger on April 10, 1996. A Payment Demand may not be withdrawn without the Company's consent.

         Upon effecting the Merger, within 60 days after the Payment Demand Date, the Company will pay each dissenting shareholder who properly complied with the statutory requirements of Subchapter XIII of the WBCL, the amount that the Company estimates to be the fair value of such dissenting shareholder's shares, plus accrued interest from the Effective Time; provided that, with respect to shares acquired after the first public announcement of the Merger, the Company may elect to withhold payment until either such shareholder accepts the Company's offer of fair value or a court determines the fair value of such shares.

         If the Merger is not effected within 60 days of the Payment Demand Date, the Company will return all deposited certificates to dissenting shareholders. If the Merger is thereafter effected, the Company will send a new Dissenters' Notice within 10 days of effecting the Merger and repeat the payment demand procedure described above.

         If any dissenting shareholder is dissatisfied with the Company's determination of "fair value," such dissenting shareholder may notify the Company in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting shareholder must assert this right within 30 days after the Company makes or offers payment for his or her shares or the right is waived. The Company may either accept such dissenting shareholder's estimate of fair value or commence a proceeding in the Wisconsin Circuit Court of Milwaukee County to determine the fair value of the shares of all dissenting shareholders whose own estimates of fair value are not accepted by the Company.

         In the event any holder of the Company Common Stock fails to perfect his or her rights to dissent by failing to comply strictly with the applicable statutory requirements of Subchapter XIII of the WBCL, he or she will be bound by the terms of the Merger Agreement and will not be entitled to payment for his or her shares under Subchapter XIII of the WBCL. ANY HOLDER OF COMPANY COMMON STOCK WHO WISHES TO OBJECT TO THE TRANSACTION AND DEMAND PAYMENT IN CASH FOR HIS OR HER SHARES SHOULD CONSIDER CONSULTING HIS OR HER OWN LEGAL ADVISOR.

         Because an executed Proxy relating to Company Common Stock on which no voting direction is made will be voted at the Special Meeting in favor of the Merger, a dissenting shareholder who wishes to have his or her shares of Company Common Stock represented by proxy at the Special Meeting but preserve his or her dissenters' rights must mark his or her Proxy either to vote against the Merger or to abstain from voting thereon, in addition to the foregoing requirements.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Associated (through the Bank as employer) has agreed to succeed to the Bank's obligations with respect to Employment Agreements with Messrs. Olm and Koeppl and Ms. Stockinger. The Agreements provide for each of the named individuals to continue serving in their present capacity until the expiration of the Agreements' term on January 2, 1999. Each of the individuals will receive their base salary, shall be entitled to participate in bonus and incentive plans currently in effect, and such other benefits of employment generally made available to other officers of the Company.

         Associated shall also succeed to the Bank's obligations with respect to Separation Agreements and Releases with Messrs. Woodcock and Spencer. The individuals will resign their employment and directorships effective December 31, 1996 (but have been rehired on a temporary basis to serve until the Effective Date), and shall be entitled to receive, as severance pay for services rendered, Two Hundred Eighty-Nine Thousand Two Hundred Eighty Dollars ($289,280.00) in the case of Mr. Woodcock and One Hundred Seventy-Two Thousand Three Hundred Thirty-Six Dollars ($172,336.00) in the case of Mr. Spencer. The sums are to be paid over a 24-month period in equal payments at regular pay dates.

OTHER RELATED PARTY TRANSACTIONS

         In the ordinary course of conducting their banking and financial services businesses, each of Associated, the Company and their respective subsidiaries, may do business and engage in banking transactions with the other party and its subsidiaries, which may include but not be limited to interests or participation in loans and interbank advances.

MANAGEMENT AFTER THE MERGER

         In the Merger, the Company will be merged into Associated and the separate corporate existence of the Company will cease. Associated will thereby acquire control of the Bank and the Bank will operate under the name "Associated Bank West Allis."

         The officers and directors of Associated prior to the Merger will continue as officers and directors of the surviving corporation. The directors of the Bank prior to the Effective Time will continue as directors after the Effective Time until their successors shall have been duly elected and qualified.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Exhibit A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

         The Merger Agreement provides that, following the approval of the Merger Agreement by the shareholders of the Company and the satisfaction or waiver of the other conditions to the Merger, the Company will be merged with and into Associated. If the Merger Agreement is approved by the shareholders of the Company, the Merger will become effective upon the Effective Time.

         At the Effective Time, pursuant to the Merger Agreement, each outstanding share of the Company Common Stock will be converted into the right to receive the number of shares of Associated Common Stock which is equal to 14,400,000 divided by the Daily Average Price, divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the effective time (the "Exchange Ratio"). The number of shares of Associated Common Stock into which each share of Company Common Stock shall be converted will not be less than two, and if the Daily Average Price is lower than $35, Associated and the Company will make a good faith effort to promptly renegotiate the Exchange Ratio. The Daily Average Price will equal the average of the closing prices of a share of Associated Common Stock during the ten trading days ending three business days prior to the Effective Time. With regard to the treatment of fractional share interests, see "The Merger - Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares."

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains customary representations and warranties relating to, among other things, (i) each of Associated's and the Company's and their respective subsidiaries' organization and similar corporate matters; (ii) each of Associated's and the Company's capital structure; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and other related matters; (iv) documents filed by Associated with the Commission and each of Associated and the Company with the Federal Reserve Board and state banking authorities and the accuracy of information contained therein; (v) the accuracy of information supplied by each of Associated and the Company in connection with the Registration Statement and this Proxy Statement/Prospectus;
(vi) compliance with laws including employment and lending laws; (vii) no material pending or threatened litigation except as otherwise disclosed in filings by Associated with the Commission and the Company in the regulatory reports; (viii) filing of tax returns and payment of taxes; (ix) certain material contracts and contracts relating to certain employment, separation and benefits matters of the Company; (x) retirement and other employee plans and matters of the Company relating to ERISA; (xi) the absence of any burdensome contracts, agreements or restrictions; (xii) absence of certain material changes or events since December 31, 1995, relating to the occurrence of a material adverse effect in the business operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Associated or its subsidiaries, taken as a whole, and the Company or its subsidiaries, taken as a whole; (xiii) maintenance of books of account and accounting controls, loan documentation and disclosure;
(xiv) no action taken that would prevent using the "pooling of interests" method to account for the Merger or which would prevent the Merger from qualifying as


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

a tax-free reorganization under the Code; (xv) certain environmental matters relating to the properties of the Company; (xvi) good title to the properties of the Company and its subsidiaries, free of liens except as specified; and (xvii) certain insurance matters.

CERTAIN COVENANTS

         Pursuant to the Merger Agreement, Associated and the Company have each agreed that prior to the Effective Time (and unless the prior written consent of the other shall have been obtained) each of them and their respective subsidiaries will operate their respective businesses in a manner that does not violate any law. In addition, the Company has agreed that prior to the Effective Time, the Company will not propose or adopt any amendments to its corporate charter or bylaws in any way materially adverse to Associated.

         Pursuant to the Merger Agreement, the Company has also agreed that prior to the Effective Time (and unless the prior written consent of Associated shall have been obtained) the Company and its subsidiaries will (i) carry on business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable efforts to preserve intact their business organization and assets (and all rights associated therewith), (iii) use reasonable efforts to maintain and keep their properties in good repair and condition, (iv) use reasonable efforts to keep all insurance and bonds in full force and effect, (v) perform in all material respects all obligations under all material contracts, leases and documents relating to or affecting the assets, properties and business of the Company and its subsidiaries, (vi) purchase and sell securities in accordance with certain guidelines, (vii) maintain as of December 31, 1996 and until the Effective Time, a loan loss reserve of not less than 2.0% of period ending loans, (viii) comply with certain capital requirements and (ix) comply with and perform in all material respects all obligations and duties imposed by all applicable laws. The Company has also agreed that prior to the Effective Time (and unless the prior written consent of Associated shall have been obtained), neither the Company nor its subsidiaries will: (i) grant any increase in compensation or bonuses (other than as specified in the Merger Agreement) or retirement benefits to any employee or otherwise adopt, enter into, amend or modify any employee benefit plan, or enter into or amend any employment, severance or similar agreement with any director or officer (other than as is consistent with the normal severance policy of the Company); (ii) except for a dividend to be declared and paid on or before December 31, 1996 not to exceed $.25 per share on 172,652 shares, declare or pay any dividend on its outstanding shares of capital stock; (iii) redeem, purchase or otherwise acquire any shares of the Company capital stock; (iv) merge or consolidate with or into any other corporation or bank; (v) purchase or otherwise acquire any assets or stock of any corporation, bank or other business; (vi) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice; (vii) split, combine or reclassify any of the capital stock of the Company or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
(viii) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of the Company Common Stock or any rights, warrants or options to acquire, any such shares; (ix) purchase any shares of Associated Common Stock (except in a fiduciary capacity for the account of its customers); (x) change any of its methods of accounting, or methods of reporting income or deductions for federal income tax purposes, in effect at December 31, 1995; (xi) except for the required loan loss reserve, change any lending, investment, liability management or other material policies concerning the business or operations of the Company or any subsidiary in any material respect; (xii) organize any new subsidiaries or enter into any new non-bank line of business or make any material changes in its operations; (xiii) incur or assume any material obligation or liability, or make any loan (excluding loan renewals of a loan not then classified as



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

"substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company, the Bank or banking regulators) or investment in an amount greater than $100,000; (xiv) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity; (xv) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon, except
(A) liabilities and obligations incurred in the ordinary course of business consistent with past practices and in amounts not material to the Company or its subsidiaries taken as a whole, and (B) as may be required under existing agreements to which the Company or any subsidiary is a party; (xvi) acquire assets (including equipment) or securities in excess of $25,000 in the aggregate (excluding loans to customers and investments permitted above); (xvii) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $20,000 individually; (xviii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $25,000 or in any manner which would restrict in any material respect the operations or business of the Company or its subsidiaries;
(xix) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer; or (xx) take any action or fail to take any action which individually or in the aggregate can be expected to have a material adverse effect (as defined in the Merger Agreement) on the Company or its subsidiaries, taken as a whole.

NO SOLICITATION OF TRANSACTIONS

         The Merger Agreement provides that the Company and its respective subsidiaries will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action. The Company must promptly notify Associated orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. Notwithstanding the foregoing, the Board of Directors of the Company is not prohibited from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to any party that requests information as to the Company if the Board of Directors of the Company, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by law, and if prior to furnishing such information to such party, the Company receives from such party an executed confidentiality agreement in reasonably customary form.

         For purposes of the Merger Agreement, a "Competing Transaction" shall mean any of the following involving the Company or any of the Company's subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of transactions, excluding from the calculation of such percentage any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of 10% or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for 10% or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHC Act or the Change in Bank Control Act with respect to the Company or its subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of each party to effect the Merger is subject to various conditions which include, in addition to other customary closing conditions, the following: (i) the Merger shall have been approved by the holders of the Company Common Stock; (ii) the Registration Statement shall have been declared effective by the Commission under the Securities Act (and no stop order suspending the effectiveness of the Registration Statement shall have been issued) and Associated shall also have received all other federal and state securities permits and authorizations necessary to issue Associated Common Stock pursuant to the Merger Agreement; (iii) the Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any condition which is not reasonably satisfactory to Associated or the Company, and any waiting periods with respect to the Merger shall have expired; and (iv) there shall not be any injunction or restraining order preventing the consummation of the Merger in effect.

         In addition, Associated's or the Company's respective obligation to effect the Merger is subject to one or more of the following additional conditions (any of which may be waived by such party): (i) the representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects and the other party shall have performed in all material respects all agreements and covenants required to be performed by it under the Merger Agreement and any agreements entered into in connection therewith, and the other party shall have obtained all material consents and approvals required to consummate the Merger; (ii) there shall not be any pending action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (a) challenging or seeking material damages in connection with the Merger, or the conversion of the Company Common Stock into Associated Common Stock pursuant to the Merger, or (b) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Associated or its subsidiaries of all or any portion of the business or assets of the Company or any of its subsidiaries, which in either case is reasonably likely to have a material adverse effect on either the Company and its subsidiaries, taken as a whole, or Associated and its subsidiaries, taken as a whole; (iii) the parties shall have received the opinion of independent counsel to Associated that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code (see "The Merger - Certain material Federal Income Tax Consequences," above); (iv) Associated shall have received an opinion from KPMG Peat Marwick LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment; (v) the aggregate of (a) fractional share interests in Associated Common Stock to be paid in cash pursuant to the Merger Agreement and (b) the number of shares of Associated Common Stock which would have been issuable pursuant to the Merger Agreement that will not be issued due to the exercise of dissenters' Rights is not more than 10% of the maximum aggregate number of shares of Associated Common Stock which could be issuable as a result of the Merger; (vi) Associated and the Company shall have received the opinion of counsel regarding certain issues under the Securities Act and the WBCL; (vii) Associated shall have received from each affiliate of the Company a signed letter regarding certain restrictions on the resale of Associated Common Stock under Rule 145 of the Securities Act; (viii) receipt by Associated of a written environmental evaluation by Associated's environmental consultant of the Company's real property stating that the Company's property complies with environmental laws and that there are no material contingent liabilities or that the Company shall have taken reasonably appropriate action in response to any environmental condition identified by Associated's environmental consultant; and (ix) the Company's aggregate consolidated after-tax earnings during the three-month period ending December 31, 1996 shall be at least $200,000 (without certain adjustments associated with the Merger, including amounts added to the loan loss reserve for the Company and the expenses of providing for the funding of Separation Agreements with Mr. Andrew N. Spencer and Mr. Richard A. Woodcock).

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time by the applicable Board of Directors, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company: (i) by mutual consent of Associated and the Company; (ii) by either the Company or Associated (x) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Associated, on the other hand, respectively, set forth in the Merger Agreement, or (y) if any representation or warranty of the Company, on the one hand, or Associated, on the other hand, respectively, shall be discovered to have become untrue in any material respect, in either case which breach or other condition has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach or other condition (provided that the Merger Agreement may not be terminated by the breaching party or party making any representation or warranty which shall have become untrue in any material respect); (iii) by either Associated or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable; (iv) by either Associated or the Company if the Federal Reserve Board or the Wisconsin Commissioner denied approval of the Merger and neither Associated nor the Company has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law; (v) by either Associated or the Company if the Merger has not been consummated by March 31, 1997 for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement; (vi) by Associated if the Company fails to take reasonably appropriate action in response to any environmental condition identified by Associated's environmental consultant;
(vii) by Associated if the aggregate of the fractional shares of Associated Common Stock paid in cash and the number of shares of Associated Common Stock that are not issued in the Merger due to the exercise of dissenter's rights exceeds 10% of the shares of Associated Common Stock which would otherwise have been issued pursuant to the Merger; or (viii) by either the Company or Associated, if the Daily Average Price is lower than $35.

         In the event of termination of the Merger Agreement by either the Company or Associated, other than as a result of a material breach by the non-terminating party, each party will pay its own expenses and the Merger Agreement will become void and there will be no liability or obligation on the part of Associated or the Company other than under certain specified provisions of the Merger Agreement dealing with confidential treatment of non-public information. In the event of termination of the Merger Agreement by a material breach, in addition to other remedies at law or equity for breach, the party to have breached will reimburse the non-breaching parties their expenses under the Merger Agreement.

         Provided that Associated has not breached in any material respect its obligations under the Merger Agreement, the Company has agreed to pay Associated a fee of $144,000 within two days subsequent to a termination of the Merger Agreement caused directly or indirectly by (1) the Board of Directors of the Company having withdrawn, modified or amended in any respect its approval or recommendation of the Merger Agreement or the transactions contemplated thereby (or the Board of Directors shall have resolved to do the foregoing) or (ii) the Company violates its agreement to not initiate, solicit or encourage actions which may result in a "Competing Transaction," as such term is defined in the Merger Agreement.

AMENDMENT AND WAIVER
         The Merger Agreement may be amended at any time prior to the Effective Time by action taken or authorized by the respective Boards of Directors of Associated and the Company (except that after the Merger Agreement shall have been approved by the shareholders of the Company, no amendment may be entered into which would reduce the amount or change the consideration into which each share of the Company Common Stock shall be converted upon consummation of the Merger without further shareholder approval). At any time prior to the Effective Time, the parties may extend the time for the performance of any of the obligations or other acts of the other party hereto, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any of the agreements or conditions contained in the Merger Agreement.

EXPENSES

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense (except that the parties shall share equally in the expense of printing and reproducing for filing the Registration Statement and this Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Merger Agreement), except if the Merger Agreement is terminated due to the breach of the Merger Agreement by either party thereto, then, in addition to other remedies at law or equity for breach of the Merger Agreement, the party so found to have breached the Merger Agreement shall indemnify the other party for its expenses.

                    CERTAIN INFORMATION CONCERNING ASSOCIATED

         Associated is a registered bank holding company pursuant to the BHC Act. It was incorporated in Wisconsin in 1964 and was inactive until 1969, when permission was received from the Federal Reserve Board to acquire three banks. Associated currently owns 11 commercial banks located in Wisconsin and Illinois serving their local communities and, measured by total assets held at November 31, 1996 was the third largest commercial bank holding company headquartered in Wisconsin. Associated also owns all of the capital stock of subsidiaries engaged in the following non-banking businesses: personal property lease financing, commercial and residential mortgage banking, trust services, reinsurance and general insurance agency activities.

         Associated provides advice and specialized services to its bank and nonbank subsidiaries (the "Associated Affiliates") in various areas of banking policy and operations, including auditing, data processing, marketing/advertising, investments, personnel services, trust services and other financial services functionally related to banking. Responsibility for the management of the Associated Affiliates remains with their respective Boards of Directors and officers. Services rendered to the Associated Affiliates by Associated are intended to assist the local management of these banks to expand the scope of the banking services offered by them. At November 31, 1996, the Associated Affiliates operated a total of 95 full-service banking offices in 65 communities throughout Wisconsin and in Chicago, Illinois.

         Associated, through the Associated Affiliates, provides a complete range of retail banking services to individuals and small-to-medium-size businesses. These services include checking and savings accounts, NOW, Super NOW and money market deposit accounts, business loans, personal loans, residential and condominium mortgage loans, loans for education, MasterCard, VISA and other consumer-oriented financial services, including IRA and Keogh accounts, safe deposit and night depository facilities. Automated teller machines, which provide 24 hour banking services to customers of the Associated Affiliates, have been installed in many locations in the Associated Affiliates' service areas. The Associated Affiliates are members of an interstate shared automated teller machine ("ATM") network which allows their customers to perform banking transactions from their checking, savings or credit card accounts at ATM terminals in a multi-state environment. Among the services designed specifically to meet the needs of smalland medium-size businesses are various types of specialized financing, cash management services and transfer/collection facilities.

         The Associated Affiliates provide lending, depository and related financial services to commercial, industrial, financial and governmental customers. In the lending area, these include term loans, revolving credit arrangements, letters of credit, inventory and accounts receivable financing and real estate construction lending.

         Additional emphasis is given to non-credit services for commercial customers, such as advice and assistance in the placement of securities, corporate cash management and financial planning. The Associated Affiliates make available check clearing, safekeeping, loan participation, lines of credit, portfolio analyses, data processing and other services to approximately 140 correspondent banking institutions.

         Nine of the Associated Affiliates offer a wide variety of fiduciary, investment management, advisory and corporate agency services to individuals, corporations, charitable trusts, foundations and institutional investors. They also administer (as trustee and in other fiduciary and representative capacities) pension, profit sharing and other employee benefit plans, and personal trusts and estates.

         The Associated Affiliates also provide certain mortgage banking services including the origination, underwriting, closing, and the temporary warehousing of mortgage loans and the sale of loans to investors. The primary focus is on one-to-four-family residential and multi-family properties, all of which mortgage loans are saleable into the secondary mortgage market.

         Associated and the Associated Affiliates are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on Associated. No material portion of Associated's or the Associated Affiliates' business is seasonal.

         At September 30, 1996 Associated and the Associated Affiliates, as a group, employed approximately 1,914 full-time equivalent employees.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

         The Company is a bank holding company incorporated under the laws of the State of Wisconsin with its principal office in West Allis, Wisconsin. The Company owns all the issued and outstanding stock of the Bank, a Wisconsin banking corporation. The Bank owns all the issued and outstanding stock of Central Investment, Inc., a Nevada corporation. As of September 30, 1996, the Company had total assets of approximately $79.7 million and the Bank had deposits of approximately $70.4 million.

         The Bank is a full service bank serving the banking needs of the South Eastern Wisconsin community of West Allis. The Bank provides commercial banking services and products, including savings and demand deposits, real estate, commercial and consumer loans, collection and safe deposit facilities and other services tailored to meet the needs of the individual and business customer. The Bank owns the Bank's main banking premises located at 10701 West National Avenue, West Allis Wisconsin and the branch premises located at 1400 West Capital Drive, Pewaukee, Wisconsin.

         The Company and the Bank are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on the Company or the Bank. No material portion of the Company or the Bank's business is seasonal.

         At November 30, 1996, the Company and Bank employed approximately 32 full-time and five part-time employees.

OWNERSHIP OF THE COMPANY COMMON STOCK

         The following table sets forth information regarding the beneficial ownership of the Company Common Stock as of the Record Date by each director, certain executive officers, all directors and executive officers of the Company as a group and each person who is known by the Company to be the beneficial owner of more than 5% of the Company Common Stock. Directors and executive officers are deemed to own all shares of Company Common Stock which may be owned in joint tenancy, by a spouse, in the names of minor children or in revocable trusts' for which the individual has voting or investment power. The address for the directors and executive officers is the executive offices of the Company.

                                NAME OF                   NUMBER           PERCENT
                           BENEFICIAL OWNER              OF SHARES         OF CLASS
                           ----------------              ---------         --------
                   John F. Bonness                        9,612              5.6%
                   Robert H. Kreuter                     11,512              6.7%
                   George A. Schmus                       4,318              2.5%
                   Robert C. Tubesing                     7,902              4.6%
                   DeLore Williams, MD                    9,464              5.5%
                   Andrew K. Wilson                       8,382              4.9%
                   Richard A. Woodcock                    5,314              3.1%
                   Andrew Spencer                           153               *
                   Paul Olm                                   0               *
                   All directors and
                   executive officers as a
                   group (9 persons)...............      56,657             32.8%



---------------
*    Less than 1%

                                     EXPERTS

         The consolidated financial statements of Associated as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

Associated has retained Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. to render an opinion on the federal income tax consequences of the Merger and in connection therewith, Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. has reviewed the discussion herein entitled "The Merger - Certain Material Federal Income Tax Consequences." Such opinion has been included in the registration statement in reliance upon the authority of said firm as experts in tax matters.

                                 LEGAL OPINIONS

         The validity of the shares issued in connection with the Merger and certain other matters will be passed upon for Associated by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.,

Milwaukee, Wisconsin. Certain legal matters in connection with the Merger will be passed upon for the Company by Davis & Kuelthau, S.C., Milwaukee, Wisconsin.

                              SHAREHOLDER PROPOSALS

         If the Merger is consummated, shareholders of the Company will become shareholders of Associated. Pursuant to Rule 14a-(8) promulgated under the Exchange Act, Associated shareholders may present proper proposals for inclusion in Associated's proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to Associated in a timely manner. Shareholders of the Company who become shareholders of Associated may present proposals for inclusion in Associated's proxy statement for its 1998 Annual Meeting, as the date for inclusion in the proxy statement for the 1997 Annual Meeting has already passed.

                                                                       EXHIBIT A






                          AGREEMENT AND PLAN OF MERGER




                                     BETWEEN




                              ASSOCIATED BANC-CORP


                                       AND


                             CENTRA FINANCIAL, INC.





                                NOVEMBER 6, 1996

                                TABLE OF CONTENTS

                                    ARTICLE I

                                   THE MERGER

SECTION 1.01.            The Merger...............................................................A-2
SECTION 1.02.            Effective Time...........................................................A-2
SECTION 1.03.            Effect of the Merger.....................................................A-3
SECTION 1.04.            Articles of Incorporation and Bylaws.....................................A-3
SECTION 1.05.            Directors and Officers...................................................A-3
SECTION 1.06.            Conversion of Securities.................................................A-3
SECTION 1.07.            Exchange of Certificates.................................................A-5
SECTION 1.08.            Stock Transfer Books.....................................................A-7
SECTION 1.09.            Anti-Dilution Adjustment.................................................A-8

                                                              ARTICLE II

                                             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.01.            Organization and Qualification of the Company;
                          Subsidiaries............................................................A-8
SECTION 2.02.            Articles of Incorporation and Bylaws.....................................A-9
SECTION 2.03.            Capitalization..........................................................A-10
SECTION 2.04.            Authority...............................................................A-11
SECTION 2.05.            No Conflict; Required Filings and Consents..............................A-11
SECTION 2.06.            Compliance; Permits.....................................................A-12
SECTION 2.07.            Banking Reports and Financial Statements................................A-13
SECTION 2.08.            Absence of Certain Changes or Events....................................A-14
SECTION 2.09.            Absence of Litigation...................................................A-14
SECTION 2.10.            Employee Benefit Plans..................................................A-15
SECTION 2.11.            Employment Contracts; Material Contracts................................A-17
SECTION 2.12.            Registration Statement; Proxy Statement.................................A-18
SECTION 2.13.            Title to Property.......................................................A-18
SECTION 2.14.            Compliance with Environmental Laws......................................A-19
SECTION 2.15.            Absence of Agreements...................................................A-21
SECTION 2.16.            Taxes...................................................................A-21
SECTION 2.17.            Insurance...............................................................A-22
SECTION 2.18.            Absence of Adverse Agreements...........................................A-23
SECTION 2.19.            Internal Controls and Records...........................................A-23
SECTION 2.20.            Loans...................................................................A-23
SECTION 2.21.            Labor Matters...........................................................A-23

SECTION 2.22.            Brokers.................................................................A-24
SECTION 2.23.            Accounting and Tax Matters..............................................A-24
SECTION 2.24.            Full Disclosure.........................................................A-24
SECTION 2.25.            Vote Required...........................................................A-25

                                                           ARTICLE III

                                                REPRESENTATIONS AND WARRANTIES OF
                                                            ASSOCIATED

SECTION 3.01.            Organization and Qualification..........................................A-25
SECTION 3.02.            Articles of Incorporation and Bylaws....................................A-25
SECTION 3.03.            Capitalization..........................................................A-26
SECTION 3.04.            Authority...............................................................A-26
SECTION 3.05.            No Conflict; Required Filings and Consents..............................A-26
SECTION 3.06.            Compliance; Permits.....................................................A-27
SECTION 3.07.            Securities Reports; Financial Statements................................A-27
SECTION 3.08.            Absence of Certain Changes or Events....................................A-28
SECTION 3.09.            Absence of Litigation...................................................A-29
SECTION 3.10.            Registration Statement; Proxy Statement.................................A-29
SECTION 3.11.            Absence of Agreements...................................................A-29
SECTION 3.12.            Taxes...................................................................A-30
SECTION 3.13.            Brokers.................................................................A-31
SECTION 3.14.            Accounting and Tax Matters..............................................A-31
SECTION 3.15.            Full Disclosure.........................................................A-31

                                                              ARTICLE IV

                                                     COVENANTS OF THE COMPANY

SECTION 4.01.            Affirmative Covenants...................................................A-31
SECTION 4.02.            Negative Covenants......................................................A-32
SECTION 4.03.            Intentionally left blank................................................A-36
SECTION 4.04.            Access and Information..................................................A-36
SECTION 4.05.            Affiliates; Accounting and Tax Treatment................................A-37
SECTION 4.06.            Expenses................................................................A-37
SECTION 4.07.            Delivery of Shareholder List............................................A-37

                                    ARTICLE V

                             COVENANTS OF ASSOCIATED

SECTION 5.01.            Affirmative Covenants......................................................A-38
SECTION 5.02.            Access and Information.....................................................A-38
SECTION 5.03.            Accounting and Tax Treatment...............................................A-39

                                                              ARTICLE VI

                                                      ADDITIONAL AGREEMENTS

SECTION 6.01.            Registration Statement.....................................................A-39
SECTION 6.02.            Meetings of Shareholders...................................................A-40
SECTION 6.03.            Appropriate Action; Consents; Filings......................................A-40
SECTION 6.04.            Notification of Certain Matters............................................A-41
SECTION 6.05.            Public Announcements.......................................................A-41
SECTION 6.06.            Topping Fee................................................................A-41
SECTION 6.07             Environmental Matters......................................................A-42
SECTION 6.08             Employee Matters...........................................................A-42
SECTION 6.09             Indemnification............................................................A-43
                                                              ARTICLE VII

                                                         CONDITIONS OF MERGER

SECTION 7.01.            Conditions to Obligation of Each Party to
                         Effect the Merger..........................................................A-43
SECTION 7.02.            Additional Conditions to Obligations of Associated.........................A-44
SECTION 7.03.            Additional Conditions to Obligations of the Company........................A-47

                                                             ARTICLE VIII

                                                   TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.            Termination................................................................A-48
SECTION 8.02.            Effect of Termination......................................................A-50
SECTION 8.03.            Amendment..................................................................A-50
SECTION 8.04.            Waiver.....................................................................A-50

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.01.            Non-Survival of Representations, Warranties and
                         Agreements.................................................................A-50
SECTION 9.02.            Disclosure Schedules.......................................................A-51
SECTION 9.03.            Notices....................................................................A-51
SECTION 9.04.            Certain Definitions........................................................A-52
SECTION 9.05.            Headings...................................................................A-53
SECTION 9.06.            Severability...............................................................A-53
SECTION 9.07.            Entire Agreement...........................................................A-53
SECTION 9.08.            Assignment.................................................................A-53
SECTION 9.09.            Parties in Interest........................................................A-53
SECTION 9.10.            Governing Law..............................................................A-54
SECTION 9.11.            Counterparts...............................................................A-54


EXHIBITS

4.01                  Capital Requirements; Purchase and Sale of Securities
4.05                  Affiliate Letter
7.02                  Legal Opinion of Company Counsel
7.03                  Legal Opinion of Associated Counsel

COMPANY DISCLOSURE SCHEDULE

2.03                  Capitalization of the Company; Capitalization of the Bank
2.10                  Employee Benefit Plans
2.11                  Employment Contracts; Material Contracts
2.13                  Title to Property
2.16                  Taxes
2.20                  Loans
4.02                  Dividends

ASSOCIATED DISCLOSURE SCHEDULE

3.09                  Litigation
3.11                  Absence of Agreements

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of November 6, 1996 (the "Agreement"), between ASSOCIATED BANC-CORP, a Wisconsin corporation ("Associated") and CENTRA FINANCIAL, INC., a Wisconsin corporation ("Company").

                              W I T N E S S E T H:

         WHEREAS, the Company is a bank holding company, the wholly-owned subsidiary of which is Central Bank of West Allis, a Wisconsin state chartered bank located in West Allis, Wisconsin (the "Bank"); and

         WHEREAS, the Bank has one wholly-owned subsidiary, Central Investment, Inc. ("Central"). The Bank and Central are sometimes individually referred to as a "Subsidiary" and, collectively, as the "Subsidiaries;" and

         WHEREAS, the Company upon the terms and subject to the conditions of this Agreement and in accordance with the Wisconsin Business Corporation Law ("Wisconsin Law"), will merge with and into Associated (the "Merger"); and

         WHEREAS, the Company and its Board of Directors have determined that the Merger will enhance the ability of the Bank to better serve its existing depositors and customers in West Allis, Wisconsin, and increase the financial strength of the Bank; and

         WHEREAS, the Board of Directors of the Company believes that the Merger with Associated will benefit the shareholders and the employees of the Company and the Subsidiaries; and

         WHEREAS, the respective Boards of Directors of Associated and the Company have (i) determined that the Merger and the exchange of newly issued shares of Associated Common Stock (as defined in Section 1.06) for shares of the Company's Common Stock (as defined in Section 1.06) pursuant and subject to the terms and conditions of this Agreement is fair to and in the best interests of the respective corporations and their shareholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby; and

         WHEREAS, the Board of Directors of the Company has, subject to its fiduciary duties under applicable law, resolved to recommend approval of the Merger by the shareholders of the Company; and

         WHEREAS, Associated and the Company intend to effect a merger that qualifies for pooling-of-interests accounting treatment and as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Associated and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Wisconsin Law, at the Effective Time (as defined in Section 1.02), the Company shall be merged with and into Associated. As a result of the Merger, the separate corporate existence of the Company shall cease and Associated shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.02. Effective Time. The parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin, in such form as required by, and executed in accordance with the relevant provisions of Wisconsin Law (i) after the satisfaction, or if permissible, waiver of conditions set forth in Article VII, and (ii) as promptly as possible within the thirty (30) day period commencing with the latest of the following dates:

                  (a) The 30th calendar day after the date of approval of the Merger by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board");

                  (b) Such date as may be prescribed by the Federal Reserve Board or any other agency or authority pursuant to applicable law, rules or regulations, prior to which consummation of the transaction described and referred to herein may not be effected;

                  (c) The date of the shareholders meeting of the Company to vote upon the Merger pursuant to Section 6.02; or

                  (d) If the transaction contemplated by this Agreement is being contested in any legal proceeding and Associated or the Company has elected to contest the same, the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of Associated or the Company, to the consummation of the transaction contemplated hereby.

         The date and time of the filing of the Articles of Merger is hereinafter referred to as the "Effective Time."

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Associated and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Associated and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Associated, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation.

         SECTION 1.05. Directors and Officers. The directors of Associated immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Associated immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Associated, the Company or the holders of any of the following securities:

                  (a) each share of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") (all issued and outstanding shares of the Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 1.06(b) and other than any Dissenting Shares, as defined in
         Section 1.06(c)) shall be converted, in accordance with Section 1.07, into the right to receive that number of shares of common stock, par value $.01 per share, of Associated ("Associated Common Stock") equal to 14,400,000 divided by the Daily Average Price (as defined below) divided by the number of Shares issued and outstanding immediately prior to the Effective Time; provided, however, that the number of shares of Associated Common Stock into which each Share of Company Common Stock shall be converted shall not be less than two and provided further that if the Daily Average Price is lower than $35, Associated and the Company will make a good faith effort to promptly re-negotiate the conversion ratio. For purposes hereof, the Daily Average Price shall mean the average of the closing prices of a share of Associated Common Stock as quoted on the NASDAQ National Market during the ten trading day period ending three business days prior to the Effective Time. As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the right to receive a certificate representing shares of Associated Common Stock into which such Company Common Stock is convertible. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Associated Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of
         Section 1.07, without interest. No fractional shares of Associated Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 1.07 hereof.

                  (b) each Share held in the treasury of the Company and each Share owned by Associated or any direct or indirect wholly-owned subsidiary of Associated immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (c) each Share of the Company Common Stock which shall be issued and outstanding as of the Effective Time and held by a shareholder who has validly perfected dissenter's rights in accordance with Wisconsin Law, shall not be converted into and shall not become Associated Common Stock hereunder (all such shares of the Company Common Stock are hereinafter called "Dissenting Shares"). The Company shall give Associated prompt notice upon receipt by the Company of any written notice from any such shareholder of the Company ("Dissenting Shareholder"). The Company agrees that prior to the Effective Time, it will not, except with prior written consent of Associated, voluntarily make any payment with respect to, or settle or offer to settle, any request for withdrawal pursuant to the exercise of dissenter's rights. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for his or her shares of the Company Common Stock shall receive payment therefor from Associated (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of applicable law). If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to receive the value of his or her shares of Associated Common Stock, his or her shares shall be thereupon converted into Associated Common Stock in accordance with the provisions of Section 1.06(a) and, if applicable, cash under Section 1.07(e).

         SECTION 1.07.  Exchange of Certificates.

                  (a) Exchange Agent As of the Effective Time, Associated shall deposit, or shall cause to be deposited, with a bank or trust company designated by Associated and acceptable to the Company (the "Exchange Agent"), and such deposit shall be solely for the benefit of the holders of Shares, for exchange in accordance with this Article I through the Exchange Agent, certificates representing the shares of Associated Common Stock (such certificates for shares of Associated Common Stock, and cash in lieu of fractional shares (if any), together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
         Section 1.06 in exchange for outstanding Shares.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted into the right to receive shares of Associated Common Stock pursuant to Section 1.06 and cash in lieu of fractional shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Associated may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Associated Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Associated Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder) and cash in lieu of fractional shares (if any), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Associated Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Certificates surrendered for exchange by any affiliate of the Company shall not be exchanged for certificates representing shares of Associated Common Stock until Associated has received a written agreement from such person as provided in Section 4.05 hereof. Until surrendered as contemplated by this Section 1.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Associated Common Stock and cash in lieu of any fractional shares of Associated Common Stock as contemplated by Section 1.07(e).

                  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Associated Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Associated Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.07(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Associated Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Associated Common Stock to which such holder is entitled pursuant to Section 1.07(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Associated Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Associated Common stock.

                  (d) No Further Rights in the Shares. All shares of Associated Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.07(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

                  (e) No Fractional Shares No certificates or scrip representing fractional shares of Associated Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Associated. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Daily Average Price.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Associated, upon demand, and any shareholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Associated for payment of their claim for Associated Common Stock, any cash in lieu of fractional shares of Associated Common Stock and any dividends or distributions with respect to Associated Common Stock.

                  (g) No Liability. Neither Associated or the Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

                  (h) Withholding Rights. Associated shall be entitled to deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of Shares such amounts as Associated is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Associated, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Associated.

         SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of the Company's Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of the Company's Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Associated for any reason shall be converted into shares of Associated Common Stock in accordance with this Article I.

         SECTION 1.09. Anti-Dilution Adjustment. If, subsequent to the date hereof and prior to the Effective Time, Associated shall pay a stock dividend or make a distribution on Associated Common Stock in shares of Associated Common Stock or any security convertible into Associated Common Stock or shall combine or subdivide its stock, then in each such case, from and after the record date for determining the shareholders entitled to receive such dividend or distribution or the securities resulting from such combination or subdivision, an appropriate adjustment (if any) shall be made to the conversion formula set forth in Section 1.06 above, for purposes of determining the number of shares of Associated Common Stock into which the Company's Common Stock shall be converted. For purposes hereof, the payment of a dividend in Associated Common Stock, or the distribution on Associated Common Stock in securities convertible into Associated Common Stock, shall be deemed to have effected an increase in the number of outstanding shares of Associated Common Stock equal to the number of shares of Associated Common Stock into which such securities shall be initially convertible without the payment by the holder thereof of any consideration other than the surrender for cancellation of such convertible securities. Notwithstanding the foregoing, this Section shall not apply to any stock options issued under option plans of Associated existing as of the date of this Agreement.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Disclosure Schedule attached hereto (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Associated that:

         SECTION 2.01. Organization and Qualification of the Company; Subsidiaries. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Bank is duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Central is a corporation duly organized and validly existing and in good standing under the laws of the State of Wisconsin.
Central is a corporation duly organized and validly existing under the laws of the State of Nevada. The Bank is and has been the only subsidiary of the Company. Central is and has been the only subsidiary of the Bank. The Company and its Subsidiaries each have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate their properties and to carry on their businesses as they are now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company or its Subsidiaries, taken as a whole. The term "Material Adverse Effect" as used in this Agreement shall mean any change or effect that is or is reasonably likely to be materially adverse to a party's business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities). The Company has not received any notice of proceedings relating to the revocation or modification of any Company Approvals. The Company and Central are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole. The Company is registered with the Federal Reserve Board as a one bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Except for the Bank, the Company holds no interest, either directly or indirectly, in any other entity. Except for Central, the Bank holds no interest, either directly or indirectly, in any other entity.

         SECTION 2.02. Articles of Incorporation and Bylaws. The Company has heretofore furnished to Associated a complete and correct copy of the Articles of Incorporation and the Bylaws, as amended or restated, of the Company and its Subsidiaries and such Articles of Incorporation and Bylaws of the Company and its Subsidiaries are in full force and effect and neither the Company nor its Subsidiaries are in violation of any of the provisions of their Articles of Incorporation or Bylaws.

         SECTION 2.03.  Capitalization.

                  (a) Capitalization of the Company. The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, par value $1.00 per share. As of the date of this Agreement, (i) 172,652 shares of the Company's Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable (except as provided in section 180.0622(2)(b) of the Wisconsin Business Corporation Law), and all of which have been issued in compliance with applicable securities laws, and (ii) 4,802 shares of the Company's Common Stock are held in the Company's treasury. Except as set forth in the Company's Disclosure Schedule at Section 2.03(a), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of the Company's Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (b) Capitalization of the Bank. The authorized capital stock of the Bank consists of 40,000 shares of Common Stock, par value $10 per share. As of the date of this Agreement, (i) 40,000 shares of the Bank's Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and all of which have been issued in compliance with applicable securities laws, and (ii) the Company owns all of the Bank's Common Stock. Except as set forth in the Company's Disclosure Schedule at Section 2.03(b), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Bank or obligating the Bank to issue or sell any shares of capital stock of, or other equity interests in the Bank. There are no obligations, contingent or otherwise, of the Bank to repurchase, redeem or otherwise acquire any shares of the Bank's Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (c) Capitalization of Central. The authorized capital stock of Central consists of 1,000 shares of common stock, par value $1.00 per share. As of the date of this Agreement, (i) 1,000 shares of Central's common stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and all of which have been issued in compliance with applicable securities laws, and (ii) the Bank owns all of Central's common stock. As of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued capital stock of Central or obligating Central to issue or sell any shares of capital stock of, or other equity interests in Central. There are no obligations, contingent or otherwise, of Central to repurchase, redeem or otherwise acquire any shares of Central's common stock or to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

         SECTION 2.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of the Company's Common Stock in accordance with Wisconsin Law and the Company's Articles of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Associated, constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

         SECTION 2.05.  No Conflict; Required Filings and Consents.

                  (a) To the best knowledge of the Company, after inquiry of its executive officers, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company or the Subsidiaries, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or the Subsidiaries, or by which their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or the Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or either Subsidiary is a party or by which the Company or either Subsidiary or any of their respective properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole. The Board of Directors of the Company has taken all actions necessary under Wisconsin Law, including approving the transactions contemplated herein, to insure that none of the restrictions set forth in Wisconsin Law do or will apply to the transactions contemplated herein.

                  (b) To the best knowledge of the Company, after inquiry of its executive officers, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), BHCA, the banking laws and regulations of the State of Wisconsin (the "WBL"), and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole.

         SECTION 2.06. Compliance; Permits. To the best knowledge of the Company after inquiry of its executive officers, neither the Company nor its Subsidiaries are in conflict with, or in default or violation of, (i) any law applicable to the Company or the Subsidiaries or by which any of their respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or either Subsidiary is a party or by which the Company or either Subsidiary or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole.

         SECTION 2.07.  Banking Reports and Financial Statements.

                  (a) The Company and its Subsidiaries have timely filed all forms, reports and documents required to be filed with the Federal Reserve Board, the Wisconsin Commissioner and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company Reports, including any Company Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1995, including all notes thereto (the "Company Balance Sheet"), neither the Company nor the Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since December 31, 1995, that would not, individually or in the aggregate have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole, or
         (ii) as otherwise reflected in the reports referred to in Section 2.07(a) hereof.

         SECTION 2.08. Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed prior to the date of this Agreement, since December 31, 1995, to the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1995, there has not been
(i) any change in the financial condition, results of operations or business of the Company or its Subsidiaries having a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or its Subsidiaries having a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, (iii) any change by the Company or its Subsidiaries in their accounting methods, principles or practices, except for compliance with applicable new requirements of the Financial Accounting Standards Board, (iv) any revaluation by the Company or its Subsidiaries of any of their material assets in any material respect, (v) any entry by the Company or its Subsidiaries into any commitment or transactions material to the Company or its Subsidiaries, taken as a whole, (vi) any declaration, setting aside or payment of any dividends or distributions in respect of shares of the Company's Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of either Subsidiary, or (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in compensation payable or to become payable to any officers or key employees of the Company or its Subsidiaries.

         SECTION 2.09. Absence of Litigation. Except as disclosed in the Company Reports filed prior to the date of this Agreement: (a) neither the Company nor its Subsidiaries are subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking authority or other governmental entity, or any judgment, order, writ, injunction, decree or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority, (b) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened, except for matters which individually seek damages not in excess of $20,000 and which otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to the Company or the Subsidiaries as a result of the examination by any bank regulatory authority.


         SECTION 2.10.   Employee Benefit Plans.

                  (a) The Company Disclosure Schedule at Section 2.10 lists all "employee pension benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company or the Subsidiaries (the "Pension Plans"). The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored or contributed to by the Company or the Subsidiaries which, as of the Effective Time, has not distributed all of its assets in full satisfaction of accrued benefits and/or obligations.

                  (b) The Company Disclosure Schedule at Section 2.10 lists all "employee welfare benefit plans," as defined in ERISA section 3(1) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Company or either Subsidiary (the "Welfare Plans"). The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by the Company or either Subsidiary which, as of the Effective Time, has not distributed all of its assets and/or satisfied all of its obligations.

                  (c) The Company has made available to Associated true and complete copies of the documents governing each of the Pension Plans and Welfare Plans as in effect at the Effective Time.

                  (d) The Company Disclosure Schedule at Section 2.10 lists all plans or programs to provide fringe benefits to the Company's and the Subsidiaries' employees (other than Pension Plans and Welfare Plans) including, but not limited to, vacation, sick leave, disability, medical, hospitalization, life insurance and other insurance plans or related benefits (the "Fringe Benefit Plans").

                  (e) The Company has made available to Associated true and complete copies of the documents governing each Fringe Benefit Plan.

                  (f) The Company has no direct or indirect, formal or informal, plan, fund or program to change any Welfare Plan or Fringe Benefit Plan that would affect any of the Company's or Subsidiaries' employees. Neither the Company nor the Subsidiaries have made any material modification, within the meaning of ERISA section 102 and the regulations thereunder, to any existing Welfare Plan or Fringe Benefit Plan which is not set forth in the Welfare Plan or Fringe Benefit Plan documents provided to Associated.

                  (g) For purposes of this Section 2.10, "Company" shall include the Company, the Subsidiaries and all members of any controlled group of corporations (within the meaning of Code section 414(b), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001), any group of trades or businesses under common control (within the meaning of Code section 414(c), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001) and any affiliated service group (within the meaning of Code section 414(m) and relevant Treasury Regulations and proposed Treasury Regulations) of which the Company or either Subsidiary is a member.

                  (h) Neither the Company nor the Subsidiaries have ever been obligated to contribute to any multi-employer plan within the meaning of ERISA section 3(37).

                  (i) To the Company's knowledge, the Welfare Plans and Fringe Benefit Plans and the trusts and other funding vehicles related to the Welfare Plans and Fringe Benefit Plans have been administered in all respects in compliance with the applicable requirements of ERISA, the Code, the plan documents and all other applicable rules, regulations and laws. The Welfare Plans and Fringe Benefit Plans and the trusts or other funding vehicles related to the Welfare Plans and Fringe Benefit Plans meet all applicable requirements, in form and in operation, for favorable tax treatment under the Code. All required contributions pursuant to the Welfare Plans and Fringe Benefit Plans for all periods prior to the Effective Time have been made or will be made prior to the Effective Time. There are no pending or, to the Company's knowledge, threatened claims, lawsuits or arbitrations which have been asserted or instituted against the Welfare Plans or Fringe Benefit Plans or any fiduciaries thereof with respect to their duties to the Welfare Plans or Fringe Benefit Plans or the assets of any of the trusts under any Welfare Plans or Fringe Benefit Plans. No representations or communications with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under the Welfare Plans or Fringe Benefit Plans have been made to the Company's or the Subsidiaries' employees other than those which are in accordance with the terms of such Welfare Plans or Fringe Benefit Plans in effect immediately prior to the Effective Time.

                  (j) With respect to any Welfare Plan which is a "group health plan" as defined in Code section 4980B, the Company and the Subsidiaries have complied with the continuation coverage requirements of Code section 4980B for any periods prior to the Effective Time.

                  (k) The Company has furnished to Associated copies of any investment management agreements, fiduciary insurance policies, fidelity bonds, rules, regulations or policies of the trustees or any committee thereunder, all of which are true and complete.

                  (l) Since December 31, 1974, no fiduciary of the Welfare Plans has engaged in any "prohibited transaction" (as defined in ERISA section 406 or Code section 4975) nor has any fiduciary breached any fiduciary responsibility, as described in Part 4 of Title I of ERISA with respect to such Welfare Plans.

                  (m) The Company has no knowledge of the occurrence of any event with respect to any Welfare Plan which could result in a liability of the Company, either Subsidiary or any member of the Company's controlled group to the Pension Benefit Guaranty Corporation ("PBGC"), other than the timely payment of premiums pursuant to section 4007 of ERISA. All required PBGC premiums have been paid for the periods through the Effective Time.

                  (n) Except as set forth in the Company Disclosure Schedule at
         Section 2.10, no Welfare Plan or Fringe Benefit Plan provides any form of post-retirement health benefits to retired employees of the Company or the Subsidiaries, other than benefits required to be provided pursuant to Code section 4980B.

         SECTION 2.11. Employment Contracts; Material Contracts. Except as set forth in the Company Disclosure Schedule at Section 2.11, neither the Company nor either Subsidiary is a party to or bound by (a) any employment or consulting contract that is not terminable without penalty by the Company or the applicable Subsidiary on 60 days' or less notice, (b) any contract or commitment for capital expenditures in excess of $10,000.00 for any one (1) project, or (c) contracts or commitments for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement.

         SECTION 2.12. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Proxy Statement/ Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the Securities and Exchange Commission (the "SEC") or other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the Company's shareholders meeting (pursuant to Section 6.02) (the "Meeting") shall be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting.

         SECTION 2.13. Title to Property. The Company Disclosure Schedule at
Section 2.13 correctly identifies all real property owned and leased by the Company and its Subsidiaries. The Company and its Subsidiaries have good and defensible title to all of their properties and assets, real and personal, tangible and intangible free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as to not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole; and all leases pursuant to which the Company or either Subsidiary leases from others real or personal property including, without limitation, leases for branch offices, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or the Subsidiary in question has not taken adequate steps to prevent such a default from occurring). The Company's and its Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. None of the buildings, structures or appurtenances owned or leased by the Company or either Subsidiary for their operation or maintenance as now operated or maintained, contravenes any zoning ordinances or other


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

administrative regulations (whether or not permitted because of prior non-conforming use) or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

         SECTION 2.14.  Compliance with Environmental Laws.

                  (a) The term "Company's Property" shall mean any real property and improvements currently owned, leased, used, operated or occupied by the Company or either Subsidiary, including properties acquired by foreclosure, properties which the Bank has a present right to acquire upon foreclosure and which are owned by customers of the Bank who have received written notification of default, or properties held or operated in a fiduciary or managerial capacity;

                  (b) The term "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or Environmental Permit;

                  (c) The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants or process wastewater or the disposal of solid or hazardous waste or otherwise relating to the environment or hazardous substances or employee health and safety.

                  (d) The term "Environmental Permits" shall mean all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

                  (e) The term "Hazardous Substances" shall mean all hazardous and toxic substances, wastes and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos and raw materials which include hazardous constituents); and any other similar substances or materials which are regulated under Environmental Laws.

                  (f) The Environmental Permits (if any) are in full force and effect and, to the Company's knowledge, constitute all permits, licenses, approvals and consents relating to Environmental Laws or Hazardous Substances required for the conduct of the Company's and the Subsidiaries' businesses and the use of the Company's Property (as presently conducted and used) in compliance with Environmental Laws.

                  (g) The Company or a Subsidiary has filed all reports, returns and other filings required to be filed with respect to the Company's Property under Environmental Laws and the Environmental Permits except where the failure to do so would not have a material adverse effect on the Company's or the Subsidiaries' businesses or financial condition, taken as a whole. The Company and/or the Subsidiaries have made no environmental filings after January 1, 1995.

                  (h) To the Company's knowledge, the business of the Company and the Subsidiaries and the Company's Property have been and are being operated by the Company and Subsidiaries in accordance with all Environmental Laws and Environmental Permits. Neither the Company nor the Subsidiaries have received any written notice nor does the Company or either Subsidiary have knowledge that the Company's Property is not in material compliance with all Environmental Laws and Environmental Permits and no proceeding for the suspension, revocation or cancellation of any Environmental Permit is pending or, to the Company's knowledge, threatened.

                  (i) There are no actions pending, or to the Company's knowledge, threatened against the Company or either Subsidiary (naming the Company or either Subsidiary), which in any case assert or allege
         (i) the Company or either Subsidiary (naming the Company or either Subsidiary) violated any Environmental Law or Environmental Permit or are in default with respect to any Environmental Permit or any order, writ, judgment, variance, award or decree of any government authority;
         (ii) the Company or either Subsidiary is required to clean up or take remedial or other response action due to the disposal, discharge or other release of any Hazardous Substance on the Company's Property or elsewhere; or (iii) the Company or either Subsidiary is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises out of or is related to the disposal, discharge or other release or any Hazardous Substance by the Company, either Subsidiary or others. The Company, the Subsidiaries and the Company's Property are not subject to any judgment, stipulation, order, decree or agreement arising under Environmental Laws.

                  (j) With respect to the period during which the Company or either Subsidiary occupied the Company's Property (i) no Hazardous



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

         Substances have been treated, recycled or disposed of by the Company or either Subsidiary (intentionally or unintentionally) on, under or at the Company's Property; (ii) there has been no release or threatened release by the Company or either Subsidiary of any Hazardous Substance from the Company's Property; (iii) to the Company's knowledge, there have been no activities on the Company's Property which would subject Associated, either Subsidiary or any subsequent occupier of the Company's Property to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or common law theory of liability.

         SECTION 2.15. Absence of Agreements. Neither the Company nor either Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or either Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or either Subsidiary may carry on its business), or in any manner relates to its capital adequacy, its credit policies or its management nor has the Company or either Subsidiary been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter commitment letter or similar submission.

         SECTION 2.16. Taxes. The Company and its Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by them, and the Company and its Subsidiaries have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best knowledge of the Company, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the best of the Company's knowledge, threatening to assert against the Company or either Subsidiary any deficiency or claim for additional Taxes. Neither the Company nor either Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of the Company or either Subsidiary. Neither the Company nor either Subsidiary has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Company's Balance Sheet are adequate to cover all Taxes accruable by the Company and its Subsidiaries on a consolidated basis through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as may be set forth in the Company Disclosure Schedule at Section 2.16, no agreements relating to allocating or sharing of Taxes exist between the Company and either Subsidiary.

         SECTION 2.17. Insurance. Complete and correct copies of all material policies of fire, product or other liability, workers' compensation and other similar forms of insurance owned or held by the Company and its Subsidiaries have been delivered to Associated. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are and shall remain valid, outstanding and enforceable policies, and will not be terminated prior to the Effective Time. To the best knowledge of the Company, the insurance policies to which the Company or its Subsidiaries are parties are sufficient for compliance with all material requirements of law and all material agreements to which the Company and its Subsidiaries are parties and will be maintained by the Company and its Subsidiaries until the Effective Time. Neither the Company nor the Subsidiaries have been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

         SECTION 2.18. Absence of Adverse Agreements. Neither the Company nor the Subsidiaries are parties to any agreement or instrument or any judgment, order or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or in the future may have a Material Adverse Effect on the financial condition, results or operations, assets, business or prospects of the Company or its Subsidiaries, taken as a whole.

         SECTION 2.19. Internal Controls and Records. The Company and its Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management's general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles. There is no amendment to any lending agreement, collateral document or security which is not fully reflected in the books and records of the Company and its Subsidiaries.

         SECTION 2.20. Loans. Except as disclosed in the Company Disclosure Schedule at Section 2.20, (a) the Bank is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company or the Bank or banking regulators; (b) neither the Company nor either Subsidiary is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company or either Subsidiary, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (c) neither the Company nor either Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any governmental authority and which violation could have a Material Adverse Effect on the Company or the Subsidiaries, taken as a whole.

         SECTION 2.21. Labor Matters. Except as will not cause a Material Adverse Effect to the Company or its Subsidiaries (a) the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company or its Subsidiaries pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting the Company or its Subsidiaries; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company or its Subsidiaries; and (e) neither the Company nor its Subsidiaries are experiencing any material work stoppage.

         SECTION 2.22. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

         SECTION 2.23.  Accounting and Tax Matters.

                  (a) To the best knowledge of the Company, neither the Company nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent Associated from accounting for the business combinations to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

                  (b) To the best knowledge of the Company, there is no plan or intention on the part of shareholders of the Company who will receive Associated Common Stock to sell or otherwise dispose of an amount of Associated Common Stock to be received in the Merger which would reduce their ownership of Associated Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than fifty percent (50%) of the total value of the Company's Common Stock outstanding immediately prior to the Merger.

         SECTION 2.24. Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of the Company to Associated in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         SECTION 2.25. Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of the Company's Common Stock are entitled to cast is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ASSOCIATED

         Except as set forth in the Disclosure Schedule attached hereto (the "Associated Disclosure Schedule"), Associated hereby represents and warrants to the Company that:

         SECTION 3.01. Organization and Qualification. Associated is a bank holding company duly organized and validly existing under the laws of the State of Wisconsin. Associated is registered with the Federal Reserve Board as a bank holding company under the BHCA. Associated has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the "Associated Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Federal Reserve Board, except where the failure to be so organized and existing or to have such power, authority and Associated Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Associated. Associated has not received any notice of proceedings relating to the revocation or modification of any such Associated Approvals. Associated is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Associated.

         SECTION 3.02. Articles of Incorporation and Bylaws. Associated has heretofore furnished to the Company a complete and correct copy of its Articles of Incorporation and the Bylaws, as amended or restated. Such Articles of Incorporation and Bylaws are in full force and effect. Associated is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

         SECTION 3.03. Capitalization. The outstanding capital stock of Associated is, and the shares of Associated Common Stock to be issued pursuant to the Merger, when so issued, will be, duly authorized, validly issued, fully paid and non-assessable (except as provided in section 180.0622(2)(b) of Wisconsin Business Corporation Law) and have not, and will not have, been issued in violation of the preemptive rights of any person.

         SECTION 3.04. Authority. Associated has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Associated and the consummation by Associated of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Associated and no other corporate proceedings on the part of Associated are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by Associated and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Associated.

         SECTION 3.05.  No Conflict; Required Filings and Consents.

                  (a) To the best knowledge of Associated, the execution and delivery of this Agreement by Associated does not, and the performance of this Agreement by Associated shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Associated, (ii) conflict with or violate any laws applicable to Associated or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Associated pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Associated is a party or by which Associated or its properties are bound or affected, except for any such breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Associated.

                  (b) To the best knowledge of Associated, the execution and delivery of this Agreement by Associated does not, and the performance of this Agreement by Associated shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the WBL, and the filing and recordation of appropriate merger or other documents as required by Wisconsin Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Associated from performing its obligations under this Agreement, and would not have a Material Adverse Effect on Associated.

         SECTION 3.06. Compliance; Permits. To the best knowledge of Associated, Associated is not in conflict with, or in default or violation of (i) any Law applicable to Associated or by which its property is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Associated is a party or by which Associated or any of its properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Associated.

         SECTION 3.07.  Securities Reports; Financial Statements.

                  (a) As of the date of this Agreement, Associated has delivered to the Company in the form filed with the SEC (x)(i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1992, 1993, 1994 and 1995, respectively, (ii) its Quarterly Reports on Form 10-Q for the period ended June 30, 1996, (iii) all definitive proxy statements relating to Associated's meetings of shareholders (whether annual or special) held since December 31, 1991, (iv) all Reports on Form 8-K filed by Associated with the SEC since December 31, 1991, (v) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above and registration statements on Form S-8) filed by Associated with the SEC since December 31, 1991 and (vi) all amendments and supplements to all such reports and registration statements filed by Associated with the SEC since December 31, 1991 (collectively, the "Associated SEC Reports"). The Associated SEC Reports, including all Associated SEC Reports filed after the date of this Agreement, (y)(i) were or will be prepared in all material respects in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Associated SEC Reports, including any Associated SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Associated and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                  (c) Except as and to the extent set forth on the consolidated balance sheet of Associated and its subsidiaries as of December 31, 1995, including all notes thereto (the "Associated Balance Sheet"), neither Associated nor its subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since December 31, 1995, that would not, individually or in the aggregate, have a Material Adverse Effect on Associated or its subsidiaries, taken as a whole, or
         (ii) as otherwise reflected in the report referred to in clause (x)(ii) of Section 3.07(a) hereof.

         SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Associated SEC Reports filed prior to the date of this Agreement, since December 31, 1995, to the date of this Agreement, Associated and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1995, there has not been (i) any change in the financial condition, results of operations or business of Associated or its subsidiaries having a Material Adverse Effect on Associated or its subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of Associated or its subsidiaries having a Material Adverse Effect on Associated or its subsidiaries, taken as a whole, (iii) any change by Associated in its accounting methods, principles or practices, (iv) any revaluation by Associated of any of its material assets in any material respect, or (v) to the date of this Agreement, any entry by

Associated or any of its subsidiaries into any commitment or transactions material to Associated or its subsidiaries, taken as a whole.

         SECTION 3.09. Absence of Litigation. Except as disclosed in the Associated Disclosure Schedule at Section 3.09 and in the Associated SEC Reports filed prior to the date of this Agreement, there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind affecting Associated or any of Associated's subsidiaries pending or, to the knowledge of Associated, threatened, except for matters which individually seek damages not in excess of $100,000 and which otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on Associated or its subsidiaries taken as a whole, and there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Associated or any of Associated's subsidiaries as a result of an examination by any bank regulatory authority.

         SECTION 3.10. Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Associated for inclusion in (a) the Registration Statement (as defined in Section 6.01) (b) the Proxy Statement/ Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the SEC or other regulatory authority in connection with the transactions contemplated hereby, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Proxy Statement/Prospectus, when mailed, shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. In the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, none of such information at the time of the Meeting (as provided for in Section 6.02) shall be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Meeting. All documents filed with the SEC or other regulatory authority by Associated in connection with the Merger shall comply as to form in all material respects with the provisions of applicable law.

         SECTION 3.11. Absence of Agreements. Associated is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of Associated to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or any method by which, Associated may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, except for those the existence of which has been disclosed to the Company prior to the date of this Agreement, nor has Associated been advised that any federal, state or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as may be disclosed by Associated in the Associated Disclosure Schedule at Section 3.11.

         SECTION 3.12. Taxes. Associated and its subsidiaries have timely filed all Tax Returns required to be filed by them, and Associated and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Associated is maintaining reserves adequate for their payment. To the best knowledge of Associated, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Section 3.12, references to Associated and its subsidiaries include former subsidiaries of Associated for the periods during which any such corporations were owned, directly or indirectly, by Associated. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits or administrative proceedings, court proceedings or otherwise, or, to the best of Associated's knowledge, threatening to assert against Associated or any of its subsidiaries any deficiency or claim for additional Taxes. Neither Associated nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of Associated or any of its subsidiaries. Neither Associated nor any of its subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on Associated or its subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Associated Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. No agreements relating to allocating or sharing of Taxes exist among Associated and its subsidiaries and no tax indemnities given by Associated or its subsidiaries in connection with a sale of stock or assets remain in effect. Neither Associated nor any of its subsidiaries is required to include in income either (i) any amount in respect of any adjustment under
Section 481 of the Code, or (ii) any installment sale gain. Neither Associated nor any of its subsidiaries has made an election under Section 341(f) of the Code.

         SECTION 3.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Associated.

         SECTION 3.14. Accounting and Tax Matters. To the best knowledge of Associated, neither Associated nor any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent Associated from accounting for the business combinations to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 3.15. Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by or at the direction of Associated to the Company, in or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it has been made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV

                            COVENANTS OF THE COMPANY


         SECTION 4.01. Affirmative Covenants. The Company hereby covenants and agrees with Associated that prior to the Effective Time, unless the prior written consent of Associated shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Subsidiary to:

                  (a) operate its business only in the usual, regular and ordinary course consistent with past practices;

                  (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

                  (c) use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

                  (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

                  (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

                  (f) comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws;

                  (g) intentionally left blank

                  (h) comply with the capital requirements set forth on Exhibit 4.01;

                  (i) purchase and sell securities in accordance with the guidelines set forth on Exhibit 4.01; and

                  (j) with respect to the Bank, maintain as of December 31, 1996 and thereafter a loan loss reserve of not less than 2 percent of period ending loans.

         SECTION 4.02. Negative Covenants. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or permit either Subsidiary to do, without the prior written consent of Associated, any of the following:

                  (a) (i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by Law or increases which are not material, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policies of the Company and its Subsidiaries in effect on the date of this Agreement;

                  (b) except as set forth on Schedule 4.02, declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock;

                  (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets or stock of any corporation, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (d) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares;

                  (e) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or either Subsidiary to take any such action, and the Company shall promptly notify Associated orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; provided, however, that nothing contained in this subsection (e) shall prohibit the Board of Directors of the Company from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to any party that requests information as to the Company or its Subsidiaries if (i) the Board of Directors of the Company, after consultation with and based upon the written advice of independent counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by law; and (ii) prior to furnishing such information to such party, the Company receives from such party an executed confidentiality agreement in customary form and provides Associated seven days' notice of the Company's intent to furnish such information. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or its
         Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHCA or the Change in Bank Control Act with respect to the Company or the Subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing;

                  (f) propose or adopt any amendments to the corporate charter or Bylaws in any way materially adverse to Associated;

                  (g) except in their fiduciary capacities for the account of customers, purchase any shares of Associated Common Stock;

                  (h) change any of its methods of accounting in effect at December 31, 1995, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1995, except as may be required by law or generally accepted accounting principles;

                  (i) subject to section 4.01(i), change any lending, investment, liability management or other material policies concerning the business or operations of the Company or its Subsidiaries in any material respect; organize any new subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable federal or state law, or make any material changes in its operations;

                  (j) (i) incur or assume any material obligation or liability (except deposit liabilities in the ordinary course of business), including without limitation any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument and whether or not being incurred to reduce other existing liabilities, or make any loan (not including any loan renewal of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by the Company, the Subsidiaries or banking regulators) or investment (including U.S. Treasury Securities) in an amount greater than $100,000.00, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person or entity; (iii) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon; except (A) for liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business consistent with past practices and in amounts not material to the Company or its Subsidiaries; and (B) as may be required under existing agreements to which the Company or either Subsidiary is a party; (iv) acquire assets (including equipment) or securities in excess of $25,000 in the aggregate (excluding loans to customers and investments permitted in (i) above); (vi) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $20,000.00 individually; (vii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $25,000.00 or in any manner which would restrict in any material respect the operations or business of the Company or its Subsidiaries; (viii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer, or (ix) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole; or

     (k) agree in writing or otherwise to do any of the foregoing.

SECTION 4.03. Intentionally left blank.

SECTION 4.04. Access and Information.

     (a) Prior to the Effective Time and upon reasonable notice, and without unreasonable disruption to the business carried on by the Company or its Subsidiaries, the Company shall (and shall cause its Subsidiaries to) afford to Associated's officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all its properties, books, contracts, commitments and records (other than Company board of director minutes which exclusively discuss merger proposals). Prior to the Effective Time, the Company shall (and shall cause the Subsidiaries to) furnish promptly to Associated (i) a copy of each Company Report filed by it (to the extent permitted by Law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available, (ii) the monthly consolidated financial statements of the Company and the Subsidiaries; (iii) the unaudited consolidated financial statements of the Company and the Subsidiaries for the year ended December 31, 1995; (iv) a summary of any action taken by the Board of Directors, or any committee thereof, of the Company and its Subsidiaries; and (v) all other information concerning the business, properties and personnel of the Company or its Subsidiaries as Associated may reasonably request.

     (b) Any information provided to Associated by the Company or its Subsidiaries, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of Associated (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by Associated in any document required to be filed with any government agency. Upon any termination of this Agreement pursuant to

     Section 8 hereof, Associated agrees to promptly return all information and documents that it has obtained from the Company in connection herewith.

     SECTION 4.05. Affiliates; Accounting and Tax Treatment. Within thirty (30) days after the date of this Agreement, (a) the Company shall deliver to Associated a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act and
(b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and required to cause the Merger to qualify for pooling-of-interests accounting treatment, and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.05. The Company shall use reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 4.05 as soon as practicable after attaining such status. The Company will use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.

     SECTION 4.06. Expenses.

          (a) Except as provided in Section 8.02, below, all Expenses (as described below) incurred by Associated and the Company shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing and filing the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection herewith.

          (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

     SECTION 4.07. Delivery of Shareholder List. The Company shall arrange to have its transfer agent deliver to Associated or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of the Company, their holdings of stock as of the latest practicable date, and such other shareholder information as Associated may reasonably request.


                                    ARTICLE V

                            COVENANTS OF ASSOCIATED

     SECTION 5.01. Affirmative Covenants. Associated hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained, and except as otherwise contemplated herein it will:

          (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in Associated's financial statements applied on consistent basis;

          (b) conduct its business in a manner that does not violate any law, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Associated or its subsidiaries, taken as a whole; and

          (c) will, to the best of its ability and in all material respects, (i) comply with applicable Blue Sky Laws and regulations, the Securities Act, and the Exchange Act, and (ii) remain qualified under the Exchange Act and the rules and regulations thereunder.

     SECTION 5.02. Access and Information.

          (a) After the date of this Agreement and prior to the Effective Time, upon reasonable notice, Associated shall (and shall cause each of its subsidiaries to) furnish promptly to the Company (i) a copy of each Associated SEC Report filed by it or received by it (to the extent permitted by law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available, and (ii) all other information concerning the business, properties and personnel of Associated or its subsidiaries as the Company may reasonably request.

          (b) Any  information  provided  to the Company by  Associated  whether prior to or subsequent to the date of this Agreement shall be kept confidential by the representatives of the Company (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by the Company in any document required to be filed with the Company or any government authority or agency.

     SECTION 5.03. Accounting and Tax Treatment. Associated will use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment and as a reorganization under Section 368(a)(1)(A) of the Code.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Registration Statement. As promptly as practicable after the execution of this Agreement, Associated shall prepare and file a registration statement on Form S-4 (the registration statement together with the amendments thereto are defined as the "Registration Statement" and the prospectus and proxy materials contained therein are defined as the "Proxy Statement/Prospectus") with the SEC covering the Associated Common Stock to be issued in the Merger (subject to the immediately following sentence), with a view toward permitting the Registration Statement to become effective as soon as reasonably practicable. Associated does not undertake to file post-effective amendments to Form S-4 or to file a separate registration statement to register the sale of Associated Common Stock by affiliates of the Company pursuant to Rule 145 promulgated under the Securities Act. The Company will furnish to Associated all information concerning the Company and its Subsidiaries required to be set forth in the Registration Statement and Associated will provide the Company and its counsel the opportunity to review and approve such information as set forth in the Registration Statement and Proxy Statement/Prospectus. Associated and the Company will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Exchange Act. Specifically, but without limitation, each will promptly advise the other if at any time before the Effective Time any information provided by it for inclusion in the Registration Statement appear to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatements or omissions. As promptly as practicable after the effective date of the Registration Statement, the Company will mail to its shareholders (a) the Proxy Statement/Prospectus, and (b) as promptly as practicable after approval thereof by Associated, such other supplementary proxy materials as may be necessary to make the Proxy Statement/Prospectus comply with the requirements of the Securities Act and the Exchange Act. Except as provided above and except with the prior written consent of Associated, the Company will not mail or otherwise furnish or publish to shareholders of the Company any proxy solicitation material or other material relating to the Merger that constitutes a "prospectus" within the meaning of the Securities Act. Associated shall also take any reasonable action required to be taken under any applicable Blue Sky Laws in connection with the issuance of the shares of Associated Common Stock to be issued as set forth in this Agreement and the Company and the Subsidiaries shall furnish all information concerning the Company and the Subsidiaries, and the holders of the Company's Common Stock and other assistance as Associated may reasonably request in connection with such action.

     SECTION 6.02. Meeting of Shareholders. The Company and its officers and directors shall: (a) cause the Company's shareholders Meeting to be duly called and held as soon as practicable to consider and vote upon the Merger and any related matters in accordance with the applicable provisions of applicable law,
(b) submit this Agreement to the Company's shareholders together with a recommendation for approval by the Board of Directors of the Company, (c) solicit the approval thereof by the Company's shareholders by mailing or delivering to each shareholder a combined Prospectus/Proxy Statement, and (d) use their best efforts to obtain the approval and adoption of the Merger by the requisite percentage of the Company's shareholders; provided, however, that the obligations of the Company's officers and directors under this Section 6.02 are subject to any action which the officers and directors, after consultation with and based upon the written advice of independent legal counsel, determine in good faith is required to comply with their fiduciary duties to shareholders imposed by law.

     SECTION 6.03. Appropriate Action; Consents; Filings. The Company and Associated shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger; and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) any applicable federal or state banking laws and (C) any other applicable law; provided that Associated and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Associated shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/Prospectus and the Registration statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

     SECTION 6.04. Notification of Certain Matters. The Company shall give prompt notice to Associated, and Associated shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of the Company or Associated, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.05. Public Announcements. Associated and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation and with mutual consent of both parties, except as may be required by law or any listing agreement with the National Association of Securities Dealers.

     SECTION 6.06. Topping Fee.

          (a) Provided that Associated has not breached in any material respect its obligations under this Agreement, as a condition and inducement to Associated's willingness to enter into and perform this Agreement, the

     Company shall pay Associated a fee ("Topping  Fee") of $144,000  within two
     (2) days subsequent to a termination of this Agreement caused directly or indirectly by the following:

               (i) (A) The Board of Directors of the Company (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated thereby, or (2) shall not at the appropriate time have recommended or shall have withdrawn, modified or amended in any respect its recommendation that its shareholders vote in favor of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement/Prospectus; or (B) the Board of Directors of the Company shall have resolved to do any of the foregoing; or

               (ii) the Company violates section 4.02(e) hereof.


          (b) The Topping Fee shall be payable in immediately available funds and shall be considered liquidated damages and in addition to Associated's right to be reimbursed by the Company for fees and expenses as provided in
     Section 8.02(b) of this Agreement.

          SECTION 6.07. Environmental Matters. In the event Drake Environmental, Inc. (the "Environmental Consultant") discovers or determines the existence of any environmental condition (including, without limitation, a spill, discharge or contamination) the result of which may require investigative or remedial action pursuant to any federal, state or local law, statute or regulation or may be the basis for the assertion of any third party claims, including the claims of government entities, Associated shall promptly notify the Company thereof and the Company shall, at its sole cost and expense, proceed with due diligence to take reasonably appropriate action in response thereto.

          SECTION 6.08.  Employee Matters.

               a) Successor Status; Further Assurances. Associated hereby expressly assumes and agrees to perform or cause to be performed all of the obligations of the Company and its Subsidiaries and their
          "successors" under the terms of (i) the Central Bank Deferred Compensation Plan, as amended; (ii) the Central Bank Executive Salary Continuation Agreements, as amended; (iii) the Central Bank post-retirement supplemental medical and dental insurance coverage for a five-year period, as approved by Board Resolution of December 18, 1989; (iv) the Central Bank early retirement health and dental insurance coverage, as approved by Board Resolution of November 21, 1994; and (v) the continued medical coverage for retirees and dependents of retirees of the Bank under the terms of the Wisconsin Bankers Association Health Plan or any successor plan (retiree or dependent pays premium).

          (b) Employment Agreements. Associated undertakes to cause its subsidiaries after the Effective Time to perform the obligations of the Bank under the three Employment Agreements, each dated as of January 2, 1996, with Paul O. Olm, Arlene Stockinger and Ronald W. Koeppl, respectively; the Separation Agreement dated November __, 1996 with Richard Woodcock; and the Employment Agreement dated January 2, 1996 or the Separation Agreement dated November __, 1996, whichever is applicable, with Andrew Spencer. The Bank agrees to take all actions necessary to terminate the Employment Agreement with Mr. Woodcock and use its best efforts to terminate the Employment Agreement with Mr. Spencer.

          (c) Other Benefits. To the extent deemed necessary by Associated, Associated shall take such actions as reasonably necessary to cause any transition and/or merger of welfare and other generally applicable benefit plans, policies and practices of the Company or its Subsidiaries not otherwise expressly dealt with in this section 6.08 (including the Company's 401(k) Plan, Long Term Disability Plan and Term Plan) to or with Associated's plans, policies and practices.

     SECTION 6.09 Indemnification. Associated acknowledges the indemnification provisions set forth in Article IX of the Company's By-Laws. Associated further acknowledges that, to the extent permitted by law, Associated will, as a result of the Merger, be obligated to fulfill any obligations arising under such ByLaws with respect to claims pertaining to any matter or fact arising, existing or occurring prior to the Effective Time regardless of whether any such claim is asserted prior to, at or after the Effective Time.

                                  ARTICLE VII

                              CONDITIONS OF MERGER

     SECTION 7.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the

     Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Associated or the Company, threatened by the SEC. Associated shall have received all other federal or state securities permits and other authorizations necessary to issue Associated Common Stock in exchange for the Company Common Stock and to consummate the Merger.

          (b) Shareholder Approvals. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

          (c) Regulatory Approvals. The Merger shall have been approved by the Federal Reserve Board, which approval shall not contain any condition which is not reasonably satisfactory to Associated or the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

          (d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

     SECTION 7.02. Additional Conditions to Obligations of Associated. The obligations of Associated to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made at the Effective Time with the same force and effect as if made on and as of the Effective Time. Associated shall have received a certificate of the Chief Executive Officer of the Company to that effect.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company.

          (d) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Associated Common Stock pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Associated or its subsidiaries of all or any portion of the business or assets of the Company or its Subsidiaries, which in either case is reasonably likely to have a Material Adverse Effect on either the Company or its Subsidiaries, taken as a whole, or Associated or its subsidiaries, taken as a whole.

          (e) Opinion of Counsel. Associated shall have received from Davis & Kuelthau or other independent counsel for the Company reasonably satisfactory to Associated, an opinion dated the Effective Time, in form and substance reasonably satisfactory to Associated, covering the matters set forth in Exhibit 7.02 hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to Associated.

          (f) Tax Opinion. An opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. independent counsel for Associated, reasonably satisfactory to Associated to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code, and that Associated and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, shall have been delivered and shall not have been withdrawn or modified in any material respect.

          (g) Intentionally left blank.

          (h) Pooling Opinions. Associated shall have received an opinion from KPMG Peat Marwick LLP to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

          (i) Affiliate Agreements. Associated shall have received from each person who is identified in the affiliate letter as an "affiliate" of the Company a signed affiliate agreement in the form attached hereto as Exhibit 4.05.

          (j) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company or Associated or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

          (k) Fractional Shares; Dissenters. The aggregate of (i) the fractional share interests in Associated Common Stock to be paid in cash pursuant to
     Section 1.07 of this Agreement and (ii) the shares of Associated Common Stock that would be issuable by virtue of the Merger with respect to shares of the Company's Common Stock outstanding on the record date for the meeting of the Company's shareholders to consider the Merger that will not be converted into Associated Common Stock due, directly or indirectly, to the exercise of dissenters' rights, if available under Wisconsin Law, shall not be more than 10% of the maximum aggregate number of shares of Associated Common Stock which could be issued as a result of the Merger.

          (l)  Environmental  Report.  Associated  shall have  received from the
     Environmental   Consultant  a  written  environmental   evaluation  of  the
     Company's Property evidencing that:

               (i) The Company's Property complies with all
          Environmental Laws;

               (ii) No capital improvements should be reasonably be required to maintain compliance with all Environmental Laws; and

               (iii) There are no material contingent  liabilities affecting the
          Company's   Property  arising  under   Environmental   Laws  or  under
          Environmental Permits;

     or  the  Company   shall  have  complied   with  all  of  its  obligations
     under Section 6.07.

          (m) Intentionally left blank

          (n) Earnings. The Company's aggregate consolidated after-tax earnings during the 3 month period ending December 31, 1996 shall be at least $200,000. For purposes hereof, such earnings shall be calculated as if all extraordinary expenses of the Company and its Subsidiaries which occur in connection with the transaction contemplated hereby did not occur. Such extraordinary expenses shall include, but not be limited to, the additional amount added to the Loan Loss Reserve, the loss (if any) from the sale of certain securities and the expenses of providing for the current funding of the Separation Agreements with Messrs. Woodcock and Spencer.

          SECTION 7.03. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Associated contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time. The Company shall have received a certificate of the President of Associated to that effect.

          (b) Agreements and Covenants. Associated shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by Associated for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Associated.

          (d) Opinion of Counsel. The Company shall have received from Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. or other independent counsel for Associated reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Exhibit 7.03, which opinions shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

          (e) Tax Opinion. An opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., counsel for Associated, reasonably satisfactory to the Company to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Associated and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, shall have been delivered and shall not have been withdrawn or modified in any material respect.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination.

          (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

               (i) by mutual written consent of Associated and the Company;

               (ii) by the Company or Associated (A) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of the Company, on the one hand, or Associated, on the other hand, respectively, set forth in this Agreement, or (B) if any representation or warranty of the Company, on the one hand, or Associated, on the other hand, respectively, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition; provided, however, this Agreement may not be terminated pursuant to this clause (ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

               (iii) by either Associated or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

               (iv) by either Associated or the Company if the Merger shall not have been consummated before March 31, 1997, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

               (v) by either Associated or the Company if the Federal Reserve Board or the Wisconsin Commissioner has denied approval of the Merger and neither Associated nor the Company has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

               (vi) subject to Section 1.06(a), by either the Company or Associated, if the Daily Average Price is lower than $35;

               (vii) by Associated, if the Company fails to perform all of its obligations under Section 6.07; or

               (viii) by Associated, if the condition set forth in Section 7.02(k) is not satisfied.

          (b) In the event of termination and abandonment by any party as provided above, written notice shall forthwith be given to the other parties, which notice shall specifically describe the basis for such termination.

     SECTION 8.02. Effect of Termination.

          (a) If the Merger is not consummated as the result of termination of this Agreement caused otherwise than by breach of a party hereto, the Company and Associated each shall pay its own Expenses (as defined in Section 4.06 above) and this Agreement shall immediately terminate, except as set forth in Section 9.01 hereof, and neither the Company nor Associated shall have any liability under this Agreement for damages or otherwise.

          (b) If termination of this Agreement shall have been caused by breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify and reimburse the other party for its expenses.

          The foregoing subsections (a) and (b) are in addition to and shall not limit the obligations of the Company pursuant to Section 6.06 of this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                   ARTICLE IX

                               GENERAL PROVISIONS


     SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Article I shall survive the Effective Time indefinitely and those set forth in Sections 4.04(b), 4.06, 5.02(b), 6.06, 8.02 and Article IX hereof shall survive termination indefinitely.

     SECTION 9.02. Disclosure Schedules. The schedules and information set forth in the Disclosure Schedules specifically refer to the Section (and paragraph, if applicable) of this Agreement to which such schedule and information is responsive. The Disclosure Schedules shall not vary, change or alter the literal meaning of the representations and warranties of the parties contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the representations and warranties contained in this Agreement.

     SECTION 9.03. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) and shall be effective upon receipt:

               (a)  If to Associated:
                            Associated Banc-Corp
                            112 North Adams Street
                            P.O. Box 13307
                            Green Bay, WI 54307-3307
                            Telecopier: (414) 433-3261
                            Attention: H. B. Conlon


                    With a copy to:

                            Reinhart, Boerner, Van Deuren,
                            Norris & Rieselbach, s.c.
                            1000 North Water Street, Suite 2100
                            Milwaukee, WI 53202
                            Telecopier:  (414) 298-8097
                            Attention:  Richard W. Graber

               (b)  If to Company:

                            Centra Financial, Inc.
                            10701 West National Avenue
                            West Allis, WI 53227
                            Telecopier:  (414) 321-8962

                    Attention:  Andrew Spencer, Secretary


                    With a copy to:

                            Davis & Kuelthau, S.C.
                            111 East Kilbourn Avenue, Suite 1400
                            Milwaukee, WI 53202-6613
                            Telecopier:  414-276-9369
                            Attention:  Erich Mildenberg, Esq.

     SECTION 9.04. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

          (b) "beneficial owner" with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warranties or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purposes of requiring, holding, voting or disposing of any Shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

          (c) "business day" means any day other than a day on which banks in Wisconsin are required or authorized to be closed;

          (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

          (e)   "person"   means  an   individual,   corporation,   partnership,
     association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the "Exchange Act); and

     SECTION 9.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.07. Entire Agreement. This Agreement together with the Disclosure Schedules and Exhibits hereto constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 9.08. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Associated may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder, and the assignee agrees to be bound by the terms and conditions of this Agreement including the requirement of conversion and delivery of shares of Associated Common Stock pursuant to Section
1.06 hereof.

     SECTION 9.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the right to receive the consideration payable pursuant to Article I and except as provided in sections 6.08 and 6.09.

     SECTION 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Associated and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                     ASSOCIATED BANC-CORP

                     By:  /s/ H.B. Conlon
                     -------------------------------------------------------
                     Name:  H. B. Conlon
                     Title: Chairman, President, and Chief Executive Officer


                     CENTRA FINANCIAL, INC.

                     By:  /s/ Andrew K. Wilson
                     -------------------------------------------------------
                     Name:  Andrew K. Wilson
                     Title:  Chairman of the Board of Directors

                                                                       EXHIBIT B

           Subchapter XIII of the Wisconsin Business Corporation Law

                               Dissenters' Rights



180.1301 DEFINITIONS.

     In Sections 180.1301 to 180.1331:

          (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

          (1m)  "Business   combination"  has  the  meaning  given  in  Section.
180.1130(3).

          (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under Section. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of he merger or the acquiring domestic corporation or foreign corporation of the share exchange.

          (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under Section. 180.1302 and who exercises that right when and in the manner required by Section. Section.
180.1320 to 180.1328.

          (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in Section. 180.1130(9)(a) 1 to 4.

          (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

          (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

     180.1302 RIGHT TO DISSENT.

          (1) Except as provided in sub. (4) and Section. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

               (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

                    1. Shareholder approval is required for the merger by Section. 180.1103 or by the articles of incorporation.

                    2. The issuer corporation is a subsidiary that is merged with its parent under Section. 180.1104.

               (b) Consummation of a plan of share exchange if the issuer corporation' s shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

               (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

                    1. A sale pursuant to court order.

                    2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

               (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

          (2) Except as provided in sub. (4) and Section. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

               (a) Alters or abolishes a preferential right of the shares.

               (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

               (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

               (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

               (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so
created is to be acquired for cash under Section.   180.0604.

          (3) Notwithstanding sub. (l)(a) to (c), if the issuer corporation is a statutory close corporation under Section. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (l)(d) or (2) or Section. Section. 180.1803, 180.1813(1)(d) or
(2)(b), or Section. 180.1829(1)(c).

          (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the National
Association of Securities Dealers, Inc., automated quotations system on the record date filed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

          (5) Except as provided in Section. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under Section. Section. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

     180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL
     SHAREHOLDERS.

          (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

          (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

               (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

               (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

     180.1320 NOTICE OF DISSENTERS' RIGHTS.

          (1) If proposed corporate action creating dissenters' rights under Section. 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may been titled to dissenters' rights under Section. Section. 180.1301 to l80.1331 and shall be accompanied by a copy of those sections.

          (2) If corporate  action  creating  dissenters ' rights under Section.
180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with Section. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in Section. 180.1322.

     180.1321 NOTICE OF INTENT TO DEMAND PAYMENT.

          (1) If proposed corporate action creating dissenters' rights under Section. 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

                  (a) Deliver to the issuer corporation before the vote is taken written notice that complies with Section. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

                  (b) Not vote his or her shares in favor of the proposed action.

          (2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under Section. Section. 180.1301 to 180.1331.

     180.1322 DISSENTERS' NOTICE.

          (1) If proposed corporate action creating dissenters' rights under Section. 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied Section. 180.1321.

          (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with 180.0141 and shall include or have attached all of the following:

                  (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

                  (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

                  (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

                  (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

                  (e) A copy of Section. Section. 180.1301 to 180.1331.

     180.1323 DUTY TO DEMAND PAYMENT.

          (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in Section. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in Section. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under Section. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

          (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

          (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice is not entitled to payment for his or her shares under Section. Section. 180.1301 to 180.1331.

     180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES.

          (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under Section. 180.1326.

          (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

     180.1325 PAYMENT.

          (1) Except as provided in Section. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with Section. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

          (2) The payment shall be accompanied by all of the following:

                    (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

                    (b) A statement of the corporation's estimate of the fair value of the shares.

                    (c) An explanation of how the interest was calculated.

                    (d) A statement of the dissenter's right to demand payment under Section. 180.1328 if the dissenter is dissatisfied with the payment.

                    (e) A copy of Section. Section. 180.1301 to 180.1331.

     180.1326 FAILURE TO TAKE ACTION.

          (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under Section. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

          (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under Section. 180.1322 and repeat the payment demand procedure.

     180.1327 AFTER-ACQUIRED SHARES.

               (1) A corporation may elect to withhold payment required by Section. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under Section. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

               (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section.
180.1328 if the dissenter is dissatisfied with the offer.

     180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH
     PAYMENT OR OFFER.

               (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under Section. 180.1325, or reject the offer under Section. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

                    (a) The dissenter believes that the amount paid under Section. 180.1325 or offered under Section. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

                    (b) The  corporation  fails to make payment  under  Section.
     180.1325 within 60 days after the date set under Section. 180.1322 for demanding payment.

                    (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed of uncertificated shares within 60 days after the date set under Section. 180.1322 for demanding payment.

               (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under B-8 sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with Section. 180.0141.

          180.1330 COURT ACTION.

               (1) If a demand for payment under Section. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under Section. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

               (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

               (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in Section. 801.14.

               (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

               (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

                    (a) The amount, if any, by which the court finds the fair value of his or her shares plus interest, exceeds the amount paid by the corporation.

                    (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenters' notice under Section. 180.1322(2)(c), for which the corporation elected to withhold payment under Section. 180.1327. B-9

     180.1331 COURT COSTS AND COUNSEL FEES.

                  (1) (a) Notwithstanding  Section.  Section.   814.01 to
     814.04, the court in a special  proceeding  brought under Section.
     180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

                  (b)  Notwithstanding  Section.  Section.    814.01 and
     814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section. 180.1328.

          (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding Section. Section. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

                  (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with Section. Section. 180.1320 to 180.1328.

                  (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

          (3) Notwithstanding Section. Section. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                     EXHIBIT C


CENTRA FINANCIAL, INC. AND SUBSIDIARY

Management's Discussion and Analysis of Financial Condition and Results of Operations

                       Selected Financial Data - Company
              (Amounts in thousands, except share and ratio data)
                                  (Unaudited)


                                          As of and for the nine
                                               months ended                  As of and for the
                                               September 30,              year ended December 31,
                                           -------------------       ---------------------------------
                                            1996        1995          1995         1994          1993
                                           ------      ------        ------       ------        ------
Income statement data:
   Interest income                       $  4,231        4,239        5,681        5,070        5,085
   Interest expense                         1,764        1,648        2,259        1,727        1,798
-----------------------------------------------------------------------------------------------------
     Net interest income                    2,467        2,591        3,422        3,343        3,287
   Provision for loan losses                 --           --           --           --             77
   Other income                               244          295          382          438          403
   Other expenses                           1,929        2,232        2,785        2,568        2,625
-----------------------------------------------------------------------------------------------------

     Income before income taxes               782          654        1,019        1,213          988
   Income tax expense                         228          161          243          322          188
-----------------------------------------------------------------------------------------------------

     Net income                               554          493          776          891          800
-----------------------------------------------------------------------------------------------------
Per common share data:
   Net income per share                      3.21         2.86         4.50         5.16         4.62
   Cash dividends per share                   .75          .25          .92          .90          .85
   Weighted average shares outstanding    172,652      172,652      172,652      172,652      173,207

Balance sheet data:
   Total assets                            79,646       81,832       83,493       75,729       75,304
   Loans                                   36,203       41,179       41,766       40,121       38,144
   Allowance for loan losses                  545          559          556          571          574
   Total deposits                          70,109       72,466       73,923       67,377       67,687
   Stockholders' equity                     8,291        7,957        8,215        7,470        6,735

Financial ratios:
   Return on beginning assets                 .88%         .87%        1.02%        1.18%        1.05%
   Return on beginning equity                8.99%        8.80%       10.39%       13.23%       13.07%
   Equity to total assets (period end)      10.41%        9.72%        9.84%        9.86%        8.94%
   Book value per share                  $  48.02        46.09        47.58        43.27        39.01
-----------------------------------------------------------------------------------------------------

CHANGES IN FINANCIAL CONDITION

During 1995, the Company experienced asset growth of $7,764,000, or 10.3%. Gross loans increased by $1,645,000, or 4.1%, mainly as a result of management's continuing efforts to expand its commercial loan portfolio. Such growth was lower than 1994's loan increase of $1,977,000, or 5.2%, from year end 1993. The overall mix of the Company's loan portfolio remained relatively unchanged from year end 1994 to year end 1995. The loan growth experienced originated from within the Company's primary trade area of Milwaukee and Waukesha counties.

During the period December 31, 1995 to September 30, 1996, gross loans decreased by approximately $5,500,000, or 15.2%. Decreases were experienced in the Company's residential real estate, commercial real estate and commercial loan portfolios. This is primarily attributed to a decrease in loan demand coupled with turnover of Bank loan personnel.

Total investment securities decreased by $581,000, or 2.1% in 1995. The mix between available for sale and held to maturity securities was changed in 1995 due to the one-time transfer of securities between the held to maturity and available for sale categories allowable during the period from November 15 through December 31, 1995. The Company chose to classify all securities as available for sale at that time.

Investment securities increased by approximately $2,400,000 from December 31, 1995 to September 30, 1996. This increase was primarily funded by Bank deposits and loan payouts.

Cash and cash equivalents increased $6,740,000, or 169% in 1995. Included in this increase is $4,400,000 of federal funds sold and $1,000,000 in short-term investments. This increase was primarily funded through increased deposit levels at December 31, 1995. Cash and cash equivalents decreased by $585,000 from December 31, 1995 to September 30, 1996.

Deposits grew by approximately $6,545,000, or 9.7% in 1995 with the majority of the increase coming in certificate of deposit accounts. Savings money market and NOW account balances decreased by $3,200,000 during the year. The overall increase is mainly attributable to year-end timing, enhanced by depressed deposit levels at December 31, 1994. Virtually all of the growth came within the Company's primary trade area of Milwaukee and Waukesha counties.

Deposit levels declined by approximately $3,800,000 from December 31, 1995 to September 30, 1996 due to increased competition in the local marketplace. The decline in certificates of deposit of approximately $2,400,000 reflected the impact of increased competition.

Stockholders' equity increased approximately $744,000 in 1995. The increase resulted from net income and a change in unrealized gain on securities available for sale, offset by dividends declared.

Stockholders' equity increased by approximately $77,000, from December 31, 1995 to September 30, 1996. The overall increase resulted from net income, offset by dividends declared and a change in unrealized loss on securities available for sale.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1995

For the nine months ended September 30, 1996, the Company's net income increased from the same period in 1995 by $61,000, or 12.3%, to $554,000. On a per share basis, net income was $3.21 for the nine months ended September 30, 1996 compared to $2.86 for the nine months ended September 30, 1995. As discussed below, this was mainly attributable to a decrease in wire transfer losses and FDIC assessment fees, offset by an increase in legal fees and a reduction in net interest income.

Net interest income decreased by $124,000, or 4.8%, to approximately $2,467,000, attributed to a narrowing spread between interest earning assets and interest bearing liabilities from 5.08% in September, 1995 to 4.66% in September, 1996. While interest income was relatively constant between years, interest expense on deposits increased by $117,000. Due to increased competition, rates paid on deposits increased during this period.

The balance maintained in the allowance for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions, composition of the loan portfolio and the potential for future loss. No provision was made for the first nine months of 1996 and 1995. Total nonperforming loans, which were zero at December 31, 1995, increased to $269,000 at September 30, 1996 due to one isolated loan. There were approximately $12,000 in net charge-offs for the nine months ended September 30, 1996 and the same period in 1995. Management believes the reserve is adequate to absorb any current or future losses in the loan portfolio.

Other income decreased $51,000 or 17% for the first nine months of 1996 compared to the first nine months of 1995 due mainly to a continuing reduction in service charges and fees. This reduction was attributed to a decrease in overall deposit levels between years. Also an increasing number of commercial checking customers have been maintaining increased balances in their accounts to avoid service charges. Other operating expenses decreased approximately $300,000, or 13.5%, to $1,930,000 for the nine months ended September 30, 1996 compared to the same period in 1995. Included in the decrease in other operating expenses was a wire transfer loss in 1995 of $265,000. In addition, FDIC assessment fees decreased by approximately $90,000 and occupancy expense decreased by approximately $31,000. This was partially offset by an increase in professional fees of $80,000 primarily attributable to legal fees relating to the pending merger with Associated Banc-Corp.

Income tax expense increased $67,000 in the first nine months of 1996 compared to the same period in 1995 due to an increase in pre-tax net income of approximately $137,000 and an increase in the year to date effective tax rate from 25% in 1995 to 29% in 1996, primarily due to an increase in interest income from taxable investment securities.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

Net income in 1995 totaled $776,000, a decrease of $115,000 or 13% from the $891,000 earned in 1994. Net income in 1994 had increased by $91,000 or 11% over the 1993 level of $800,000. On a per share basis, net income was $4.50 in 1995 compared to $5.16 and $4.62 in 1994 and 1993, respectively. As discussed below, the decrease in net income in 1995 compared to 1994 resulted from an increase in other expenses, coupled with decreases in other income and net interest income. The increase in net income in 1994 compared to 1993 was primarily attributable to increases in net interest income and other income and a decrease in other expenses.

Net interest income increased $80,000, or 2.4%, to $3,423,000 in 1995 compared to $3,343,000 in 1994. The 1994 total represented an increase of $55,000, or 1.7%, compared to 1993. The net interest margin for 1995 was 4.98% compared with 5.22% in 1994 and 5.29% in 1993. The margin has been compressed during the past two years by the rising cost of funds which has not been fully offset by increased yield on earning assets. Management has sought to manage interest rate risk, such that unforeseen increases or decreases in those rates will not have a significant unfavorable impact on bank earnings. Management believes that it has managed its interest rate risk in a prudent and acceptable manner.

Other income decreased $56,000, or 12.8%, in 1995 compared to 1994 versus the $36,000, or 8.9%, increase in 1994 compared to 1993. Continuing competition in the local banking market put downward pressure on the Company's service charge revenue during 1995, resulting in a decrease in account balances and a reduction in the fee structure of the Bank.

Other expenses increased $217,000, or 8.4%, in 1995, compared to a $57,000, or 2.2%, decrease in 1994 over 1993 levels. A wire transfer loss of $265,000 in 1995 and a $31,000 loss on the sale of a security in 1993 account for the majority of the fluctuations between years. In addition, deferred compensation expense decreased to $11,000 in 1995 compared to the $112,000 in 1994 and 1993 as the deferred compensation plans became fully funded. FDIC insurance expense assessment decreased to $78,000 in 1995 versus $151,000 in 1994 and 1993. Data processing expense increased steadily from 1993 to 1995 due to the Company contracting for additional service capabilities from its service provider. Other operating expenses, while remaining relatively stable from 1993 to 1994, increased $48,000, or 17.5%, in 1995. The increase was not attributable to any one significant factor.

Income tax expense decreased $79,000 in 1995 compared to 1994 versus the $134,000 increase in 1994 compared to 1993, due to corresponding changes in pre-tax net income and changes in the effective tax rates from 19.0% in 1993, to 26.5% in 1994, to 23.8% in 1995. The changes in the effective tax rates are primarily due to corresponding changes in interest income from taxable and non-taxable investment securities.

LIQUIDITY AND CAPITAL RESOURCES

The concept of liquidity comprises the ability of an enterprise to maintain sufficient cash flow to meet its needs and obligations on a timely basis. Bank liquidity must thus be considered in terms of the nature and mix of the institution's sources and uses of funds.

Bank liquidity is provided from several asset categories. The asset side of the balance sheet provides liquidity through regular maturities of investment securities and loans. Cash, investment securities held to maturity with maturities of one year or less and investment securities available for sale, deposits with banks, short-term investments and federal funds sold are primary sources of asset liquidity. At December 31, 1995, these categories totaled approximately $38,000,000. At September 30, 1996, these categories totaled approximately $40,000,000.

The Company has no current plans for major capital expenditures in 1996.

Management believes that, in the current economic environment, the Bank's liquidity position is adequate. There are no known trends, nor any known demands, commitments, events or uncertainties that will result or are reasonably likely to result in a material increase or decrease in the Bank's liquidity.

EFFECTS OF INFLATION

The Company's unaudited consolidated financial statements and notes thereto have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

REGULATORY CAPITAL REQUIREMENTS

The Federal Reserve Board, the Company's primary regulator, has adopted risk-based capital regulations which require the Company to maintain a risk-based capital/assets ratio of at least 8%. The Company's capital ratios and those of the Bank are significantly in excess of minimum ratios required by their respective regulators. The FDIC and Commissioner of Banking for the State of Wisconsin examine and regulate the Bank.

Current risk-based capital regulations are being expanded to incorporate the effects of interest rate risk upon capital adequacy. Although final guidelines have not yet been established, initial calculations indicate that effects of interest rate risk upon Bank capital will result in the Bank capital to continue to be well within acceptable limits.

Management is not aware of any other pending regulatory requirements or recommendations that, if enacted, would have an adverse impact on the Company's capital, liquidity, or results of operations.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

For each period ended shown, the allowance for loan losses has been allocated to the following categories in amounts deemed reasonably necessary to provide for the possibility of losses being incurred within each category of loans at the dates indicated.


                                                            (Amounts in thousands)

                                December 31, 1995                December 31, 1994           December 31, 1993
                                -----------------                -----------------           -----------------

                                          Percent of                    Percent of                     Percent of
                                           loans in                      loans in                       loans in
                                             each                          each                           each
                            Allowances     category        Allowances    category         Allowances    category
Balance at end of            for loan      to total         for loan     to total          for loan     to total
period applicable to:         losses        loans            losses       loans             losses       loans
---------------------------------------------------------------------------------------------------------------
Commercial and
   commercial real estate
   loans                      $  380         65.6%             298         63.7%              210         58.2%
Real estate -
   mortgages                     147         26.5%             236         27.9%              310         33.4%
Installment and other
   loans                          29          7.9%              37          8.4%               54          8.4%
---------------------------------------------------------------------------------------------------------------

Total                         $  556        100.0%             571        100.0%              574        100.0%
---------------------------------------------------------------------------------------------------------------

SUMMARY OF LOAN LOSS EXPERIENCE





                                                                                      (Amounts in thousands)
-------------------------------------------------------------------------------------------------------------------

                                                                                    As of and for the year ended
                                                                                             December 31,
                                                                                -----------------------------------
                                                                                  1995       1994          1993
-------------------------------------------------------------------------------------------------------------------
Loan balance at year end                                                        $41,766     40,121         38,144
-------------------------------------------------------------------------------------------------------------------

Balance of allowance for loan losses
   at beginning of period                                                           571        574            520

Loans charged off:
   Commercial loans                                                                   -          9             16
   Real estate - mortgage loans                                                       -          -              -
   Installment and other loans                                                       15          4              9
-------------------------------------------------------------------------------------------------------------------
Total loans charged off                                                              15         13             25

Recoveries of loans previously charged off:
   Commercial loans                                                                  -           9              -
   Real estate - mortgage loans                                                      -           -              -
   Installment and other loans                                                       -           1              2
-------------------------------------------------------------------------------------------------------------------
Total recoveries                                                                     -          10              2

Net loans charged off                                                                15          3             23

Additions to allowance for loan losses
   charged to operating expense                                                      -           -             77
-------------------------------------------------------------------------------------------------------------------
Balance of allowance for loan losses
   at end of period                                                             $   556        571            574
-------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs during period to
   loans outstanding at period end                                                  .04%       .01%           .06%
-------------------------------------------------------------------------------------------------------------------

LOAN COMPOSITION

The following table summarizes the loan composition at the end of each period.

                                                                                                  (Amounts in
                                                                                                   thousands)
-------------------------------------------------------------------------------------------------------------------
                                                                                                 December 31,
                                                                                           ------------------------
                                                                                              1995        1994
-------------------------------------------------------------------------------------------------------------------
Real estate mortgage                                                                          $11,075       11,207
Commercial real estate                                                                          6,799        7,377
Commercial                                                                                     20,602       18,180
Home equity                                                                                       878        1,016
Installment and other                                                                           2,412        2,341
-------------------------------------------------------------------------------------------------------------------

                                                                                               41,766       40,121

Less:  allowance for loan losses                                                                  556          571
-------------------------------------------------------------------------------------------------------------------

Loans, net                                                                                    $41,210       39,550
===================================================================================================================

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES AS OF DECEMBER 31, 1995


                                                                   (Amounts in thousands)
                                                                      Loan Maturities
                                             ------------------------------------------------------------------
                                                                   After 1
                                                1 year             through            After 5
                                                or Less            5 Years             Years         Total
---------------------------------------------------------------------------------------------------------------

Commercial real estate                       $    3,492             3,307                -      $    6,799
Commercial                                       19,646               956                -          20,602
---------------------------------------------------------------------------------------------------------------

Total                                            23,138             4,263                -          27,401
---------------------------------------------------------------------------------------------------------------

Amount over one year with:
   Fixed rates                                                                                   $   4,063
                                                                                                    ------
   Floating or adjustable rates                                                                  $     200
                                                                                                    ------

PAST DUE AND NONPERFORMING LOANS

The following table reflects as of the periods ended the aggregate amounts of loans past due and nonperforming.

------------------------------------------------------------------------------------------------------------
                                                                           (Amounts in thousands)
                                                                                December 31,
                                                                    ----------------------------------------
                                                                       1995            1994        1993
------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                    $     -              -            21
Loans contractually past due over 90 days                                82              8           118
Restructured loans                                                        -              -             -
------------------------------------------------------------------------------------------------------------

Total                                                               $    82              8           139
------------------------------------------------------------------------------------------------------------

If interest on the nonaccrual loans had been accrued, such income would have approximated $1,400 for the year ended December 31, 1993.

Loans are normally placed on non-accrual status when they become contractually past due 90 days or more as to interest or principal payments. Previously accrued and uncollected interest on such loans is reversed, amortization of related loan fees is suspended, and income is recorded only to the extent that interest payments are subsequently received in cash and a determination has been made that the principal balance of the loan is collectible. If collectibility of the principal is in doubt, payments received are applied to loan principal. As of December 31, 1995, management believes that there are no potential problem loans which would require disclosure.

Loan concentrations exceeding 10% of the total loan portfolio consist of residential real estate and commercial real estate loans which approximate 26.5% and 16.28%, respectively of total loans as of December 31, 1995.

CENTRA FINANCIAL, INC. AND SUBSIDIARY


TABLE OF CONTENTS

                                                                                                          Page(s)
------------------------------------------------------------------------------------------------------------------
Consolidated Financial Statements of Centra Financial, Inc. and Subsidiary
For the Years Ended December 31, 1995, 1994 and 1993 (Unaudited):

     Consolidated Balance Sheets                                                                           C-11

     Consolidated Statements of Income                                                                     C-13

     Consolidated Statements of Changes in Stockholders' Equity                                            C-15

     Consolidated Statements of Cash Flows                                                                 C-16

     Notes to Consolidated Financial Statements                                                            C-18-31

Consolidated Financial Statements of Centra Financial, Inc. and Subsidiary
For the Nine Months Ended September 30, 1996 and 1995 (Unaudited):

     Consolidated Balance Sheets                                                                           C-32

     Consolidated Statements of Income                                                                     C-34

     Consolidated Statements of Cash Flows                                                                 C-36

     Notes to Consolidated Financial Statements                                                            C-37-38

CENTRA FINANCIAL, INC. AND SUBSIDIARY

Consolidated Balance Sheets (Unaudited)

December 31, 1995 and 1994


------------------------------------------------------------------------------------------------------------------

                                 Assets                                                      1995          1994
------------------------------------------------------------------------------------------------------------------

Cash and due from banks                                                                 $   5,284,565   3,977,976
Federal funds sold                                                                          4,350,000           -
Other short-term investments                                                                1,096,076      12,056
------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                                                  10,730,641   3,990,032

Investment securities available for sale, at fair value                                    27,238,590   1,504,082
Investment securities held to maturity (fair value of $24,729,575 in 1994)                          -  26,315,172

Loans                                                                                      41,766,367  40,121,528
Allowance for loan losses                                                                   (556,469)   (571,420)
------------------------------------------------------------------------------------------------------------------

Loans, net                                                                                 41,209,898  39,550,108

Bank premises and equipment, net                                                            2,621,685   2,769,010

Accrued interest receivable and other assets                                                1,692,658   1,600,869
------------------------------------------------------------------------------------------------------------------

Total assets                                                                            $  83,493,472  75,729,273
------------------------------------------------------------------------------------------------------------------


                         Liabilities and Stockholders' Equity                                1995        1994
------------------------------------------------------------------------------------------------------------------

Deposits:
   Demand deposits (noninterest bearing)                                                $  16,431,191  14,396,984
   Savings, money market, IRA and NOW deposits                                             37,672,228  40,807,177
   Certificates of deposit                                                                 19,819,240  12,172,600
------------------------------------------------------------------------------------------------------------------

Total deposits                                                                             73,922,659  67,376,761

Federal funds purchased                                                                             -     200,000
Accrued expenses and other liabilities                                                      1,356,102     682,065
------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                          75,278,761  68,258,826
------------------------------------------------------------------------------------------------------------------

Stockholders' equity:
   Common stock: $1 par value; 5,000,000 shares authorized;
     177,454 shares issued                                                                    177,454     177,454
   Surplus                                                                                  3,688,894   3,688,894
   Undivided profits                                                                        4,306,216   3,688,751
   Unrealized gain on investment securities available for sale, net of taxes                  126,799           -
   Less: Treasury stock at cost (4,802 shares in 1995 and 1994)                               (84,652)    (84,652)
------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                  8,214,711   7,470,447

Commitments and contingencies
------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                              $  83,493,472  75,729,273
------------------------------------------------------------------------------------------------------------------



See accompanying notes to unaudited consolidated financial statements.

CENTRA FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

Years ended December 31, 1995, 1994  and 1993


------------------------------------------------------------------------------------------------------------------
                                                                                     1995       1994      1993
------------------------------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans                                                    $ 3,724,805  3,212,372 3,222,956
   Interest on securities:
     Taxable                                                                       1,513,171  1,369,517 1,359,795
     Tax-exempt                                                                      285,633    316,101   366,351
   Interest on federal funds sold and other short-term investments                   157,726    172,066   136,350
------------------------------------------------------------------------------------------------------------------

Total interest income                                                              5,681,335  5,070,056 5,085,452
------------------------------------------------------------------------------------------------------------------

Interest expense on deposits and federal funds purchased                           2,258,551  1,727,010 1,797,694
------------------------------------------------------------------------------------------------------------------

Net interest income                                                                3,422,784  3,343,046 3,287,758

Provision for loan losses                                                                  -          -    76,900
------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                                3,422,784  3,343,046 3,210,858
------------------------------------------------------------------------------------------------------------------

Other income:
   Service fees and charges                                                          339,655    398,170   366,767
   Other                                                                              42,397     40,157    35,774
------------------------------------------------------------------------------------------------------------------

Total other income                                                                   382,052    438,327   402,541
------------------------------------------------------------------------------------------------------------------

Other expense:
   Salaries and employee benefits                                                  1,270,008  1,213,492 1,243,184
   Net occupancy expense                                                             196,866    185,656   205,759
   Furniture and equipment expense                                                   166,040    209,458   161,082
   Data processing expense                                                           196,252    163,440   158,281
   Advertising                                                                        50,060     44,513    32,760
   FDIC expense                                                                       77,884    150,152   150,996
   Deferred compensation expense                                                      10,794    111,861   111,722
   Directors fees                                                                     72,050     78,750    71,000
   Printing and supplies                                                              51,369     48,580    63,062
   Postage                                                                            50,123     56,067    57,511
   Professional fees                                                                  57,350     32,716    55,685
   Loss on sale of securities                                                              -          -    30,940
   Wire transfer loss                                                                265,000          -         -
   Other operating expenses                                                          321,807    273,876   283,641
------------------------------------------------------------------------------------------------------------------
Total other expense                                                                2,785,603  2,568,561 2,625,623
------------------------------------------------------------------------------------------------------------------
Income before income tax expense                                                   1,019,233  1,212,812   987,776

Income tax expense                                                                   242,929    321,692   187,819
------------------------------------------------------------------------------------------------------------------

Net income                                                                       $   776,304    891,120   799,957
------------------------------------------------------------------------------------------------------------------

Net income per share                                                             $      4.50       5.16      4.62
Weighted average shares outstanding                                                  172,652    172,652   173,207
------------------------------------------------------------------------------------------------------------------



See accompanying notes to unaudited consolidated financial statements.

CENTRA FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders' Equity
(Unaudited)

Years ended December 31, 1995, 1994  and 1993

-------------------------------------------------------------------------------------------------------------------


                                                                                    Unrealized
                                                                                  gain (loss) on
                                                                                    investment
                                                     Common             Undivided   securities   Treasury
                                                     stock    Surplus    profits  available-for-  Stock     Total
                                                                                      sale
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1992                        $177,454  3,688,894 2,299,901              - (46,832) 6,119,417
-------------------------------------------------------------------------------------------------------------------

Net income                                                 -          -   799,957              -       -    799,957

Treasury stock purchase, 1,438 shares                      -          -         -              - (37,820)   (37,820)

Cash dividends ($.85 per share)                            -          - (146,840)              -       -   (146,840)
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1993                         177,454  3,688,894 2,953,018              - (84,652) 6,734,714
-------------------------------------------------------------------------------------------------------------------

Net income                                                 -          -   891,120              -       -    891,120

Cash dividends ($.90 per share)                            -          - (155,387)              -       -   (155,387)

Implementation of change in accounting for marketable
   debt and equity securities, net of taxes                -          -         -              -       -         -

-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                        $177,454  3,688,894 3,688,751              - (84,652) 7,470,447
-------------------------------------------------------------------------------------------------------------------

Net income                                                 -          -   776,304              -       -    776,304

Cash dividends ($.92 per share)                            -          - (158,839)              -       -   (158,839)

Change in unrealized gain on securities
   available for sale, net of taxes                        -          -         -        126,799       -    126,799
-------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                        $177,454  3,688,894 4,306,216        126,799 (84,652) 8,214,711
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to unaudited consolidated financial statements.

CENTRA FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows (Unaudited)

Years ended December 31, 1995, 1994  and 1993


------------------------------------------------------------------------------------------------------------------
                                                                                1995        1994         1993
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                                $   776,304     891,120      799,957
   Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization                                             210,946     220,719      228,038
       Provision for loan losses                                                       -           -       76,900
       Deferred income tax benefit                                               (12,450)    (70,200)     (61,000)
       Loss on sale of securities                                                      -           -       30,940
       Increase in accrued interest receivable and other assets                  (92,790)   (136,703)    (113,331)
       Increase (decrease) in accrued expenses and other liabilities             612,308    (208,485)     (24,291)
------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                      1,494,318     696,451      937,213
------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Proceeds from maturities of investment securities                                   -           -   15,905,469
   Proceeds from sale of security held for sale                                        -           -      969,060
   Purchases of investment securities                                                  -           -  (16,902,595)
   Proceeds from maturities of securities held to maturity                     4,244,086   4,805,841            -
   Purchases of securities held to maturity                                   (1,000,000) (8,634,841)           -
   Proceeds from maturities of securities available for sale                   1,273,531     193,902            -
   Purchases of securities available for sale                                 (3,741,172)           -           -
   Net increase in loans                                                      (1,659,790) (1,980,595)  (3,466,958)
   Purchases of bank premises and equipment                                      (57,421)    (19,977)     (72,957)
------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                           (940,766) (5,635,670)  (3,567,981)
------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net increase (decrease) in deposits                                         6,545,896    (310,167)  (1,600,806)
   Increase (decrease) in federal funds purchased                               (200,000)    200,000            -
   Cash dividends paid                                                          (158,839)   (155,387)    (146,840)
   Purchase of treasury stock                                                          -           -      (37,820)
------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) financing activities                            6,187,057    (265,554)  (1,785,466)
------------------------------------------------------------------------------------------------------------------
Net increase (decrease)  in cash and cash equivalents                          6,740,609  (5,204,773)  (4,416,234)

Cash and cash equivalents, beginning of year                                   3,990,032   9,194,805   13,611,039
------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                       $10,730,641   3,990,032    9,194,805
------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information
  Cash paid during the year for:

     Interest                                                                $ 2,151,419   1,737,514    1,870,713
     Income taxes                                                                371,614     361,251      320,000
------------------------------------------------------------------------------------------------------------------

See accompanying notes to unaudited consolidated financial statements.

CENTRA FINANCIAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements (Unaudited)

December 31, 1995, 1994 and 1993
-------------------------------------------------------------------------------

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Centra Financial, Inc. and Subsidiary (the "Company") conform to generally accepted accounting principles and to general practice within the banking industry. The following is a description of the more significant of those policies.

NATURE OF BUSINESS

Central Bank (a wholly-owned subsidiary of Centra Financial, Inc.) is a Wisconsin state chartered commercial bank with two bank locations in the Milwaukee area. The Bank accepts FDIC-insured deposits and originates loans which are principally secured by real estate and general business security agreements.

PRINCIPLES OF CONSOLIDATION AND PRESENTATION

The consolidated financial statements include the accounts of Centra Financial, Inc. and its wholly-owned subsidiary, Central Bank (the "Bank"). The Bank owns Central Investments, Inc., a Nevada Corporation, which manages the investment securities portfolio of the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES

On June 1, 1994, the Company adopted Financial Accounting Standards Board's SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values, and all investments in debt securities. Accordingly, the Company was required to classify its debt securities into one of three categories: held to maturity, available for sale, or trading. The Company classified all investment securities as held to maturity upon adoption of SFAS No. 115.

Investment securities held to maturity, which management has the intent and ability to hold to maturity, are carried at amortized cost, adjusted for amortization of premiums and accretion of discounts using the straight-line method. Available for sale and trading securities are reported at fair value with unrealized gains and losses net of related deferred income taxes, included in stockholder's equity, or income, respectively.

Realized securities gains or losses are reported in the consolidated statements of income. The cost of securities sold is based on the specific identification method. Any security held to maturity for which there has been a permanent impairment of value is written down to its estimated market value.

LOANS

Loans are carried at the principal amounts outstanding. Interest on loans is recorded as income in the period earned. Interest on loans contractually delinquent ninety days or more is excluded from income and the loan is placed on non-accrual status.

ALLOWANCE FOR LOAN LOSSES

In management's judgment, the allowance for loan losses represents an amount adequate to provide for the amount of risk inherent in the loan portfolio. The allowance for loan losses is maintained at an amount based on management's analysis of past loan loss experience, growth and composition of the loan portfolio, and economic conditions. Additions to the allowance are charged to expense through the provision for loan losses. Losses are charged directly to the allowance; recoveries are credited to the allowance. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

LOAN FEES

Loan origination fees, non-refundable fees and direct loan origination costs on real estate and commercial loans are recognized as incurred and are not deferred.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation computed using the straight-line method over the following terms: buildings and improvements, 40 years; furniture and equipment, 3 to 10 years.

Maintenance and repair costs are charged to other operating expense, while the costs of significant additions and improvements are capitalized.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, all cash on hand, amounts due from banks, federal funds sold and other short term investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents.

RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain non interest-bearing deposits on hand or on deposit in a Federal Reserve Bank in accordance with Federal Reserve Board requirements. At December 31, 1995, those required reserves were satisfied by currency and coin holdings.

INCOME TAXES

The Company and the Bank file a consolidated federal income tax return and individual subsidiary state income tax returns with each organization computing its taxes on a separate company basis.

Amounts provided for income tax expense are based on income reported for financial statement purposes rather than amounts currently payable under tax laws. Deferred income taxes, which arise principally from temporary differences between the period in which certain income and expenses are recognized for financial accounting purposes and the period in which they affect taxable income, are included in the amounts provided for income taxes.

PER SHARE DATA

Net income per share is computed by dividing net income by the weighted average number of common shares outstanding during each year. The weighted average number of common shares outstanding was 172,652 in 1995 and 1994 and 173,207 in 1993.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

(2)      INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available for sale and held to maturity at December 31, 1995 and 1994 are as follows:


--------------------------------------------------------------------------------------------------------------
                                                                                    1995
                                                               -----------------------------------------------

                                                                            Gross         Gross    Estimated
                                                      Amortized            unrealized  unrealized    fair
                                                        cost                gains        losses      value
-----------------------------------------------------------------------------------------------------------------
Securities available for sale:
   U.S. Treasury securities and
     obligations of U.S. Government
     corporations and agencies                        $ 21,593,005         231,396      (210,456)    21,613,945
   Obligations of states and political
     subdivisions                                        5,050,564         177,018        (2,177)     5,225,405
   Mortgage-backed securities                              400,000         -                (760)       399,240
-----------------------------------------------------------------------------------------------------------------

                                                      $ 27,043,569         408,414      (213,393)    27,238,590
-----------------------------------------------------------------------------------------------------------------
                                                                            1994
                                                          -------------------------------------------------------
                                                                           Gross         Gross         Estimated
                                                          Amortized     unrealized    unrealized         fair
                                                            cost           gains        losses           value
-----------------------------------------------------------------------------------------------------------------

Securities available for sale:
   U.S. Treasury securities and
     obligations of U.S. Government
     corporations and agencies                            $ 1,505,183       12,178      (13,279)       1,504,082
-----------------------------------------------------------------------------------------------------------------

                                                                                   1994
                                                          -------------------------------------------------------

                                                                           Gross          Gross        Estimated
                                                          Amortized     unrealized     unrealized        fair
                                                            cost           gains         losses          value
-----------------------------------------------------------------------------------------------------------------
Securities held to maturity:
   U.S. Treasury securities and
     obligations of U.S. Government
     corporations and agencies                           $ 20,859,056       27,696     (1,445,937)    19,440,815
   Obligations of states and political
     subdivisions                                           5,056,116       15,770       (163,926)     4,907,960
   Mortgage-backed securities                                 400,000      -              (19,200)       380,800
-----------------------------------------------------------------------------------------------------------------

                                                         $ 26,315,172       43,466     (1,629,063)    24,729,575
=================================================================================================================

The amortized cost and estimated fair value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

-----------------------------------------------------------------------------------------------------------------
                                                                                                       Estimated
                                                                                        Amortized        fair
                                                                                          cost           value
-----------------------------------------------------------------------------------------------------------------
Due in one year or less                                                              $  1,100,647      1,107,230
Due after one year through five years                                                   5,356,651      5,396,187
Due after five years through ten years                                                  6,471,264      6,686,424
Due after ten years                                                                    13,715,007     13,649,509
-----------------------------------------------------------------------------------------------------------------

                                                                                       26,643,569     26,839,350
Mortgage-backed securities                                                                400,000        399,240
-----------------------------------------------------------------------------------------------------------------

                                                                                     $ 27,043,569     27,238,590
=================================================================================================================

Proceeds from the sale of securities held for sale were $969,060 during the year ended December 31, 1993. The gross realized losses on such sales totaled $30,940. There were no sales of securities during 1995 and 1994.

Investment securities with carrying values of approximately $500,000 December 31, 1995 were pledged to secure public deposits and for other purposes as required by law.

Securities with an amortized cost of $23,090,000 and a related net unrealized gain of $121,000 were transferred into available for sale from held to maturity on December 31, 1995. This transfer was made in accordance with Financial Accounting Standards Board implementation guidance which permitted a one-time reassessment of securities classification under SFAS 115.

(3)      LOANS

Loans at December 31 are summarized below:

----------------------------------------------------------------------------------------------------------------
                                                                                      1995              1994
----------------------------------------------------------------------------------------------------------------
Residential real estate                                                           $  11,074,753       11,207,393
Commercial real estate                                                                6,799,028        7,376,865
Commercial                                                                           20,602,165       18,180,237
Home equity                                                                             878,073        1,016,169
Installment and other                                                                 2,412,348        2,340,864
----------------------------------------------------------------------------------------------------------------
                                                                                  $  41,766,367       40,121,528
----------------------------------------------------------------------------------------------------------------

Certain of the Company's executive officers, directors and businesses in which directors are major shareholders are loan customers of the Bank. As of December 31, 1995 and 1994, loans aggregating approximately $759,000, and $1,125,000, respectively, were outstanding to such parties. These loans were made on the same terms as those prevailing for comparable transactions with other loan customers and do not involve more than the normal risk of collectibility. During 1995, approximately $40,800 of new loans were made and repayments (collections or maturities) totaled approximately $406,800.

Nonperforming loans of the Bank approximated $21,000 at December 31, 1993. There were no nonperforming loans at December 31, 1995 or 1994.

(4)      ALLOWANCE FOR LOAN LOSSES

A summary of the changes in the allowance for loan losses is as follows:

====================================================================================================================
                                                                       1995             1994              1993
--------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                          $ 571,420           574,099          520,049
Provision charged to expense                                           -                -                 76,900
Loan charge-offs, net of recoveries                                   (14,951)           (2,679)         (22,850)
--------------------------------------------------------------------------------------------------------------------

Balance, end of year                                                $ 556,469           571,420          574,099
====================================================================================================================

(5)      BANK PREMISES AND EQUIPMENT

Bank premises and equipment is summarized as follows:

===========================================================================================================
                                                                                      December 31,
-----------------------------------------------------------------------------------------------------------
                                                                                1995               1994
-----------------------------------------------------------------------------------------------------------
Land                                                                      $    165,511             165,511
Buildings and improvements                                                   2,887,233           2,868,911
Furniture and equipment                                                      1,132,451           1,095,232
-----------------------------------------------------------------------------------------------------------
                                                                             4,185,195           4,129,654
Less accumulated depreciation                                                1,563,510           1,360,644
-----------------------------------------------------------------------------------------------------------
Bank premises and equipment, net                                           $ 2,621,685           2,769,010
===========================================================================================================

(6)      DEPOSITS

Certificates of deposit include approximately $2,300,000 and $1,121,000 of certificates of $100,000 or more at December 31, 1995 and 1994, respectively. Interest expense on such deposits for the years ended December 31, 1995, 1994 and 1993 was approximately $76,000, $41,000 and $56,000, respectively.

(7)      EMPLOYEE BENEFIT PLANS

The Bank has a defined contribution plan (Plan) which covers substantially all full-time employees. Participation in the Plan requires that an employee be at least twenty-and one-half (20 1/2) years of age and have six months of service. Employees may elect to defer up to 7% of their defined salary. The Bank may elect to make annual matching contributions up to 2% of eligible employees' annual compensation. In addition, the Bank also makes a contribution of 6% of the base salary for all qualified participants. Vesting in the participants' accounts is based on years of continuous service and a participant is vested based on a graduated scale after one to six years of credited service.

Employee benefit Plan expense totaled approximately $62,000, $59,000 and $57,000 in 1995, 1994 and 1993, respectively.

The Bank has deferred compensation arrangements for certain key employees and directors. The balance accrued totaled approximately $720,000 and $690,000 at December 31, 1995 and 1994, respectively.

(8)      INCOME TAXES

Income tax expense (benefit) consists of the following:

------------------------------------------------------------------------------------------------------------
                                                                           Years ended December 31,
------------------------------------------------------------------------------------------------------------
                                                                   1995               1994         1993
------------------------------------------------------------------------------------------------------------
Current income tax expense (benefit):
   Federal                                                      $ 263,770             365,997      208,623
   State                                                           (8,391)             25,895       40,196
------------------------------------------------------------------------------------------------------------

Total current                                                     255,379             391,892      248,819
------------------------------------------------------------------------------------------------------------

Deferred income tax expense (benefit):
   Federal                                                         (8,700)            (57,000)     (49,000)
   State                                                           (3,750)            (13,200)     (12,000)
------------------------------------------------------------------------------------------------------------

Total deferred                                                    (12,450)            (70,200)     (61,000)
------------------------------------------------------------------------------------------------------------

Total income tax expense                                        $ 242,929             321,692      187,819
============================================================================================================

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are presented below:

===========================================================================================================
                                                                                        December 31,
                                                                                   -----------------------
                                                                                       1995        1994
----------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses                                                        $ 127,300      133,600
   Deferred compensation                                                              300,100      290,600
   Other                                                                                2,000        -
-----------------------------------------------------------------------------------------------------------

Total gross deferred tax assets                                                       429,400      424,200
-----------------------------------------------------------------------------------------------------------

Deferred tax liabilities:
   Fixed assets, principally depreciation                                              48,700       49,400
   Unrealized appreciation on securities available-for-sale                            68,222            -
   Discount accretion                                                                   6,100        4,600
   Other                                                                                5,928       14,000
-----------------------------------------------------------------------------------------------------------
Total gross deferred tax liabilities                                                  128,950       68,000
-----------------------------------------------------------------------------------------------------------

Net deferred tax asset                                                              $ 300,450      356,200
===========================================================================================================

Actual income tax expense differs from the "expected" income tax expense, computed by applying the statutory Federal corporate tax rate of 34% to income before income tax expense, as follows for the years ended December 31:

=======================================================================================================

                                                              1995             1994           1993
-------------------------------------------------------------------------------------------------------
Federal income tax expense
   at statutory rate of 34%                                 $ 346,539        412,356         335,844
Tax exempt interest income                                    (87,620)       (99,043)       (115,531)
State income taxes, net of
   Federal income tax benefit                                  (7,786)         8,379          18,609
Other, net                                                     (8,204)           -           (51,103)
-------------------------------------------------------------------------------------------------------

                                                            $ 242,929        321,692         187,819
=======================================================================================================


(9)      DIVIDENDS

The declaration and payment of cash dividends by the Bank is restricted by certain statutory and regulatory limitations. The effect of these regulations limits the amount of earnings available for such cash dividends to retained earnings. Such dividends may also be limited by regulatory capital requirements.

(10)     REGULATORY CAPITAL REQUIREMENTS

The Bank is required to maintain minimum amounts of capital to total assets and to total "risk weighted" assets, as defined by the banking regulators. Capital is measured by two risk-based ratios: Tier I capital and total capital which includes Tier II capital and supplementary capital. Tier I capital consists of stockholders' equity and minority interest reduced for goodwill, while Tier II capital includes certain long-term debt and the allowance for loan losses. The guidelines require that companies must have ratios of 4% and 8% for Tier I capital and total capital, respectively. As of December 31, 1995, the Bank exceeds these minimum standards. At December 31, 1995, the Bank's leverage ratio, Tier I capital divided by total assets, also exceeds the 4% minimum standard.

(11)     FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of customers. These financial instruments consist of commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract amounts reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for instruments reflected in the consolidated financial statements.

Financial instruments whose contract amounts represent potential credit risk at December 31, 1995 and 1994 are as follows:

==================================================================================================
                                                                      1995             1994
--------------------------------------------------------------------------------------------------
Commitments to extend credit                                      $  8,165,000        8,993,000
==================================================================================================

Standby letters of credit                                         $    147,000           26,000
==================================================================================================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and generally require a fee. As some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates the credit worthiness of each customer on a case by case basis. The Bank generally extends credit only on a secured basis. Collateral obtained varies but consists primarily of real estate, equipment, accounts receivable, inventory and motor vehicles. The Bank's lending area includes primarily Milwaukee and Waukesha Counties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Standby letters of credit outstanding at December 31, 1995 expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds certificates of deposit, accounts receivable, inventory, equipment and real estate as collateral supporting those commitments for which collateral is deemed necessary.

(12)     LEASES

The Bank leases space in certain of its buildings to tenants. Noncancelable operating leases for such office space will expire during 1996. The future minimum payments receivable under noncancelable operating leases are approximately $24,000 as of December 31, 1995. Gross rental income, which was included in other income, was approximately $45,000 in 1995, 1994, and 1993.

(13)     PARENT COMPANY FINANCIAL INFORMATION

Presented below are condensed financial statements for Centra Financial, Inc. (Parent Company) only:

                            Condensed Balance Sheets
                              (Parent Company Only)

=================================================================================================================
                                                                                             December 31,
                                                                                   ------------------------------
                 Assets                                                                1995              1994
-----------------------------------------------------------------------------------------------------------------
Cash                                                                               $    402,961          335,980
Investment in bank subsidiary                                                         7,744,300        7,033,786
Fixed assets, net                                                                        62,593           93,391
Other assets                                                                              7,192           14,865
-----------------------------------------------------------------------------------------------------------------

Total assets                                                                       $  8,217,046        7,478,022
-----------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
-----------------------------------------------------------------------------------------------------------------

Liabilities - Accrued expenses and other liabilities                               $      2,335            7,575
-----------------------------------------------------------------------------------------------------------------

Stockholders' Equity:
   Common stock                                                                         177,454          177,454
   Surplus                                                                            3,688,894        3,688,894
   Undivided profits                                                                  4,306,216        3,688,751
   Net unrealized gain on securities available for sale, net of taxes                   126,799         -
   Less: Treasury stock                                                                 (84,652)         (84,652)
-----------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                            8,214,711        7,470,447
-----------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                         $  8,217,046        7,478,022
=================================================================================================================

                         Condensed Statements of Income
                              (Parent Company Only)

=================================================================================================================
Years ended December 31,                                                1995              1994             1993
-----------------------------------------------------------------------------------------------------------------
Income:
   Rental income                                                   $   46,741            45,770           44,301
   Interest income                                                      7,501             4,610            4,429
-----------------------------------------------------------------------------------------------------------------

Total income                                                           54,242            50,380           48,730
-----------------------------------------------------------------------------------------------------------------

Expense:
   Depreciation                                                        30,798            30,798           29,806
   Other expense                                                       46,624            16,452           12,327
-----------------------------------------------------------------------------------------------------------------

Total expense                                                          77,422            47,250           42,133
-----------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes and undistributed
   net income of subsidiary                                           (23,180)            3,130            6,597

Income tax expense (benefit)                                          (11,769)            3,200            4,400
-----------------------------------------------------------------------------------------------------------------

Income (loss) before undistributed net income
   of subsidiary                                                      (11,411)              (70)           2,197

Equity in undistributed net income of subsidiary                      787,715           891,190          797,760
-----------------------------------------------------------------------------------------------------------------

Net income                                                         $  776,304           891,120          799,957
=================================================================================================================

                      Condensed Statements of Cash Flows
                            (Parent Company Only)

==================================================================================================================================

Years ended December 31,                                               1995             1994               1993
----------------------------------------------------------------------------------------------------------------------------------
Operating activities:
   Net income                                                       $ 776,304           891,120          799,957
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Equity in undistributed net income of subsidiary              (787,715)         (891,190)        (797,760)
       Depreciation and amortization                                   36,999            36,999           36,007
       Decrease in other assets                                         1,472             2,517            5,374
       Increase (decrease) in accrued expenses
          and other liabilities                                        (5,240)            3,175            4,400
-----------------------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                              21,820            42,621           47,978
-----------------------------------------------------------------------------------------------------------------------------------

Investing Activities:
   Purchase of equipment                                                  -                 -             (9,169)
-----------------------------------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                     -                 -             (9,169)
-----------------------------------------------------------------------------------------------------------------------------------

Financing activities:
   Cash dividends paid                                               (158,839)         (155,387)        (146,840)
   Cash dividends received                                            204,000           200,000          200,000
   Purchase of treasury stock                                             -                 -            (37,820)
-----------------------------------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                              45,161            44,613           15,340
-----------------------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                              66,981            87,234           54,149

Cash and cash equivalents, beginning of year                          335,980           248,746          194,597
-----------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                              $ 402,961           335,980          248,746
-----------------------------------------------------------------------------------------------------------------------------------

(14)     FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

(a)      CASH AND CASH EQUIVALENTS

The carrying amounts of cash and due from banks, federal funds sold and other short-term investments approximate fair value because of their short-term nature.

(b)      SECURITIES AVAILABLE FOR SALE

The fair value of securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. See note 2.

(c)      LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Bank's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

(d)      DEPOSITS

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, interest-bearing deposits, savings, NOW accounts, and money market checking accounts, is equal to the amount payable on demand as of December 31, 1995. The fair value of other time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates offered at December 31, 1995 for deposits of similar remaining maturities.

The fair value estimates do not include the benefit that results from the low cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.

(e)      LIMITATIONS

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The estimated fair values of the Company's financial instruments at December 31, 1995, are as follows:

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                    Carrying
                                                                                     Amount          Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents                                                       $ 10,730,641     $ 10,730,641
Securities - available for sale                                                      27,238,590       27,238,590
Loans, net                                                                           41,766,367       41,632,364
Financial liabilities:
   Deposits:
      Without stated maturities                                                      54,103,419       54,103,419
      With stated maturities                                                         19,819,240       19,824,436
-----------------------------------------------------------------------------------------------------------------------------------

The above does not include accrued interest receivable and payable which are also considered financial instruments. The estimated fair value of such items is considered to be the carrying amount.

(15)     SUBSEQUENT EVENT

On November 6, 1996, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Associated Banc-Corp ("Associated") wherein shareholders of the Company would receive shares of Associated in exchange for their shares of the Company. The proposed merger is subject to the appropriate regulatory and shareholder approvals and compliance with the terms of the Merger Agreement by the Company and Associated. The terms of the proposed transaction, which is expected to be consummated in early 1997, require that the transaction be accounted for as a pooling of interests. Under the terms of the Merger Agreement, each issued and outstanding share of common stock of the Company shall be converted into the right to receive that number of shares of common stock of Associated equal to the greater of (1) $14,400,000 divided by the daily average price (as defined) divided by the number of Company shares issued and outstanding immediately prior to the effective time, or (2) two shares. Pursuant to the Merger Agreement, a cash payment will be made in lieu of issuance of any fractional shares.

CENTRA FINANCIAL, INC. AND SUBSIDIARY

Consolidated Balance Sheets (Unaudited)

September 30, 1996 and December 31, 1995


-------------------------------------------------------------------------------------------------------------------

                                                                                           September     December
                                                                                               30,          31,
                                        Assets                                                1996         1995
-------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                                   $ 3,748,425    5,284,565
Federal funds sold                                                                          2,125,000    4,350,000
Other short-term investments                                                                4,272,844    1,096,076
-------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                                                  10,146,269   10,730,641

Investment securities available for sale, at fair value                                    29,663,385   27,238,590
-------------------------------------------------------------------------------------------------------------------

Loans                                                                                      36,202,821   41,766,367
Allowance for loan losses                                                                    (544,636)    (556,469)
-------------------------------------------------------------------------------------------------------------------

Loans, net                                                                                 35,658,185   41,209,898

Bank premises and equipment, net                                                            2,482,320    2,621,685

Accrued interest receivable and other assets                                                1,695,935    1,692,658
-------------------------------------------------------------------------------------------------------------------

Total assets                                                                                            83,493,472
                                                                                          $79,646,094
-------------------------------------------------------------------------------------------------------------------

                         Liabilities and Stockholders' Equity
-------------------------------------------------------------------------------------------------------------------

Deposits:
   Demand deposits                                                                        $14,760,885   16,431,191
   Savings, money market, IRA and NOW deposits                                             37,906,445   37,672,228
   Certificates of deposit                                                                 17,441,221   19,819,240
-------------------------------------------------------------------------------------------------------------------

Total deposits                                                                             70,108,551   73,922,659

Accrued expenses and other liabilities                                                      1,246,174    1,356,102
-------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                          71,354,725   75,278,761
-------------------------------------------------------------------------------------------------------------------

Stockholders' equity:
   Common stock: $1 par value; 5,000,000 shares authorized;
      177,454 shares issued                                                                   177,454      177,454
   Surplus                                                                                  3,688,894    3,688,894
   Undivided profits                                                                        4,730,872    4,306,216

   Unrealized gain (loss) on investment securities available for sale, net of taxes          (221,199)     126,799
   Less:  Treasury stock at cost (4,802 shares in 1996 and 1995)                              (84,652)     (84,652)
-------------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                  8,291,369    8,214,711

Commitments and contingencies
-------------------------------------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                                                $79,646,094   83,493,472
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to unaudited consolidated financial statements.

CENTRA FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

Nine months ended September 30, 1996 and 1995

------------------------------------------------------------------------------------------------------------------

                                                                                               1996       1995
------------------------------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans                                                             $  2,607,084  2,791,339
   Interest on securities:
     Taxable                                                                                 1,232,122  1,122,446
     Tax-exempt                                                                                211,717    211,940
   Interest on federal funds sold and other short-term investments                             180,476    112,934
------------------------------------------------------------------------------------------------------------------

Total interest income                                                                        4,231,399  4,238,659
------------------------------------------------------------------------------------------------------------------

Interest expense on deposits                                                                 1,764,360  1,647,233
------------------------------------------------------------------------------------------------------------------

Net interest income                                                                          2,467,039  2,591,426

Provision for loan losses                                                                          -          -
------------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                                          2,467,039  2,591,426
------------------------------------------------------------------------------------------------------------------

Other income:
   Service fees and charges                                                                    218,899    260,528
   Other                                                                                        25,566     34,119
------------------------------------------------------------------------------------------------------------------

Total other income                                                                             244,465    294,647
------------------------------------------------------------------------------------------------------------------

Other expense:
   Salaries and employee benefits                                                              952,885    971,350
   Net occupancy expense                                                                       165,930    196,625
   Furniture and equipment expense                                                             103,737     95,177
   Data processing expense                                                                     151,575    146,159
   Advertising                                                                                  41,250     36,260
   FDIC expense                                                                                 12,381    102,279
   Deferred compensation expense                                                                30,289     19,161
   Directors fees                                                                               59,150     60,038
   Printing and supplies                                                                        39,516     37,120
   Postage                                                                                      26,469     39,042
   Professional fees                                                                           126,153     46,506
   Wire transfer loss                                                                              -      265,000
   Other operating expenses                                                                    220,213    217,109
------------------------------------------------------------------------------------------------------------------

Total other expense                                                                          1,929,548  2,231,826
------------------------------------------------------------------------------------------------------------------

Income before income tax expense                                                               781,956    654,247



Income tax expense                                                                             227,810    160,884
------------------------------------------------------------------------------------------------------------------

Net income                                                                                   $ 554,146    493,363
------------------------------------------------------------------------------------------------------------------

Net income per share                                                                         $    3.21       2.86
Weighted average shares outstanding                                                            172,652    172,652
------------------------------------------------------------------------------------------------------------------

See accompanying notes to unaudited consolidated financial statements.

CENTRA FINANCIAL, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows (Unaudited)

Nine months ended September 30, 1996 and 1995


------------------------------------------------------------------------------------------------------------------

                                                                                           1996          1995
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                                           $    554,146      493,363
   Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization                                                         144,916      159,593
       Deferred income taxes                                                                 (72,672)       8,982
       Decrease (increase) in accrued interest receivable and other assets                       723      (76,518)
       Increase in accrued expenses and other liabilities                                    155,294      684,392
------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                                    782,407    1,269,812
------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Proceeds from maturities of securities held to maturity                                       -      1,963,509
   Proceeds from maturities of securities available for sale                              10,064,683      216,951
   Purchases of securities available for sale                                            (13,034,027)  (3,741,172)
   Net decrease (increase) in loans                                                        5,551,713   (1,069,231)
   Purchases of bank premises and equipment                                                   (5,551)     (44,857)
------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) investing activities                                        2,576,818   (2,674,800)
------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Net increase (decrease) in deposits                                                    (3,814,108)   5,089,306
   Decrease in federal funds purchased                                                           -       (200,000)
   Cash dividends paid                                                                      (129,489)     (43,163)
------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) financing activities                                       (3,943,597)   4,846,143
------------------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                                        (584,372)   3,441,155

Cash and cash equivalents, beginning of period                                            10,730,641    3,990,032
------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of period                                                $ 10,146,269    7,431,187
------------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information -
   Cash paid during the nine month period for:
     Interest                                                                           $  1,753,781    1,545,773
     Income taxes                                                                            223,566      360,995
------------------------------------------------------------------------------------------------------------------

See accompanying notes to unaudited consolidated financial statements.

NOTE 1 - GENERAL

The accounting and reporting policies of Centra Financial, Inc. and Subsidiary (the "Company") conform to generally accepted accounting principles and to general practices within the banking industry. Significant accounting policies used by the Company are described in the summary of significant accounting polices included as part of the December 31, 1995, 1994 and 1993 unaudited consolidated financial statements.

The condensed financial statements reflect adjustments, all of which are of a normal recurring nature, and, in the opinion of management, necessary for a fair statement of results for the interim periods. The operating results for the nine months ended September 30, 1996 and 1995 are not necessarily indicative of the results which may be expected for the entire year. The accompanying condensed consolidated financial statements should be read in conjunction with the Company's December 31, 1995, 1994, and 1993 unaudited consolidated financial statements and related notes.

NOTE 2 - ALLOWANCE FOR LOAN LOSSES

A summary of the changes in the allowance for loan losses is as follows:

----------------------------------------------------------------------------------------------------------------------------------

                                                                                Nine Months Ended
                                                                                  September 30,
                                                                                -----------------
                                                                          1996                     1995
----------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                                            $  556,469              $  571,420
Provision charged to expense                                                   -                       -
Loan charge-offs, net of recoveries                                         11,833                  11,933
----------------------------------------------------------------------------------------------------------------------------------

Balance, end of period                                                  $  544,636              $  559,487
----------------------------------------------------------------------------------------------------------------------------------

NOTE 3 - NONPERFORMING LOANS

Nonperforming loans are summarized as follows:

----------------------------------------------------------------------------------------------------------------------------------

                                                                                   September 30,
                                                                                -------------------
                                                                          1996                        1995
----------------------------------------------------------------------------------------------------------------------------------

Nonperforming loans                                                      $ 269,000              $    -
----------------------------------------------------------------------------------------------------------------------------------


NOTE 4 - NET INCOME PER SHARE

For purposes of calculating net income per share, the weighted average number of shares outstanding for the nine months ended September 30, 1996 and 1995 was 172,652 shares.

NOTE 5 - SUBSEQUENT EVENT

On November 6, 1996, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Associated Banc-Corp ("Associated") wherein shareholders of the Company would receive shares of Associated in exchange for their shares of the Company. The proposed merger is subject to the appropriate regulatory and shareholder approvals and compliance with the terms of the Merger Agreement by the Company and Associated. The terms of the proposed transaction, which is expected to be consummated in early 1997, require that the transaction be accounted for as a pooling of interests. Under the terms of the Merger Agreement, each issued and outstanding share of common stock of the Company shall be converted into the right to receive that number of shares of common stock of Associated equal to the greater of (1) $14,400,000 divided by the daily average price (as defined) divided by the number of Company shares issued and outstanding immediately prior to the effective time, or (2) two shares. Pursuant to the Merger Agreement, a cash payment will be made in lieu of issuance of any fractional shares.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     The Registrant is incorporated under the Wisconsin Business Corporation Law (the "WBCL"). Under Section 180.0851 of the WBCL, the Registrant shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Registrant. In all other cases, the Registrant shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the Registrant; unless liability was incurred because he or she breached or failed to perform a duty owed to the Registrant and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section
180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement between the director or officer and the Registrant or a resolution of the Board of Directors or adopted by majority vote of the Registrant's shareholders.

     Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to
180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

     The Registrant's Articles of Incorporation contains no provisions in relation to the indemnification of directors and officers of the Registrant.

     Article XI of the Registrant's By-laws ("Article XI") authorizes indemnification of officers and directors of the Registrant consistent with the description of the indemnification provisions in Section 180.0851 of the WBCL as described above. Article XI provides that the Registrant shall indemnify a director, officer, employee or agent of the Registrant to the extent such individual has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal (including, but not limited to, any act or failure to act alleged or determined (i) to have been negligent, (ii) to have violated the Employee Retirement Income Security Act of 1974; or (iii) to have violated Sections 180.0832, 180.0833 and 180.1202 of the WBCL, or any successor thereto, regarding loans to directors, unlawful distributions and distributions of assets, which involves foreign, federal, state or local law and which is brought by or in the right of the Registrant or by any other person or entity, to which the director, officer, employee or agent was a party because he or she is a director, officer, employee or agent. In all other cases, the Registrant shall indemnify a director, officer, employee or agent of the Registrant against liability and expenses incurred by such person in a proceeding unless it shall have been proven by final judicial adjudication that such person breached or failed to perform a duty owed to the Registrant under the circumstances described above as set forth in Section 180.0851 of the WBCL.
Article XI defines a "director, officer, employee or agent" as (i) a natural person who, is or was a director, officer, employee or agent of the Registrant,
(ii) a natural person who, while a director, officer, employee or agent of the Registrant, is or was serving either pursuant to the Registrant's specific request or as a result of the nature of such person's duties to the Registrant as a director, officer, partner, trustee, member of any governing or decision making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise and (iii) a person who, while a director, officer, employee or agent of the Registrant, is or was serving an employee benefit plan because his or her duties to the Registrant also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan. Unless the context requires otherwise, Article XI indemnification extends to the estate or personal representative of a director, officer, employee or agent.

     All officers, directors, employees and agents of controlled subsidiaries of the Registrant shall be deemed for purposes of Article XI to be serving as such officers, directors, employees and agents at the request of the Registrant. The right to indemnification granted to such officers and directors by Article XI is not subject to any limitation or restriction imposed by any provision of the Articles of Incorporation or Bylaws of a controlled subsidiary. For purposes of Article XI, a "controlled subsidiary" means any corporation at least 80% of the outstanding voting stock of which is owned by the Registrant or another controlled subsidiary of the Registrant.

     Upon written request by a director, officer, employee or agent who is a party to a proceeding, the Registrant shall pay or reimburse his or her reasonable expenses as incurred if the director, officer, employee or agent provides the Registrant with: (i) a written affirmation of his or her good faith belief that he or she is entitled to indemnification under Article XI; and (ii) a written undertaking to repay all amounts advanced without interest to the extent that it is ultimately determined that indemnification under
Article XI is prohibited. The Registrant shall have the power to purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent against any liability asserted against or incurred by the individual in any such capacity arising out of his or her status as such, regardless of whether the Registrant is required or authorized to indemnify or allow expenses to the individual under Article XI.

     The right to indemnification under Article XI may be amended only by a majority vote of the shareholders and any reduction in the right to indemnification may only be prospective from the date of such vote.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit No.

      2 Agreement and Plan of Merger dated as of November 6, 1996 between the Registrant and Centra Financial, Inc., incorporated by reference to Exhibit A to the Proxy Statement/Prospectus of the Registrant and Centra Financial, Inc. (the "Proxy Statement/Prospectus").

      3(a) Articles of Incorporation, as amended and restated, incorporated by reference to Exhibit 3 of the Registrant's Quarterly Report on Form 10-Q filed for the quarter ended June 30, 1993, SEC File No. 0-5519.

      3(b) Bylaws, as amended, incorporated by reference to Exhibit 3(b) of the Registrant's Quarterly Report on Form 10-Q filed for the quarter ended September 30, 1991, SEC File No. 0-5519.

      4         The Registrant has outstanding certain long term debt.
                None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries. Thus, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the Commission upon request.

      5 Form of Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. regarding legality of issuance of the Registrant's securities.

      8 Form of Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. regarding certain federal income tax matters.

      10(a) The 1982 Incentive Stock Option Plan of the Registrant incorporated by reference to Exhibit 10 to Annual Report on Form 10-K for fiscal year ended December 31, 1987.

      10(b) The Restated Long-Term Incentive Stock Option Plan of the Registrant incorporated by reference to Exhibit 10 filed with the Registrant's registration statement (33-86790) on Form S-8 filed under the Securities Act of 1933.

      10(c) Deferred Compensation Agreement dated November 1, 1986 between Associated Bank Green Bay, National Association and Robert C. Gallagher incorporated by reference to Exhibit 10(c) of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1992, SEC. File No. 0-5519.

      10(d) Change of Control Plan of the Registrant effective April 25, 1994 incorporated by reference to Exhibit 10(d) of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1994, SEC File No. 0-5519.

      10(e) Deferred Compensation Plan and Deferred Compensation Trust effective as of December 16, 1993, and Deferred Compensation Agreement of the Registrant dated December 31, 1994, incorporated by reference to Exhibit 10(e) of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1994, SEC File No. 0-5519.

      11 Statement Re Computation of Per Share Earnings incorporated by reference to Exhibit 11 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and
                Exhibit 11 of the Registrant's Quarterly Report on Form 10-Q filed for the quarter ended September 30, 1996, SEC File No. 0-5519.

      21 List of Subsidiaries of the Registrant incorporated by reference to Exhibit 21 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, SEC File No. 0-5519.

      23(a)     Consent of KPMG Peat Marwick LLP.

      23(b) Consent of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. incorporated by reference to Exhibit 5.

      24        Powers of Attorney.

(b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM 22. UNDERTAKINGS.

      (a)(1) The undersigned Registrant hereby undertakes:

             (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
             (x) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (y) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (z) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

             (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")
      (and, where applicable, each filing of an employee benefit plan's annual report to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on this 18th day of December, 1996.

                                        ASSOCIATED BANC-CORP



                                        By:  /s/ Harry B. Conlon
                                             -----------------------------
                                             Harry B. Conlon,
                                             Chairman, President and
                                             Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



       Signature                        Title                        Date
       ---------                        -----                        ----
/s/ Harry B. Conlon      Chairman, President, Chief            December 18, 1996
-----------------------  Executive Officer and a Director
Harry B. Conlon          (Principal Executive Officer)

/s/ Robert C. Gallagher  Executive Vice President and a        December 18, 1996
-----------------------  Director
Robert C. Gallagher


/s/ Joseph B. Selner     Senior Vice President, Chief          December 18, 1996
-----------------------  Financial Officer and Principal
Joseph B. Selner         Financial and Accounting Officer

           *                        Director                   December 18, 1996
-----------------------
Robert Feitler

          *                     Director          December 18, 1996
-----------------------
Ronald R. Harder

          *                     Director          December 18, 1996
-----------------------
John S. Holbrook, Jr.

          *                     Director          December 18, 1996
-----------------------
William R. Hutchinson

          *                     Director          December 18, 1996
-----------------------
James F. Janz

          *                     Director          December 18, 1996
-----------------------
John C. Meng

          *                     Director          December 18, 1996
-----------------------
J. Douglas Quick

     *Brian R. Bodager hereby signs this registration statement on December 18, 1996 on behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to a power of attorney filed herewith.


                                        *By:/s/ Brian R. Bodager
                                        ------------------------
                                            Brian R. Bodager

                                 EXHIBIT INDEX

Exhibit No.

    2 Agreement and Plan of Merger dated as of November 6, 1996 among the Registrant and Centra Financial, Inc., incorporated by reference to Exhibit A to the Proxy Statement/Prospectus of the Registrant and Centra Financial, Inc. (the "Proxy
           Statement/Prospectus").

    3(a) Articles of Incorporation, as amended and restated, incorporated by reference to Exhibit 3 of the Registrant's Quarterly Report on Form 10-Q filed for the quarter ended June 30, 1993, SEC File No. 0-5519.

    3(b) Bylaws, as amended, incorporated by reference to Exhibit 3(b) of the Registrant's Quarterly Report on Form 10-Q filed for the quarter ended September 30, 1991, SEC File No. 0-5519.

    4 The Registrant has outstanding certain long term debt. None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries. Thus, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the Commission upon request.

    5 Form of Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. regarding legality of issuance of the Registrant's securities.

    8 Form of Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. regarding certain federal income tax matters.

    10(a) The 1982 Incentive Stock Option Plan of the Registrant incorporated by reference to Exhibit 10 to Annual Report on Form 10-K for fiscal year ended December 31, 1987.

    10(b) The Restated Long-Term Incentive Stock Option Plan of the Registrant incorporated by reference to Exhibit 10 filed with the Registrant's registration statement (33-86790) on Form S-8 filed under the Securities Act of 1933.

    10(c) Deferred Compensation Agreement dated November 1, 1986 between Associated Bank Green Bay, National Association and Robert
           C. Gallagher incorporated by reference to Exhibit 10(c) of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1992, SEC File No. 0-5519.

    10(d)  Change of Control Plan of the Registrant effective April 25,
           1994 incorporated by reference to Exhibit 10(d) of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1994, SEC File No. 0-5519.

    10(e) Deferred Compensation Plan and Deferred Compensation Trust effective as of December 16, 1993, and Deferred Compensation Agreement of the Registrant dated December 31, 1994, incorporated by reference to Exhibit 10(e) of the Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1994, SEC File No. 0-5519.

    11 Statement Re Computation of Per Share Earnings incorporated by reference to Exhibit 11 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and Exhibit 11 of the Registrant's Quarterly Report on Form 10-Q filed for the quarter ended September 30, 1996, SEC File No. 0-5519.

    21 List of Subsidiaries of the Registrant incorporated by reference to Exhibit 21 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, SEC File No. 0-5519.

    23(a)  Consent of KPMG Peat Marwick LLP.

    23(b)  Consent of Reinhart, Boerner, Van Deuren, Norris &
           Rieselbach, s.c. incorporated by reference to Exhibit 5.

    24     Powers of Attorney.